CONFIDENTIAL EXECUTION VERSION SHARE PURCHASE AGREEMENT by and among: ERMETIC LTD., as Purchaser; VULCAN CYBER LTD., as the Company; THE SHAREHOLDERS OF THE COMPANY, as Sellers and SHAREHOLDER REPRESENTATIVE SERVICES LLC, as representative, agent and attorney-in-fact of the Indemnitors and for purposes of Section 12.2 only, TENABLE, INC. Dated as of January 29, 2025

CONFIDENTIAL

TABLE OF CONTENTS

			Page
1.	PURCHASE AND SALE		1
	1.1	Share Purchase	1
	1.2	Treatment of Equity Awards	2
	1.3	Treatment of Company Warrants and Company SAFEs.	3
	1.4	Consideration for Sale Shares	4
	1.5	Escrow Contribution	5
	1.6	Closing Balance Sheet; Closing Consideration Spreadsheet.	5
	1.7	Purchase Price Adjustment	6
	1.8	Withholding	9
	1.9	Allocation of Consideration	11
	1.10	Section 102 Trustee	11
2.	CLOSING		11
	2.1	Closing Date	11
	2.2	Seller and Company Closing Deliverables	12
	2.3	Purchaser Closing Deliverables	13
3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		14
	3.1	Organizational Matters	14
	3.2	Capital Structure	15
	3.3	Authority and Due Execution	19
	3.4	Non-Contravention and Consents	19
	3.5	Financial Statements	20
	3.6	No Liabilities; Indebtedness	22
	3.7	Litigation	23
	3.8	Taxes	23
	3.9	Title to Properties; Sufficiency and Condition of Assets	28
	3.10	Bank Accounts.	30
	3.11	Intellectual Property and Related Matters	30
	3.12	Government Contracting	38
	3.13	Compliance with Laws; Permits.	38
	3.14	Brokers' and Finders' Fees	41
	3.15	Restrictions on Business Activities	41
	3.16	Employee Matters; Benefit Plans	41
	3.17	Environmental Matters.	47
	3.18	Material Contracts	48
	3.19	Insurance.	49
	3.20	Transactions with Related Parties.	49
	3.21	Books and Records.	50
	3.22	Absence of Changes	50
	3.23	Product and Service Warranties	50
	3.24	Major Suppliers, Major Customers, and Major Resellers	50
4.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS		51
	4.1	Authority and Due Execution	51
	4.2	Non-Contravention and Consents.	51
	4.3	Litigation	52

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CONFIDENTIAL

	4.4	Title and Ownership.	52
	4.5	Due Organization.	52
	4.6	Brokers' and Finders' Fees.	53
	4.7	Assets.	53
	4.8	Sellers' Representative.	53
	4.9	Solvency.	53
	4.10	Tax Withholding Information.	53
	4.11	Experience; Reliance.	53
	4.12	Allocation of Consideration.	53
	4.13	Controlled Foreign Corporation.	53
	4.14	No Other Representations.	54
5.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		54
	5.1	Standing	54
	5.2	Authority and Due Execution	54
	5.3	Non-Contravention.	54
	5.4	Litigation.	55
	5.5	Financing	55
	5.6	Broker	55
6.	CERTAIN COVENANTS OF THE PARTIES		55
	6.1	Access and Investigation.	55
	6.2	Operation of the Business of the Company and the Acquired Companies.	56
	6.3	Notification.	59
	6.4	No Solicitation or Negotiation.	60
	6.5	Reserved.	60
	6.6	Termination/Amendment of Agreements.	60
	6.7	Repayment of Insider Receivables.	61
	6.8	Communications with Employees.	61
	6.9	Payoff Letters; Company Transaction Expenses.	61
	6.10	Tail Insurance.	62
	6.11	Restriction on Transfer.	62
	6.12	Joinder Agreements	62
	6.13	Seller Counterparts	62
	6.14	Confidentiality.	62
	6.15	Waiver of Pre-Emptive Rights and Restrictions.	63
7.	ADDITIONAL COVENANTS OF THE PARTIES		63
	7.1	Commercially Reasonable Efforts.	63
	7.2	Public Announcements.	66
	7.3	Tax Matters.	66
	7.4	Parachute Payments.	68
	7.5	Employee Matters.	69
	7.6	Israeli Tax Pre-Rulings.	71
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		72
	8.1	Accuracy of Representations.	72
	8.2	Performance of Covenants.	73
	8.3	Reserved.	73
	8.4	No Material Adverse Effect.	73
	8.5	No Restraints.	73

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CONFIDENTIAL iii 8.6 No Legal Proceedings ...................................................................................................... 73 8.7 Reserved........................................................................................................................... 73 8.8 Section 280G Shareholder Approval ............................................................................... 73 8.9 Tail Insurance .................................................................................................................. 73 8.10 Employees ........................................................................................................................ 74 8.11 No Outstanding Securities ............................................................................................... 74 8.12 Restrictive Covenant Agreements .................................................................................... 74 8.13 Proxy Signatories ............................................................................................................. 74 8.14 Other Closing Deliverables .............................................................................................. 74 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS ............................................ 74 9.1 Accuracy of Representations ........................................................................................... 74 9.2 Performance of Covenants ............................................................................................... 75 9.3 No Restraints .................................................................................................................... 75 9.4 Other Closing Deliverables .............................................................................................. 75 10. TERMINATION ........................................................................................................................... 75 10.1 Termination Events .......................................................................................................... 75 10.2 Termination Procedures ................................................................................................... 76 10.3 Effect of Termination ....................................................................................................... 76 11. INDEMNIFICATION, ETC. ........................................................................................................ 76 11.1 Survival of Representations, Etc. ..................................................................................... 77 11.2 Indemnification ................................................................................................................ 78 11.3 Limitations ....................................................................................................................... 81 11.4 No Contribution, Etc. ....................................................................................................... 82 11.5 Defense of Third-Party Claims ........................................................................................ 82 11.6 Indemnification Claim Procedure .................................................................................... 83 11.7 Exercise of Remedies Other Than by Purchaser .............................................................. 87 11.8 Exclusive Remedy ........................................................................................................... 87 11.9 No Duplication ................................................................................................................. 87 11.10 Certain Tax Indemnity Procedures .................................................................................. 88 12. MISCELLANEOUS PROVISIONS ............................................................................................. 89 12.1 Sellers’ Representative .................................................................................................... 89 12.2 Performance of Covenants ............................................................................................... 90 12.3 Further Assurances .......................................................................................................... 91 12.4 No Waiver Relating to Claims for Fraud ......................................................................... 92 12.5 Fees and Expenses ........................................................................................................... 92 12.6 Attorneys’ Fees ................................................................................................................ 92 12.7 Notices ............................................................................................................................. 92 12.8 Headings .......................................................................................................................... 93 12.9 Counterparts; Execution and Exchange by Electronic Means ......................................... 93 12.10 Governing Law; Dispute Resolution ............................................................................... 94 12.11 Successors and Assigns ................................................................................................... 94 12.12 Remedies Cumulative; Specific Performance.................................................................. 95 12.13 Waiver .............................................................................................................................. 95 12.14 Waiver of Jury Trial ......................................................................................................... 95 12.15 Amendments .................................................................................................................... 95 12.16 Severability ...................................................................................................................... 95 12.17 Parties in Interest ............................................................................................................. 95

CONFIDENTIAL iv 12.18 Entire Agreement ............................................................................................................. 96 12.19 Disclosure Schedule ......................................................................................................... 96 12.20 Construction ..................................................................................................................... 96 12.21 Waiver of Conflicts .......................................................................................................... 97

CONFIDENTIAL v EXHIBITS AND SCHEDULES EXHIBIT A Certain Definitions EXHIBIT B-1 Form of General Restrictive Covenant Agreement EXHIBIT B-2 Form of Institutional Holder Restrictive Covenant Agreement EXHIBIT C Form of Escrow Agreement EXHIBIT D Form of Release EXHIBIT E Form of Paying Agent Agreement EXHIBIT F Form of Optionholder Acknowledgement Agreement EXHIBIT G Form of Share Transfer Deed EXHIBIT H Form of Affidavit of Lost Certificate EXHIBIT I Closing Consideration Spreadsheet Certificate EXHIBIT J Company Closing Certificate EXHIBIT K Form of Ungranted Equity Award Acknowledgement EXHIBIT L Resignation Letter EXHIBIT M Company Officer Certificate EXHIBIT N Form of Spousal Consent SCHEDULE 1 List of Selling Shareholders SCHEDULE 2 Key Employees SCHEDULE 3 List of Sellers and Key Employees Signing Restrictive Covenant Agreement SCHEDULE 4 Illustrative Closing Working Capital Amount Calculation SCHEDULE 5 Company SAFEs SCHEDULE 6 Company Warrants SCHEDULE 1.2 Pre-Closing Options Grant SCHEDULE 1.2(b) Specified Continuing Employee SCHEDULE 1.2(c) Vested Options SCHEDULE 1.6(b) Information to be set forth on the Closing Consideration Spreadsheet SCHEDULE 1.8(b)(iv) Form of Declaration SCHEDULE 6.2 Purchaser Consent Parties SCHEDULE 6.6(a) Agreements to be Terminated/Amended as of the Closing SCHEDULE 6.6(b) D&O Indemnification Agreements SCHEDULE 6.9 List of Payoff Letters SCHEDULE 6.12 Form of Joinder Agreement SCHEDULE 7.4(f) Parent RSU Grants SCHEDULE 8.3(b) Required Third Party Consents

CONFIDENTIAL SHARE PURCHASE AGREEMENT THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 29, 2025 (the “Agreement Date”), by and among: (a) Ermetic Ltd., a company organized under the laws of the State of Israel; (b) Vulcan Cyber Ltd., a company organized under the laws of the State of Israel (the “Company”); (c) the selling shareholders (including by virtue of conversion of the Company SAFEs pursuant to Section 1.3(c)) of the Company set forth on Schedule 1 hereto (together the “Sellers” and each a “Seller”); (d) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Indemnitors and (e) for purposes of Section 12.2 only, Tenable, Inc., a Delaware Corporation (“Parent Guarantor”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Exhibit A. RECITALS A. Sellers collectively own and will own as of immediately prior to the Closing all of the issued and outstanding share capital of the Company, which consist as at the date hereof of (a) 6,164,674 Company Ordinary Shares; (b) 4,709,055 Series Seed Preferred Shares; (c) 5,529,574 Series A Preferred Shares; and (d) 8,866,395 Series B Preferred Shares (all issued and outstanding Company Ordinary Shares, Series Seed Preferred Shares, Series A Preferred Shares and Series B Preferred Shares being collectively referred to as the “Company Shares”) (all issued and outstanding Company Shares as at the date hereof and all Company Converted Shares issued after the date of this Agreement pursuant to the conversion of the SAFEs and the exercise of Company Warrants and Company Options or otherwise being collectively referred to as the “Sale Shares”). B. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to acquire from Sellers all of the Sale Shares, and Sellers desire to sell to Purchaser all of the Sale Shares (the sale and purchase of the Sale Shares pursuant to the terms of this Agreement being referred to as the “Share Purchase”). C. As a material inducement and condition to the willingness of Purchaser to enter into this Agreement and consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement, (i) each of the individuals listed on Schedule 2 to this Agreement (each such individual, a “Key Employee”) is entering into an employment agreement or offer letter in a form acceptable to Purchaser (an “Employment Agreement”) describing the employment terms and conditions between the Company and such Key Employee, which shall each be contingent upon and become effective as of the Closing and (ii) each of the Sellers and the Key Employees identified on Schedule 3 to this Agreement is entering into a restrictive covenant agreement in favor of the Company and Purchaser in the form of Exhibit B-1 hereto (a “General Restrictive Covenant Agreement”) or Exhibit B-2 hereto (an “Institutional Holder Restrictive Covenant Agreement” and together with the General Restrictive Covenant Agreement, the “Restrictive Covenant Agreements”), which shall each be contingent upon and become effective as of the Closing. AGREEMENT The parties to this Agreement, intending to be legally bound, agree as follows: 1. PURCHASE AND SALE 1.1 Share Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for the payments set forth in Section 1.4, each Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from such Seller, all of the Sale

CONFIDENTIAL 2 Shares held by such Seller, in each case, free and clear of all Liens, other than transfer restrictions imposed by applicable securities Legal Requirements. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be obligated to complete the purchase and transfer of any Sale Shares unless the sale and transfer of all of the Sale Shares is completed simultaneously. 1.2 Treatment of Equity Awards. (a) Vested Company Options. Subject to Section 1.5, Section 1.7, Section 1.8, Section 1.10, Section 2, Section 8, Section 11 and Section 12.1(e), at the Closing, each Company Option (or portion thereof), other than an Underwater Option, that is outstanding, unexercised and vested immediately prior to the Closing, (each, a “Vested Option”), shall, without any action on the part of Purchaser, the Company or the holder thereof, be cancelled, terminated and extinguished, and the holder thereof (including any Seller) shall be entitled to receive for each such Vested Option, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the aggregate number of Company Ordinary Shares issuable upon the exercise of such Vested Option, multiplied by (ii) an amount equal to (A) the Post-Preference Per Share Amount minus (B) the per share exercise price of such Vested Option; provided that as a condition to payment of any amounts owed to such holder, such holder shall have duly executed and delivered an Optionholder Acknowledgement Agreement to the Company. The aggregate amount payable to each holder of a Vested Option at the Closing shall be set forth on the Closing Consideration Spreadsheet. (b) Unvested Company Options. Subject to Section 1.8, Section 1.10, Section 2 and Section 8, at the Closing, each Company Option (or portion thereof), other than an Underwater Option, that is outstanding, unexercised and unvested immediately prior to the Closing and held by a then-current employee or service provider of the Company or any of its Subsidiaries (each, an “Unvested Option”), shall be cancelled and substituted, in full satisfaction of the rights of such holder with respect thereto, without any action on the part of Parent, Purchaser, the Company or the holder thereof, and each holder thereof (including any Seller) who continues to be employed by or in service with Parent or any of its Subsidiaries (including the Company) as of immediately following the Closing shall be entitled to receive for each such Unvested Option, a Restricted Stock Unit (“RSU”) Award (an “Unvested RSU Award”) which will be based on a number of shares of Parent Common Stock (rounded down to the nearest whole share of Parent Common Stock) equal to (i) (A) the aggregate number of Company Ordinary Shares issuable upon the exercise of such Unvested Option (assuming it were fully vested), multiplied by (B) an amount equal to (1) the Post-Preference Per Share Amount minus (2) the per share exercise price of such Unvested Option divided by (ii) the Parent Closing Stock Price. Following the Closing, each RSU subject to an Unvested RSU Award shall vest in substantially equal quarterly installments on the applicable Quarterly Date over the aggregate remaining vesting period of the Unvested Option’s Original Vesting Schedule, subject to continued employment or service of the holder thereof with Parent or any of its Subsidiaries (including the Company) on the applicable vesting date with each such installment to be settled as soon as reasonably practicable following such vesting date (and in each case subject to applicable withholdings and Taxes); provided, however, that in any event, each RSU subject to an Unvested RSU Award shall vest and settle no later than March 15th of the year following the year in which the corresponding portion of the Unvested Option would have vested pursuant to the Unvested Option’s Original Vesting Schedule; provided, further that any holder of Unvested Options designated as a “Specified Continuing Employee” on Schedule 1.2(b) hereto shall, in lieu of any Unvested RSU Award, be instead entitled to receive in respect of each such Unvested Option an amount in cash as specified in the Closing Consideration Spreadsheet. Such Unvested RSU Award shall be subject to forfeiture on the same terms and conditions as are provided for in Parent’s standard form of Restricted Stock Unit Award. and shall be subject to the terms of the Parent Equity Plan. The size of the Unvested RSU Award to be granted to each holder of an Unvested Option at the Closing shall be set forth on the Closing Consideration Spreadsheet. Notwithstanding anything to the contrary in this Agreement, Unvested RSU Awards issued

CONFIDENTIAL 3 as a result of the substitution of Section 102 Unvested Options, shall be issued under a qualified equity incentive plan adopted by Parent and filed with the ITA, and deposited with the Purchaser’s trustee (appointed by Parent in accordance with the provisions of the Ordinance and approved by the ITA to hold securities under Section 102 and the underlying shares granted under Parent’s equity plan under which such 102 Unvested RSU Award are being assumed) to be held and released in accordance with the provisions of Section 102, the Israeli Option Tax Pre-Ruling, the Interim Option Tax Ruling and/or any other approval that may be issued by the ITA. (c) Termination of Certain Company Options. Subject to Section 1.2(b), Purchaser shall not assume any Company Options under this Agreement or otherwise. At the Closing, any Company Option that is not a Vested Option or an Unvested Option shall be cancelled, terminated and extinguished at the Closing and no consideration shall be paid or payable with respect thereto. Notwithstanding anything to the contrary in this Section 1.2, in the event that prior to the Closing, Purchaser reasonably determines that the issuance of any Vested Options set forth on Schedule 1.2(c) would reasonably be expected to violate applicable Legal Requirements or result in any Tax liability to Purchaser or its Affiliates, then such Vested Option shall be cancelled, and Purchaser and the Company shall discuss in good faith alternative methods to address such Vested Option in a manner mutually acceptable to the Company and Purchaser (it being understood that any treatment that places the holders of such Vested Option in substantially the same economic position as they would have been if the Vested Option in accordance with Section 1.2(a)). (d) Actions. Promptly following the Agreement Date, and in any event prior to the Closing, the Company shall take all actions that may be necessary or required (under any Stock Plan, any applicable Legal Requirement, the applicable stock option award agreements or otherwise) to: (i) ensure that, from and after the Closing, each holder of a Company Option shall have no rights with respect thereto other than the rights, if any, specifically provided to such holder in respect of such Company Option in this Section 1.2, (ii) to effectuate the provisions of this Section 1.2 applicable to the Company and (iii) to effectuate a moratorium precluding the exercise of any Company Options from and including the Agreement Date through and including the Closing Date. (e) Optionholder Acknowledgement Agreement. Within five (5) Business Days of Agreement Date, the Company shall send to each anticipated holder of a Vested Option an Optionholder Acknowledgment Agreement in the form attached hereto as Exhibit F (the “Optionholder Acknowledgement Agreement”) and shall use its commercially reasonable efforts to cause each such holder of a Company Option to execute and return such Optionholder Acknowledgement Agreement; provided that the execution of such Optionholder Acknowledgement Agreement by an applicable holder of a Vested Option shall only be a condition to payment of the applicable portion of the consideration specified in Section 1.2 to such applicable holder of a Vested Option (but not a condition to payment to any other holder). The Company shall provide Purchaser with a copy of each executed Optionholder Acknowledgement Agreement promptly following receipt. (f) Payment. Following the Closing, and subject to Section 1.10 and the receipt of the Optionholder Acknowledgement Agreement duly executed by the applicable holder, if such holder is required to execute such Optionholder Acknowledgement Agreement, Purchaser shall, no later than the second payroll cycle following such delivery, cause to be paid (as applicable) through Purchaser’s or the applicable Acquired Company’s standard payroll practices, to each holder of a Vested Option the consideration specified in Section 1.2 (subject to applicable withholding Tax), without interest. 1.3 Treatment of Company Warrants and Company SAFEs. (a) Company Warrant. No Company Warrant shall be assumed or continued by Purchaser or the Company in connection with the Share Purchase or the other Contemplated Transactions.

CONFIDENTIAL 4 Subject to Section 1.5, Section 1.7, Section 1.8, Section 2, Section 8, Section 11 and Section 12.1(e), each Company Warrant that is outstanding and unexercised immediately prior to the Closing (each, an “Outstanding Warrant”), shall be cancelled, terminated and extinguished, and the holder thereof (including any Seller) shall be entitled to, without any action on the part of Parent, Purchaser, the Company or the holder thereof, receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (i) the aggregate number of Company Shares issuable upon the exercise of such Outstanding Warrant multiplied by (ii) an amount equal to, if any, (A) the Post-Preference Per Share Amount minus (B) the per share exercise price of such Outstanding Warrant; provided that as a condition to payment of any amounts owned to such holder, such holder shall have duly executed and delivered a warrant cancellation agreement, in a form acceptable to Purchaser (the “Warrant Cancellation Agreement”), to the Company. The Company shall enter into, and procure that the holder of any outstanding Company Warrant enters into, a Warrant Cancellation Agreement at or prior to Closing. The aggregate amount payable to each holder of an Outstanding Warrant at the Closing shall be set forth on the Closing Consideration Spreadsheet. Each Company Warrant that has an exercise price payable in respect of a Company Ordinary Share subject to such Company Warrant that equals or exceeds the Post-Preference Per Share Amount shall be cancelled for no consideration without any action on the part of Parent, Purchaser, the Company or the holder thereof. (b) Warrant Payment. At Closing and subject to the receipt of the Warrant Cancellation Agreement duly executed by the holder of the Company Warrant, Purchaser shall cause to be paid to the Paying Agent for the benefit of such holder of such Outstanding Warrant, the consideration specified in Section 1.3(a). (c) Company SAFEs. No Company SAFE shall be assumed or continued by Purchaser or the Company in connection with the Share Purchase or the other transactions contemplated hereby. Immediately prior to the Closing, each Company SAFE that is issued and outstanding as of immediately prior to the Closing shall automatically be converted into the Company Converted Shares and thereafter deemed cancelled, terminated and extinguished, and the Company shall be considered to have discharged any and all undertakings and obligations thereunder, save for such rights, entitlements and obligations attributed to the holders of the Company Converted Shares pursuant to this Agreement. By executing this Agreement, each holder of Company SAFE irrevocably: (i) agrees to surrender, at the Closing, its respective Company SAFE to the Company for cancellation; (ii) agrees that upon the issuance of the Company Converted Shares to such holder of Company SAFE as provided herein, all obligations, liabilities and undertakings of the Company in favor of such holder of Company SAFE under the applicable Company SAFE shall terminate and shall be fully discharged and released, without any further action on the part of the Company or such holder of Company SAFE, whether or not the Company SAFE is surrendered to the Company for cancellation; (iii) agrees that such holder of Company SAFE shall have no further rights or remedies under, or in respect of, such Company SAFE and such Company SAFE shall no longer be of any force or effect; (iv) irrevocably consents to the calculation of the conversion price applied with respect to its Company SAFE as set forth in the Estimated Closing Consideration Spreadsheet, notwithstanding any term to the contrary in the respective Company SAFE; and (v) waives any and all conditions and restrictions applying to the payment or conversion of any amount paid by or due to such Company SAFE Holder pursuant to the Company SAFE, including any notice requirements therein. 1.4 Consideration for Sale Shares. Subject to Section 1.5, Section 1.7, Section 1.8, Section 1.10, Section 2, Section 8, Section 11, Section 12.1(e) the consideration payable by or on behalf of Purchaser to each Seller for each Sale Share held by such Seller shall consist of (without duplication) (a) in the case of each Series B-1 Preferred Share held by such Seller, if any, an amount in cash equal to the Series B-1 Liquidation Preference Amount, (b) in the case of each Series B Preferred Share held by such Seller, if any, an amount in cash equal to the Series B Liquidation Preference Amount and (c) in the case of all other Sale Shares not described in the foregoing clauses (a) and (b) held by such Seller, if any, an amount

CONFIDENTIAL 5 in cash equal to the Post-Preference Per Share Amount. The aggregate amount payable to each Seller at the Closing shall be set forth on the Closing Consideration Spreadsheet. 1.5 Escrow Contribution. (a) Escrow Funding. At the Closing, Purchaser shall withhold from the consideration that would otherwise be payable to each Indemnitor pursuant to Section 1.3 or Section 1.4 and deposit or cause to be deposited to the Escrow Agent an aggregate amount equal to such Indemnitor’s Pro Rata Share of the Escrow Amount. (b) Escrow Agreement. Each of the Escrow Fund and the Tax Escrow Fund: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of an escrow agreement to be entered into by and among Purchaser, the Sellers’ Representative and the Escrow Agent on the Closing Date, in substantially the form of Exhibit C, which remains subject to review and comments by the Company, the Sellers and the Sellers’ Representative prior to Closing (the “Escrow Agreement”); (ii) except as otherwise required by any Legal Requirement, shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Neither the Escrow Fund, the Tax Escrow Fund (or any portion thereof), nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by any Indemnitor. 1.6 Closing Balance Sheet; Closing Consideration Spreadsheet. (a) Estimate Delivery. At least three (3) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and (ii) an estimated Closing Consideration Spreadsheet containing all of the information identified on Schedule 1.6(a) (the “Estimated Closing Consideration Spreadsheet”), in each case, in form and substance reasonably satisfactory to Purchaser, together with documentation satisfactory to Purchaser in support of the calculation of the amounts set forth therein. (b) Closing Balance Sheet; Closing Consideration Spreadsheet. On the Closing Date but prior to the Closing, the Company shall deliver to Purchaser (i) a consolidated balance sheet of the Acquired Companies as of the Closing Date (the “Closing Balance Sheet”), and (ii) a spreadsheet, in substantially the form and containing the information set forth on Schedule 1.6(b) (the “Closing Consideration Spreadsheet”), in the case of each of clause (i) and (ii), reflecting the changes agreed to the Estimated Closing Statement pursuant to Section 1.6(a). (c) Accounting Principles; Working Capital. Each of the Estimated Closing Balance Sheet and the Closing Balance Sheet shall: (i) be prepared in accordance with the Accounting Principles and (ii) set forth in reasonable detail the calculation of the Closing Cash Amount, the Closing Indebtedness Amount, the Company Transaction Expense Amount, the Closing Working Capital Amount and the Accrued Tax Amount in a manner consistent with the definitions thereof and otherwise in accordance with the terms of this Agreement. During the period after the delivery of the Estimated Closing Statement and prior to the Closing, the Company shall grant Purchaser and its Representatives access at reasonable times and places and upon reasonable advance written notice to the work papers (subject to the execution of customer work paper access letters, if requested) and other financial records of the Company relating to the preparation of the Estimated Closing Statement, Closing Balance Sheet and Closing Consideration Spreadsheet, in each case as Purchaser may reasonably request in connection with its review of the Estimated Closing Statement, Closing Balance Sheet and Closing Consideration Spreadsheet, and will otherwise cooperate in good faith with Purchaser’s and its Representatives’ review of the Estimated

CONFIDENTIAL 6 Closing Statement, Closing Balance Sheet and Closing Consideration Spreadsheet; provided that such access would not be in breach of any Legal Requirement and does not unreasonably interfere with the normal business operations of the Company. Nothing in this Section 1.6 shall limit any of the rights of any Indemnitee as set forth in Section 11. 1.7 Purchase Price Adjustment. (a) Closing Statement. Within one hundred twenty (120) days following the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a statement prepared in accordance with the Accounting Principles (the “Closing Statement”) setting forth Purchaser’s good faith determination of: (i) each of the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Working Capital Amount, any Working Capital Surplus Amount, any Working Capital Shortfall Amount, the Accrued Tax Amount and the Company Transaction Expense Amount (each, an “Adjustment Amount”); (ii) the Final Adjustment Amount; and (iii) any Upwards Adjustment Amount or Downwards Adjustment Amount resulting therefrom, in each case accompanied by reasonable supporting calculations. (b) Objection Period. The Sellers’ Representative shall have forty-five (45) days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Purchaser shall grant the Sellers’ Representative and its Representatives access (including electronic access, if applicable), at reasonable times and places and upon reasonable advance written notice, to the books and records, work papers (subject to the execution of customary work paper access letters, if requested) and other financial records of the Company relating to preparation of the Closing Statement, including the calculation of the Adjustment Amounts set forth in the Closing Statement and to Purchaser’s (or such Acquired Company’s) personnel directly involved in the preparation of the Closing Statement, as reasonably requested by the Sellers’ Representative in connection with its review of the Closing Statement during the Objection Period and Purchaser, the Company and their respective Representatives shall reasonably cooperate in good faith with the Sellers’ Representative, in connection with its review (at the Sellers’ Representative’s sole cost and expense on behalf of the Indemnitors); provided that such access would not be in breach of any applicable Legal Requirement and does not unreasonably interfere with the normal business operations of Purchaser, the Company or any of their respective Affiliates. Upon the expiration of the Objection Period, the Sellers’ Representative shall be deemed to have accepted the Closing Statement and the calculation of each Adjustment Amount set forth therein, which shall be deemed final, non-appealable and binding for all purposes under this Agreement, unless the Sellers’ Representative shall have provided Purchaser with a written notice of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Objection Notice”), specifying each disputed Adjustment Amount (each, a “Disputed Item”) and setting forth in reasonable detail the basis for disputing each Disputed Item and supporting calculation therefor. All Adjustment Amounts that are not Disputed Items shall be deemed final, non-appealable and binding for all purposes under this Agreement following the earlier of the expiration of the Objection Period and the delivery of an Objection Notice. Purchaser shall have thirty (30) days from the date on which it receives the Objection Notice (such period, the “Response Period”) to review and respond to the Objection Notice, and the Sellers’ Representative shall work together with Purchaser in good faith during the Response Period or any mutually agreed extension thereof to resolve each Disputed Item. If at any time (including following referral of Disputed Items to the Accounting Referee) Purchaser and the Sellers’ Representative agree upon a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, then the Closing Statement and the calculation of each Adjustment Amount and any Upwards Adjustment Amount or Downwards Adjustment Amount set forth therein, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for all purposes under this Agreement. If any Disputed Item has not been resolved during the Response Period or any mutually agreed extension thereof, then either Purchaser or the Sellers’ Representative may refer such Disputed Item to an independent auditor of recognized national standing associated with one of the “big-four” accounting firms, not affiliated with Purchaser or

CONFIDENTIAL 7 the Company, jointly selected by the Purchaser and the Sellers’ Representative (and which auditor, for the avoidance of doubt, will not be the independent registered public accounting firm of either party unless mutually agreed in writing by Purchaser and the Sellers’ Representative) (the “Accounting Referee”) to make a final, non-appealable and binding determination as to all Disputed Items that remain unresolved as of the time of such referral pursuant to the terms of this Agreement. The Accounting Referee shall act as an expert and not as an arbitrator and shall consider only those issues raised in the Closing Statement or the Objection Notice. The Accounting Referee shall be directed to make a determination of each Disputed Item in accordance with Section 1.7(c) promptly, but no later than thirty (30) days, after its acceptance of its appointment. Purchaser and the Sellers’ Representative agree to reasonably cooperate with the Accounting Referee in the performance of its duties and use commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 1.7(b) as promptly as practicable, but not later than fifteen (15) days, after the end of the Response Period, including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. (c) Dispute Resolution. (i) If any Disputed Item is referred to the Accounting Referee for resolution pursuant to Section 1.7(b), then the Accounting Referee shall determine only with respect to such Disputed Item submitted whether such Disputed Item as set forth in the Closing Statement requires adjustment based on the Accounting Principles and this Agreement and the amount of any such required adjustment. Purchaser and the Sellers’ Representative shall be entitled to submit presentations and other documentation to support their respective calculations of each such Disputed Item to the Accounting Referee and shall instruct the Accounting Referee to, and the Accounting Referee shall, make its determination based solely on such documentation and presentations submitted by the Sellers’ Representative and Purchaser in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review; provided that the foregoing shall not preclude the Accounting Referee from conducting independent research as to proper application of the Accounting Principles or the terms of this Agreement. With respect to each submitted Disputed Item, the Accounting Referee’s determination shall be within the range of values assigned to such Disputed Item by Purchaser and the Sellers’ Representative and rely on the definitions of financial items (such as “Cash”, “Indebtedness”, “Working Capital” and all other applicable definitions) set forth in this Agreement. The Accounting Referee will not have the power to (A) alter, amend or otherwise affect any provision contained in this Section 1.7 or elsewhere in this Agreement or (B) make any determination regarding the Adjustment Amounts or this Agreement or the Contemplated Transactions other than with respect to the Disputed Items submitted to it pursuant to Section 1.7(b). Any finding by the Accounting Referee shall be in writing and shall: (1) include the Accounting Referee’s determination of each Disputed Item submitted to it; (2) state in reasonable detail the findings of fact and calculations on which its determination is based; (3) be final, non-appealable and binding upon Purchaser, the Sellers’ Representative and the Indemnitors, absent manifest error or fraud; and (4) be accompanied by a certificate from the Accounting Referee certifying that it reached such findings in accordance with the provisions of this Section 1.7. A judgment upon the award rendered by the Accounting Referee may be entered in any court having jurisdiction over the subject matter thereof, and each party agrees that it shall not have any right to, and shall not, initiate any other action, suit or other proceeding challenging the determination of the Accounting Referee other than to the extent that such action, suit or other proceeding is initiated in good faith to assert that such determination was inconsistent with the terms of this Section 1.7. The existence and terms of any dispute with respect to the Closing Statement shall be kept confidential by Purchaser, the Sellers’ Representative and the Indemnitors; provided, however, that: (I) Purchaser and the Sellers’ Representative may discuss such dispute with those of their respective representatives, advisors, attorneys, directors, officers and employees who agree to keep the existence and the terms such dispute confidential; and (II) Purchaser, the Sellers’ Representative and their Affiliates may disclose such

CONFIDENTIAL 8 information to the extent such information is required to be disclosed by any applicable Legal Requirement; and (III) the Sellers’ Representative may discuss such dispute with the Indemnitors who have a reasonable need to know such information, provided that such Indemnitors are subject to confidentiality obligations with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, this Section 1.7 shall not interfere with or impede the operation of, or otherwise limit the indemnification or other obligations of any Indemnitor pursuant to Section 11 with respect to any Company Indebtedness, Accrued Tax Amount or Company Transaction Expense that was not included on the Closing Consideration Spreadsheet or the Closing Statement, provided there is no duplication. (ii) The Expenses of the Accounting Referee shall be borne by Purchaser and the Sellers’ Representative (on behalf of the Indemnitors in accordance with their respective Pro Rata Share) in the same proportion that the aggregate dollar amount of Disputed Items that are not resolved in favor of such party, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For illustrative purposes only, if the Sellers’ Representative asserts Disputed Items in an amount equal to $1,000,000, but the Accounting Referee determines that the Sellers’ Representative has a valid claim for only $100,000, the Sellers’ Representative will bear ninety percent (90%) of the Expenses of the Accounting Referee and Purchaser will bear the other ten percent (10%) of such Expenses. Each of Purchaser and the Sellers’ Representative (on behalf of the Indemnitors) shall bear the Expenses of its own Representatives incurred by it in connection with the matters contemplated by this Section 1.7. (d) Adjustment. If, upon the final determination of the Closing Statement and each of the Adjustment Amounts as provided in Section 1.7(b) or Section 1.7(c), as applicable: (i) the Estimated Adjustment Amount exceeds the Final Adjustment Amount (such excess, expressed as a positive number, the “Downwards Adjustment Amount”; provided that if the Estimated Adjustment Amount exceeds the Final Adjustment Amount by an amount less than $150,000, the Downwards Adjustment Amount shall be deemed to be $0), then: (A) the Sellers’ Representative and Purchaser shall issue joint written instructions to the Escrow Agent to pay the Downwards Adjustment Amount to Purchaser from the Adjustment Escrow Amount to the extent thereof; (B) if the Adjustment Escrow Amount exceeds the Downwards Adjustment Amount, then the Sellers’ Representative and Purchaser shall issue joint written instructions to the Escrow Agent to release to the Paying Agent from the Escrow Fund such excess amount for further distribution to each Indemnitor in an amount equal to such Indemnitor’s Pro Rata Share of such excess amount; and (C) if the Adjustment Escrow Amount is insufficient to cover the full Downwards Adjustment Amount, then, each Indemnitor shall pay such Indemnitor’s Pro Rata Share of the amount of such shortfall (expressed as a positive number) in the Downwards Adjustment Amount to Purchaser; and (ii) the Final Adjustment Amount exceeds the Estimated Adjustment Amount (such excess, expressed as a positive number, the “Upwards Adjustment Amount”; provided that if the Final Adjustment Amount exceeds the Estimated Adjustment Amount by an amount less than $150,000, the Upwards Adjustment Amount shall be deemed to be $0), then (A) Purchaser shall pay, or cause to be paid, to the Paying Agent on behalf of the Indemnitors an amount in cash equal to the Upwards Adjustment Amount for further distribution to each Indemnitor in an amount equal to such Indemnitor’s Pro Rata Share of the Upwards Adjustment Amount and (B) the Sellers’ Representative and Purchaser shall issue joint written instructions to the Escrow Agent to release to the Paying Agent from the Escrow Fund the Adjustment Escrow Amount, for further distribution to each Indemnitor in an amount equal to such Indemnitor’s Pro Rata Share of the Adjustment Escrow Amount. (iii) Any instruction to the Escrow Agent required to be delivered pursuant to Section 1.7(d)(i) shall be delivered, and any payment required to be made by the Sellers pursuant to Section 1.7(d)(i) or Purchaser pursuant to Section 1.7(d)(ii) shall be made: (x) if no Objection Notice is

CONFIDENTIAL 9 delivered by the Sellers’ Representative during the Objection Period, within ten (10) Business Days following the expiration of the Objection Period; or (y) if the Sellers’ Representative delivers an Objection Notice within the Objection Period, within ten (10) Business Days following the final determination of each of the Adjustment Amounts as provided in Section 1.7(b) or 1.7(c), as applicable. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to make any payment pursuant to Section 1.7 until it receives from the Sellers’ Representative an updated Closing Consideration Spreadsheet setting forth the additional payments to be made to each Indemnitor based on its Pro Rata Share of the payment amount (or confirmation from Sellers’ Representative that it may rely on the Pro Rata Share set forth in the Closing Consideration Spreadsheet at Closing). To the extent permitted by applicable Legal Requirements, any payment made pursuant to this Section 1.7 shall be treated by all parties (including for Tax purposes) as an adjustment to the aggregate consideration paid for the Company Securities in connection with the Share Purchase. 1.8 Withholding. (a) Notwithstanding anything to the contrary contained in this Agreement, each of the Paying Agent, the Escrow Agent, Purchaser, the Section 102 Trustee, the Company and each of their respective agents and Affiliates (each, a “Withholding Agent”) shall be entitled (a) to deduct and withhold from any amounts payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as the applicable Withholding Agent reasonably determines are required to be deducted or withheld therefrom or in connection therewith under any U.S., Israeli or other Tax Legal Requirement, including the Code, the Ordinance and any provision of state, local or non-U.S. Tax law or any other Legal Requirement, and (b) to be provided with any necessary Tax forms, including Internal Revenue Service (“IRS”) Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information The aforesaid entitlement to deduct and withhold Taxes applies, for the avoidance of doubt, to any consideration payable to any Indemnitor with respect to such Indemnitor’s Pro Rata Share of the Escrow Amount and the Expense Fund Amount; provided that in the event that a Withholding Agent is required to withhold Taxes at Closing with respect to the Expense Fund Amount, then such withholding will instead be deducted from the consideration that is otherwise payable to the relevant Indemnitor at Closing, in order to ensure that the funds actually being transferred to the Expense Fund shall equal the Expense Fund Amount. (b) To the extent such amounts are so deducted or withheld and timely remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Withholding Agent shall furnish the Payee with reasonable documentation evidencing such Tax withholding. (c) Notwithstanding the provisions of Section 1.8(a) above, the Paying Agent shall provide Purchaser, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3(c) of the Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes consideration that will be transferred to the Seller at future dates) (the “Paying Agent Undertaking”), with respect to Israeli Tax, and the following provisions shall apply: (i) Any consideration payable to any Person pursuant to this Agreement (excluding holders of Section 102 Securities and Section 3(i) Company Options) (a “Payee”) shall be retained by the Paying Agent for the benefit of each such Payee for a period of one hundred eighty (180) days from the Closing (or, with respect to any consideration payable or otherwise deliverable upon release from the Escrow Fund, the Tax Escrow Fund or Expense Fund after the Closing, ninety (90) days from the date on which such consideration, or portion thereof, is released to the Paying Agent for the benefit of the applicable Payee) or an earlier date required in writing by such Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time no amount shall be withheld from such

CONFIDENTIAL 10 consideration payable to a Payee, except as provided below or as requested in writing by the ITA), and during which time each Payee may obtain (or, if one already exists, present to the Paying Agent) a certificate or ruling issued by the ITA in form and substance reasonably acceptable to Purchaser (which, for the avoidance of doubt, solely with respect to: (a) and any holders of Company Securities whose Company Shares (in whole or in part) originate from conversion of convertible securities, convertible loans, convertible instruments, SAFEs or like instruments; (b) any Payee that is, or has ever been, subject to any holdback or reverse vesting mechanism or has been an employee of any of any Acquired Company; (c) any Payee whose Company Securities are held by a trustee or nominee; (d) any person with respect to which consideration is paid pursuant to this Agreement to a trustee or nominee; or (e) the Knowledge Employees (clauses (a) through (e), but excluding YLV III, L.P., the “Specified Holders”) shall require that Purchaser is provided an opportunity to review, comment and approve the application to the ITA prior to its submission, which approval shall not be unreasonably withheld, conditioned or delayed), (i) exempting Purchaser from the duty to withhold Israeli Taxes with respect to such Payee, (ii) determining the applicable rate of Israeli Taxes to be withheld from the payment due to such Payee, or (iii) providing any other instructions regarding the payment or withholding with respect to the applicable portion of the consideration due to such Payee (a “Valid Certificate”). For any payment of consideration under this Agreement made directly to any Payee who is not a Specified Holder, a valid and applicable certificate issued by the ITA under Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 5737- 1977 not specific to the transactions contemplated herein shall be deemed a Valid Certificate, subject to the limitations provided under such approval. In the event that no later than three (3) Business Days prior to the Withholding Drop Date a Payee submits to Purchaser and the Paying Agent, a Valid Certificate, the Paying Agent, shall act in accordance with the provisions of such Valid Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Legal Requirements (other than Israeli Tax Legal Requirements) and the balance of the payment that is not withheld shall be promptly paid to such Payee. (ii) If any Payee (i) does not provide Purchaser or the Paying Agent with a Valid Certificate, by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to Purchaser or the Paying Agent to release the amounts held by the Paying Agent to such Payee, prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from the amounts payable to such Payee shall be calculated according to the applicable withholding rate (calculated in NIS based on a US$:NIS exchange rate on the date of making such payment to such Payee) as reasonably determined by Purchaser and the Paying Agent in accordance with the ITO. Such amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to such Payee the balance of the amount due to such Payee that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Legal Requirements (other than Israeli Tax Legal Requirements). Any currency conversion commissions will be borne by the applicable Payee and deducted from payments to be made to such Payee. (iii) Notwithstanding anything to the contrary herein, any payments made to holders of Section 3(i) Company Options, Section 102 Shares and Section 102 Options will be subject to deduction or withholding of Israeli Tax under the Ordinance on the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, unless with respect to holders of Section 3(i) Company Options, Section 102 Options and/or Section 102 Shares, the Israeli Option Tax Pre-Ruling (or the Interim Option Tax Ruling) shall have been obtained before the sixteenth (16th) day of the calendar month following the month during which the Closing occurs, and in such case, Purchaser or the Company, or any Person acting on their behalf shall act in accordance with the Israeli Option Tax Pre-Ruling (or Interim Option Tax Ruling).

CONFIDENTIAL 11 (iv) Notwithstanding anything to the contrary herein, with respect to holders of Company Options who are not Israeli residents for Israeli tax purposes and who did not receive such Company Options in consideration for work or services provided, in part or in whole, to the Company and who were granted such awards in consideration solely for work or services performed outside of Israel (and will provide Purchaser, prior to any payment to them, with a validly executed declaration to the satisfaction of Purchaser and its advisors in the form attached hereto as Schedule 1.8(b)(iv) regarding their non-Israeli residence and confirmation that they were granted such awards in consideration solely for work or services performed outside of Israel and not for the Company), such payments shall not be subject to any withholding or deduction of Israeli Tax and shall be made directly through the employing entity’s payroll or accounts payable system, subject to any withholding required under applicable Legal Requirements. (v) In the event that the Withholding Agent receives a demand from the ITA to withhold any amount and transfer it to the ITA, the Withholding Agent (i) shall notify the applicable Payee of such matter reasonably promptly after receipt of such demand, and provide such Payee with reasonable time (but in no event less than twenty-one (21) days unless otherwise required by the ITA or any applicable Legal Requirements) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such Payee to the Withholding Agent, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Payee. 1.9 Allocation of Consideration. Each Seller hereby acknowledges and agrees that the payment by or on behalf of Purchaser to such Seller of the amounts contemplated by the Closing Consideration Spreadsheet as owed to such Seller pursuant to Section 1.4 shall, subject to Sections 1.5, 1.7, 1.8 and 11, collectively constitute all amounts owed to such Seller by Purchaser, and shall fully satisfy and extinguish all obligations and Liabilities owed to such Seller, pursuant to this Agreement as consideration for the sale or other disposition of such Seller’s Company Securities. 1.10 Section 102 Trustee. Notwithstanding anything in this Agreement to the contrary, subject to the terms of the Israeli Option Tax Pre-Ruling and the Interim Option Tax Ruling, if obtained any cash consideration payable or otherwise deliverable to holders of Section 102 Securities and Section 3(i) Company Options shall be transferred to the Section 102 Trustee to be held in trust on behalf of the holders of Section 102 Securities, all pursuant to the requirements of the Israeli Option Tax Pre-Ruling and the Interim Option Tax Ruling, if obtained, Section 102 and Section 3(i) of the Ordinance and the Paying Agent shall deliver any cash received by it payable to a holder of Section 102 Securities and Section 3(i) Company Options to the Section 102 Trustee; and (b) all Unvested RSU Awards deliverable to holders of Section 102 Options, which shall be issued under an equity incentive plan adopted by Parent and filed with the ITA, shall be deposited with the Purchaser’s trustee (appointed by Parent in accordance with the provisions of the Ordinance and approved by the ITA to hold securities under Section 102 and the underlying shares granted under Parent’s equity plan under which such 102 Unvested RSU Award are being assumed) to be held in trust on behalf of the holders of Section 102 Options, all pursuant to the requirements of the Israeli Option Tax Pre-Ruling and the Interim Option Tax Ruling, if obtained. 2. CLOSING. 2.1 Closing Date. The consummation of the Share Purchase (the “Closing”) shall take place remotely by electronic exchange of documents and signatures unless another manner of Closing is mutually agreed upon by the Company and Purchaser, at 7:00 a.m. (Eastern Time), on a date to be designated by Purchaser, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the

CONFIDENTIAL 12 last to be satisfied or waived of the conditions set forth in Sections 8 and 9 (other than those conditions which, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” 2.2 Seller and Company Closing Deliverables. At the Closing, the Company shall deliver or cause to be delivered to Purchaser: (a) a duly executed transfer deed in the form attached hereto as Exhibit G, evidencing the transfer of such Company Shares to Purchaser free and clear of any Liens other than transfer restrictions imposed by applicable securities Legal Requirements, accompanied by their respective share certificates or an affidavit evidencing that such certificate was lost or never issued, in the form attached hereto as Exhibit H; (b) a certificate, in the form attached hereto as Exhibit I, duly executed on behalf of the Company by the chief executive officer of the Company (in his capacity as such), certifying that all of information set forth on the Closing Consideration Spreadsheet is accurate and complete as of the Closing (the “Closing Consideration Spreadsheet Certificate”); (c) a true and correct copy of the Company’s share register reflecting the transfer of all Sale Shares to Purchaser, as confirmed by a duly executive officer of the Company; (d) (1) a printout from the Israeli Registrar of Companies, dated no later than two (2) Business Days prior to the Closing Date, reflecting that (x) the Company is not delinquent in payment of its annual fees or the filing of any annual reports, and (y) the Company has not been noted as being in breach of its legal filing requirements and (2) duly executed Payoff Letter or other documentation stating that all Liens relating to the assets and properties of the Acquired Companies securing such Indebtedness (if any) shall be, upon the payment of the amount described in the Payoff Letter on the Closing Date, released and terminated; (e) the Closing Consideration Spreadsheet and related supporting documentation in accordance with Section 1.6; (f) release agreements, substantially in the form of Exhibit D (the “Releases”), dated as of the Closing Date and duly executed by each Seller; (g) a certificate, in the form attached hereto as Exhibit J, duly executed on behalf of the Company by the chief executive officer of the Company (in his capacity as such) and dated as of the Closing Date, certifying that each of the conditions set forth in Section 8 (other than, to the extent pertaining to a representation, warranty, covenant or obligation of any Seller, the conditions set forth in Sections 8.1 and 8.2) have been duly satisfied (the “Company Closing Certificate”); (h) the written resignations, in the form attached hereto as Exhibit L, of each individual who is a director of the Company or a statutory officer of the Company’s Delaware subsidiary 1 in accordance with Section 6.10, effective as of the Closing; (i) the FIRPTA Statement with respect to Vulcan Cyber, Inc.;

CONFIDENTIAL 13 (j) certificates of good standing (or equivalents thereof to the extent applicable) dated no earlier than five (5) Business Days prior to the Closing Date as to the good standing (or equivalent thereof) of Vulcan Cyber, Inc. in its jurisdiction of incorporation or formation; (k) digital media evidencing the documents that were Made Available to Purchaser; (l) a certificate of any authorized officer of the Company (in his capacity as such), in the form attached hereto as Exhibit M (“Company Officer Certificate”), certifying and attaching: (i) the Charter Documents of the Company in effect as of the Closing; (ii) a copy of the duly executed and dated written resolutions adopted by the Board approving this Agreement and the other Contemplated Transactions; (iii) if applicable, the resolutions adopted by the shareholders of the Company referred to in Section 8.8; (m) the Closing Balance Sheet; (n) the Escrow Agreement, duly executed by the Sellers’ Representative; (o) the Paying Agent Agreement, duly executed by the Sellers’ Representative; (p) any Joinder Agreements not previously delivered to Purchaser and required to be delivered under Section 6.12; (q) acknowledgement letters (each, an “Ungranted Equity Award Acknowledgement”), in each case in substantially the form attached hereto as Exhibit K, duly executed by each of the Option Release Individuals listed on Section 3.2(j) of the Disclosure Schedule, reflecting the cancellation of such Option Release Individual’s Ungranted Equity Awards in exchange for the applicable Ungranted Equity Award Payment listed on Section 3.2(j) of the Disclosure Schedule; and (r) spousal consents, in substantially the form of Exhibit N, duly executed by the spouse of each Seller who is married and residing in a community property state. 2.3 Purchaser Closing Deliverables. At the Closing: (a) Purchaser shall, subject to Section 1.8, transmit or cause to be transmitted to the following Persons, by wire transfer of immediately available funds to such Person’s account set forth on the Closing Consideration Spreadsheet: (i) to the Paying Agent, for further distribution to each Seller, and holder of an Outstanding Warrant at the Closing, as applicable, an amount equal to (A) the aggregate amount payable to the Sellers and holders of Outstanding Warrants at the Closing pursuant to Section 1.4 minus (B) the aggregate portion of the Escrow Amount payable by the Sellers and holders of Outstanding Warrants at the Closing minus (C) aggregate portion of the Expense Fund Amount payable by the Sellers and holders of Outstanding Warrants at the Closing, in each case, as set forth on the Closing Consideration Spreadsheet; (ii) to the Paying Agent, for further distribution to the Section 102 Trustee, to hold in trust and distribute pursuant to the terms and conditions of Section 102 of the Ordinance and the Israeli Option Tax Pre-Ruling (and the Interim Option Tax Ruling, if obtained), on behalf of each holder of Section 102 Securities and Section 3(i) Company Options, an amount equal to (A) the aggregate amount payable to the holders of Section 102 Securities and Section 3(i) Company Options, aggregate portion of the Expense Fund Amount payable by the holders of such of Section 102 Securities and Section 3(i) Company Options, in each case, as set forth on the Closing Consideration Spreadsheet;

CONFIDENTIAL 14 (iii) to each creditor of any Acquired Company that delivers a Payoff Letter, the portion of the Closing Indebtedness Amount set forth in such Payoff Letter, as set forth on the Closing Consideration Spreadsheet; (iv) to each Person entitled to receive a payment included in the Company Transaction Expense Amount that is not subject to employment or similar Tax withholding by any Acquired Company, such payment, as set forth on the Closing Consideration Spreadsheet; (v) to the payroll account of the applicable Acquired Company, (A)(I) the aggregate consideration payable in respect of each Vested Option (other than a Section 102 Option or a Section 3(i) Company Option) minus (II) aggregate portion of the Expense Fund Amount payable by the holders of such Vested Options and (B) any payment included in the Company Transaction Expense Amount that is subject to Tax withholding by any Acquired Company, in the case of each of clauses (A) and (B), as set forth on the Closing Consideration Spreadsheet; (vi) to the Escrow Agent, the Escrow Amount; (vii) to the account specified by the Sellers’ Representative, the Expense Fund Amount; (b) Purchaser shall deliver to the Company the Escrow Agreement, duly executed by the Escrow Agent and Purchaser; and (c) Purchaser shall deliver to the Company the Paying Agent Agreement, duly executed by the Paying Agent and Purchaser. 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY Except as specifically set forth in the Disclosure Schedule prepared by the Company in accordance with Section 12.19 and delivered to Purchaser prior to the execution and delivery of this Agreement, the Company represents and warrants, to and for the benefit of the Indemnitees as follows: 3.1 Organizational Matters. (a) Organization, Standing and Power to Conduct Business. Each Acquired Company: (i) has been duly organized, and is validly existing and in good standing (or equivalent status), under the Legal Requirements of the jurisdiction of its organization; (ii) has the requisite power and authority to own, lease, distribute and operate its properties and to carry on its business as now being conducted and as currently proposed by such Acquired Company to be conducted; and (iii) is duly qualified, licensed and admitted to do business, and is in good standing (or equivalent status), in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such qualification, license or admission necessary except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.1(a) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business. (b) Charter Documents. (i) The Company has Made Available to Purchaser true, correct and complete copies of: (i) the Charter Documents of each Acquired Company, as amended to date, each in full force and effect as of the date of this Agreement; (ii) the share and other security registers with respect to each Acquired Company; and (iii) the minutes and other records of the meetings and other proceedings

CONFIDENTIAL 15 (including any actions taken by written consent or otherwise without a meeting) of the shareholders and other securityholders, the board of directors (or similar body) and all committees of the board of directors (or similar body) (if any) of each Acquired Company. (ii) All actions taken and all transactions entered into by each Acquired Company have been duly approved by all necessary action of the board of directors (or similar body), shareholders and other securityholders of such Acquired Company to the extent such actions and transactions required such approval under applicable Legal Requirements. There has been no material violation of any of the provisions of the Charter Documents of any Acquired Company or the Securityholders’ Agreements and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s shareholders, other securityholders or board of directors (or similar body). The books of account, share and other security registers and individual securityholders’ accounts, minute books and other records of each Acquired Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with commercially reasonable business practices and all applicable Legal Requirements in all material respects. (c) Directors and Officers. Section 3.1(c) of the Disclosure Schedule sets forth a true, correct and complete list of, as of the date of this Agreement: (i) the names of the members of the board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company. (d) Subsidiaries. Section 3.1(d) of the Disclosure Schedule sets forth a true, correct and accurate list identifying each Entity in which any Acquired Company owns, holds or has any right to acquire any share capital or other equity, voting, financial, beneficial or ownership interest, the jurisdiction of organization of such Entity, and the classification of such Entity for U.S. federal income tax purposes (e.g., as a corporation, partnership or disregarded entity) for all periods since such Entity’s formation. Other than the Equity Interests identified in Section 3.1(d) of the Disclosure Schedule, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity, voting, financial, beneficial or ownership interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in, or capital contribution to, any Entity. None of the Acquired Companies has guaranteed or is responsible or liable for any obligation of any other Entity. (e) Predecessors. There are no Entities that have been merged into or consolidated with or that otherwise are predecessors to any Acquired Company. (f) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except for any power of attorney executed on behalf of a Subsidiary of the Company in favor of the Company). (g) Bankruptcy. Each Acquired Company is in good standing and no formal request has been made for its annulment or its dissolution and it is not in bankruptcy or subject to any Insolvency Related Procedure. 3.2 Capital Structure. (a) Share Capital. (i) The authorized share capital of the Company consists of: (A) 44,053,419 Company Ordinary Shares, (B) 4,799,040 Series Seed Preferred Shares, (C) 5,529,574 Series A Preferred

CONFIDENTIAL 16 Shares, (D) 13,474,690 Series B Preferred Shares and (E) 10,000,000 Series B-1 Preferred Shares. (ii) As of the date of this Agreement: (A) there are 6,164,674 Company Ordinary Shares issued and outstanding; (B) there are 19,105,024 Company Preferred Shares issued and outstanding, consisting of: (1) 4,709,055 Series Seed Preferred Shares; (2) 5,529,574 Series A Preferred Shares; (3) 8,866,395 Series B Preferred Shares; and (4) no Series B-1 Preferred Shares and (C) the Company has no other issued or outstanding shares of Company Shares. All of the outstanding shares of Company Shares have been duly authorized and validly issued, are fully paid and non-assessable and, other than as set forth in the Company Charter, are not subject to any preemptive rights. No Company Shares are subject to any right of repurchase, option or forfeiture provision or any restriction on transfer (other than restrictions on transfer imposed by virtue of applicable securities laws and the restrictions imposed under the Company Charter). (iii) No Company Shares are deferred or dormant shares or are held as treasury shares or are owned by the Company or any other Acquired Company. The Company has never declared or paid any dividends on any Company Shares, and there are no accrued dividends remaining unpaid with respect to any Company Shares. Each Company Preferred Share is convertible into one (1) Company Ordinary Share. (iv) Section 3.2(a)(iv) of the Disclosure Schedule sets forth an accurate and complete list as of the date hereof of the holders of all the issued and outstanding Company Shares and the class, series and number of Company Shares owned of record by each such holder. (v) Section 3.2(a)(v) of the Disclosure Schedule sets forth an accurate and complete list as of the date hereof of the holders of outstanding share capital and other Equity Interests of each Acquired Company (other than the Company) and the class, series and number of such shares owned of record by each such holder. (b) Company Options. The Company has reserved 5,477,214 Company Ordinary Shares for issuance under the Company’s Stock Plan, as to which Company Options to purchase an aggregate of 3,670,086 Company Ordinary Shares are outstanding as of the date of this Agreement and Company Options to purchase an aggregate of 1,158,584 Company Ordinary Shares remain available for future grants as of the date of this Agreement. Section 3.2(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) with respect to holders of Company Options who are engaged by the Acquired Companies at the Agreement Date, the country of residence of the holder of such Company Option; (iii) the total number of Company Ordinary Shares that are subject to such Company Option and the number of Company Ordinary Shares with respect to which such Company Option is immediately exercisable; (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule for such Company Option, including the terms of any acceleration of such vesting, and the status of such Company Option as fully vested, partially vested or unvested; (vi) whether such Company Option is early exercisable; (vii) the exercise price per Company Ordinary Share purchasable under such Company Option; (viii) the Stock Plan under which such Company Option was granted; (ix) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code; (x) whether such Company Option is subject to Section 409A of the Code; and (xi) whether such Company Option was granted under Section 102 or Section 3(i) of the Ordinance, and with respect to Company Options granted under Section 102 whether it was elected to treat such option under the capital gain route or ordinary income route. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”). Each grant of a Company Option has been authorized by all necessary corporate action, including, as applicable, approval by the board of directors of the Company or similar body (or a duly constituted and authorized

CONFIDENTIAL 17 committee thereof) and any required shareholder approval by the necessary number of votes or written consents. Each award agreement governing the grant of a Company Option was duly executed and delivered by each party thereto and is in full force and effect. Each grant of a Company Option was made under a Stock Plan and otherwise in accordance with the terms of the Stock Plan pursuant to which such Company Option was granted and all applicable Legal Requirements in all material respects. The per-share exercise price of each Company Option granted (other than if granted to an individual or entity that is exclusively an Israeli taxpayer) was equal to or greater than the fair market value of a Company Ordinary Share Grant Date, as determined in accordance with Section 409A of the Code. All Company Options with respect to Company Ordinary Shares that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of, or a consultant to, any of the Acquired Companies. Each exercise of a Company Option complied with the terms of the Stock Plan pursuant to which such Company Option was granted, all Contracts applicable to such Company Option and all Legal Requirements. The Company has Made Available to Purchaser accurate and complete copies of each Stock Plan, each form of agreement used thereunder and each Contract pursuant to which any Company Option is outstanding. True, correct and complete copies of all material tax rulings, opinions, written correspondence and filings by the Company with the ITA relating to each Stock Plans and any awards thereunder have been Made Available to Purchaser. Except as set forth in Section 3.2(b) of the Disclosure Schedule, no Company Options have terms or provisions that differ from or are inconsistent in any material respect with such form agreements. Except as provided in Section 1.2, from and after the Closing, no individual who held a Company Option at any time prior to the Closing will have any rights with respect to such Company Option. From and after the Closing: (A) no holder of a Vested Option will have any rights with respect to such Vested Option other than the right to receive cash in respect thereof as contemplated by Section 1.2(a); and (B) no holder of an Unvested Option will have any rights with respect to such Unvested Option other than the right to receive an Unvested RSU Award in respect thereof as contemplated by Section 1.2(b). The treatment of the Company Options in accordance with Section 1.2 is permitted under each Stock Plan, all Contracts applicable to such Company Options and all Legal Requirements. All Company Options granted pursuant to Section 102 of the Ordinance were granted under an employee option plan deemed approved, or not rejected within 30 days from filing, by the ITA under the capital gains route of Section 102 of the Ordinance, qualify for treatment under the capital gain route thereunder, were duly and timely deposited in accordance with the provisions of Section 102 of the Ordinance with the Section 102 Trustee and comply in all material respects with the requirements of Section 102 the rules and regulations promulgated pursuant thereto and the published guidelines of the ITA (including without limitation the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012). (c) Company Warrants. Section 3.2(c) of the Disclosure Schedule accurately sets forth, with respect to each Outstanding Warrant: (i) the name of the holder of such Outstanding Warrant; (ii) the class, series and total number of Company Ordinary Shares that are subject to such Company Warrant and the class, series and number of Company Shares with respect to which such Outstanding Warrant is immediately exercisable; (iii) the date on which such Outstanding Warrant was issued and the term of such Company Warrant; (iv) the vesting schedule for such Outstanding Warrant; and (v) the exercise price per Company Share purchasable under such Outstanding Warrant. The Company has Made Available to Purchaser an accurate and complete copy of each Outstanding Warrant. (d) Company SAFEs. Section 3.2(d) of the Disclosure Schedule sets forth a true, correct and complete list of each outstanding Company SAFEs, including the (i) holder of such Company SAFE, (ii) the date and purchase amount of such Company SAFE. True, correct and complete copies of each Company SAFE have been made available to Purchaser. (e) No Other Securities. The Sale Shares represent all of the issued and outstanding Company Shares. Except for the Equity Interests identified on Section 3.2(a)(iv) and Section 3.2(a)(v) of the Disclosure Schedule, the Company Options identified on Section 3.2(b) of the Disclosure Schedule and

CONFIDENTIAL 18 the Ungranted Equity Awards identified on Section 3.2(j) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, restricted stock, restricted stock unit, stock appreciation right, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any share of share capital or any other security of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share of share capital (or cash or other property based on the value of such share) or any other security of any Acquired Company; (iii) Contract pursuant to which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any share of share capital or any other security, including any promise or commitment to grant or issue any security of any Acquired Company to an employee of, or other provider of services to, any Acquired Company; (iv) Contract pursuant to which any Acquired Company is or may become obligated to issue, distribute or otherwise deliver to any holder of any share of Company Shares any evidence of Indebtedness or asset of any Acquired Company; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person owns, or is entitled to acquire or receive, any share of share capital or other security of any Acquired Company. (f) No Agreements. Other than the Charter Documents, the relevant Securityholders’ Agreements or Contracts relating to the grant or exercise of Company Options, or the issuance of Company Shares upon the exercise of Company Options, in each case, as Made Available to Purchaser, there is no Contract between any Acquired Company and any holder of securities of any Acquired Company, or between or among any holders of securities of any Acquired Company, relating to the issuance, acquisition (including any acquisition pursuant to any buy-sell agreement or any right of first refusal or preemptive right), disposition, registration under the Securities Act, or voting of any securities of any Acquired Company. There are no Company Contracts relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing. (g) Compliance with Laws. All shares, options and other securities that have ever been issued or granted by any Acquired Company have been issued and granted in material compliance with: (i) all applicable securities laws and all other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts (including the Securityholders’ Agreements Made Available to Purchaser, any Stock Plan, any Contract relating to any option and any Contract relating to any warrant) and in all applicable Charter Documents and Securityholders’ Agreements. No share or any other security issued by any Acquired Company was issued in violation of any preemptive right or other right to subscribe for or purchase any security of any Acquired Company. (h) Repurchased Shares. The Company has never repurchased, redeemed or otherwise reacquired, and there is no pending exercise of a right by the Company to repurchase, redeem or otherwise reacquire, any shares in its share capital or other securities. (i) Subsidiary Shares. All of the share capital of, and other equity, voting, beneficial or ownership interests in, each Acquired Company (other than the Company) are owned by another Acquired Company free and clear of any Liens, other than transfer restrictions imposed by applicable securities Legal Requirements. No Acquired Company (other than the Company) has the right to vote on or approve any of the Contemplated Transactions. None of the share capital of, and no other equity, voting, beneficial, financial or ownership interest in, any Acquired Company (other than the Company) is subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of any share capital of, or any other equity, voting, beneficial, financial or ownership interest in, any Acquired Company. (j) Ungranted Equity Awards. Section 3.2(j) of the Disclosure Schedule sets forth a complete and correct list of: (i) each Company Associate or other Person with an offer letter or other

CONFIDENTIAL 19 Contract that specifically contemplates a grant of any equity award to purchase Company Ordinary Shares or any other security of any Acquired Company, or who has otherwise been promised (verbally or in writing) any equity award or security of any Acquired Company (each, an “Option Release Individual”) that has not been granted or issued prior to the Agreement Date; and (ii) if applicable, the number, type and terms (including vesting terms) of any such equity award or other security of the Company, or any other Acquired Company, promised but not granted to each such Option Release Individual (each, an “Ungranted Equity Award”). 3.3 Authority and Due Execution. (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each other Company Transaction Document and to consummate the Share Purchase and other Contemplated Transactions. The execution, delivery and performance of this Agreement and the other Company Transaction Documents by the Company, and the consummation of the Share Purchase and other Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Company and its board of directors, and no other corporate proceedings on the part of the Company or any other Acquired Company are necessary to authorize the execution, delivery or performance of this Agreement or any of the other Company Transaction Documents by the Company or to consummate the Share Purchase or any of the other Contemplated Transactions. (b) Due Execution. This Agreement has been, and each other Company Transaction Document has been or will be, duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto (other than the Sellers) and thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. (c) There is no “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation applicable to this Agreement or the Share Purchase, and any anti-takeover provision in the Charter Documents shall not be applicable to Purchaser or any of the Acquired Companies or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Share Purchase or any of the other transactions contemplated by this Agreement. 3.4 Non-Contravention and Consents. (a) Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the Share Purchase or the other Contemplated Transactions and the performance of this Agreement and the other Transaction Documents will not: (i) conflict with or violate any of the Charter Documents of any Acquired Company or any resolution adopted by the shareholders (or holders of other equity securities), the board of directors or any committee of the board of directors or similar governing body of any of the Acquired Companies; (ii) materially conflict with or violate any applicable Legal Requirement to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies is subject; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of any Acquired Company or materially alter the rights or obligations of any Person under, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets of any Acquired Company pursuant to, any Company Contract (other than a Permitted Lien); or (iv) materially contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by any of the Acquired Companies or that otherwise relates to any Acquired Company’s business or to any of the assets owned or used by any Acquired Company.

CONFIDENTIAL 20 (b) Contractual Consents. Other then as provided in Section 3.4(b) of the Disclosure Schedule, no Consent under any Company Contract is required to be obtained from, and no Acquired Company is or will be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of any of the Contemplated Transactions. (c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Acquired Company in connection with the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of any of the Contemplated Transactions other than filings with the Registrar of Companies of the State of Israel (which are required to be made following Closing). (d) Size of Person. The Company does not satisfy any size-of-person test under the HSR Act, as determined in accordance with 16 C.F.R. 801.11. 3.5 Financial Statements. (a) Financial Statements. (i) The Company has Made Available to Purchaser the following financial statements: (A) audited consolidated financial statements (consisting of consolidated balance sheets, consolidated statement of comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in shareholders’ equity) of the Company as of and for the fiscal years ended January 31, 2024 and January 31, 2023; and (B) unaudited consolidated financial statements consisting of unaudited consolidated balance sheets (as of each monthly period in 2024 through December 31, 2024 (the balance sheet as of December 31, 2024, the “Latest Balance Sheet”)) and unaudited monthly consolidated statements of comprehensive loss (for each monthly period from February 1, 2024 until December 31, 2024). The financial statements referred to in the first sentence of this Section 3.5(a) are referred to collectively as the “Financial Statements.” (ii) The Financial Statements (i) are derived from and in accordance with the Books and Records of the Company and its Subsidiaries, (ii) complied as to form, in all material respects, with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present, in all material respects, the consolidated financial condition of the Company and its consolidated Subsidiaries at the dates therein indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and its consolidated Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material in amount), and (iv) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each Acquired Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete Books and Records in written or electronic form. (b) Internal Controls. Each Acquired Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances: (i) that transactions, receipts and expenditures are executed in accordance with appropriate authorizations of management and the Board; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization; (iv) regarding prevention of or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies; and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and

CONFIDENTIAL 21 appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of any Acquired Company’s internal control over financial reporting that could adversely affect such Acquired Company’s ability to record, process, summarize or report financial information to such Acquired Company’s management and board of directors. There is not, and there has not been, any fraud, whether or not material, that involves or involved any, current or former, director, member of management, consultant or any other employee, including those who have or have had a significant role in any Acquired Company’s internal controls. Neither the Acquired Companies nor, to the Knowledge of the Company, any Representative of the Acquired Companies has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Acquired Companies or their internal accounting controls or any material inaccuracy in the Acquired Companies’ financial statements. No attorney representing any Acquired Company has reported to the Board or any committee thereof or to any director or officer of any Acquired Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by such Acquired Company or its Representatives. Each Acquired Company’s internal controls over financial reporting have been, and are effective, with regular and periodic testing. Section 3.5(b) of the Disclosure Schedule lists, and the Company has Made Available to Purchaser, all written descriptions of, and all policies, manuals and other documents promulgating, such internal controls. There has been no material change in the Acquired Companies accounting policies since January 1, 2021, except as may be described in the Financial Statements. (c) Accounts Receivable. All of the accounts receivable of the Acquired Companies arose in the Ordinary Course of Business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP, are bona fide and collectible in full and are not contingent on any future deliverables. No Person has any Lien (other than Permitted Liens) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Latest Balance Sheet. (d) Insider Receivables. Section 3.5(d) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts, if any, owed (including any Indebtedness) to any Acquired Company by any Company Associate or any Seller (any such amount owed to any Acquired Company, an “Insider Receivable”). (e) Certain Accounting Practices. Other than as identified in the footnotes to the Financial Statements, no Acquired Company has changed its accounting policies or practices in any material respect since January 1, 2021. (f) There are no, and have never been, government-sponsored tax incentive and grant programs of any Governmental Entity of which each of the Acquired Companies is, or has been, a beneficiary or which have been in effect prior to the date of this Agreement and no pending applications therefor (the “Government Programs”), including without limitation all those made available through IIA (the “IIA Programs”). There are: (i) no benefits received under any such Government Program and there are no further benefits available for future use by them under any such Government Program; (ii) there have been no time periods in which the Acquired Companies received benefits under any such Government Program; (iii) no research and development programs for which any such Government Program was approved; (iv) no current and future obligations of Acquired Companies under any such Government Program; (v) no royalty rates or other repayment amounts applicable to any such Government Program; (vi) no types of revenues/products from which royalty or other payments are required to be made under any such Government Program (vii) no payments made by the Acquired Companies prior to the date of this Agreement with respect to any such Government Program; and (viii) no currently outstanding financial

CONFIDENTIAL 22 Liabilities of the Acquired Companies under any such Government Programs. The Acquired Companies do not have obligations under IIA Programs except for general obligations as prescribed by applicable Legal Requirement. The consummation of the Contemplated Transactions shall not result in: (i) the payment of royalties or other fees to any Governmental Entity or (ii) any rights being required to be granted or transferred to any Governmental Entity, in each case pursuant to applicable Government Programs. 3.6 No Liabilities; Indebtedness. (a) Absence of Liabilities. No Acquired Company has any Liability of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP whether due or to become due and whether or not determinable), other than: (i) liabilities identified in the Latest Balance Sheet; (ii) current liabilities incurred subsequent to the date of the Latest Balance Sheet in the Ordinary Course of Business or any liabilities accounted for as a Company Transaction Expense; (iii) obligations that (A) exist under Company Contracts (including deferred revenues), (B) are expressly set forth in and identifiable by reference to the text of such Company Contracts (other than the payment of liquidated damages or arising as a result of a default or breach thereof) and (C) are not required to be identified as liabilities in a balance sheet prepared in accordance with GAAP; and (iv) commitments that (A) were incurred in the Ordinary Course of Business and (B) are described in Section 3.6(a) of the Disclosure Schedule. The liabilities and obligations referred to in clauses (ii) and (iii) of the preceding sentence are not material, individually or in the aggregate, to the financial position, results of operations or cash flows of the Acquired Companies. None of the Acquired Companies is or has ever been a party to any “off balance sheet arrangement.” (b) Indebtedness. Section 3.6(b) of the Disclosure Schedule sets forth an accurate and complete list of all Company Indebtedness as of the date of this Agreement, identifying the name of the creditor or creditors to which such Indebtedness is owed, the type of instrument under which such Indebtedness is evidenced or the agreement under which such Indebtedness was incurred and the aggregate principal amount of such Indebtedness as of the close of business on the date of this Agreement. No Company Indebtedness contains any restriction upon: (i) the prepayment of any of such Indebtedness; (ii) the incurrence of any other Indebtedness by any Acquired Company; or (iii) the ability of any Acquired Company to grant any Lien on any of its assets. No Acquired Company is in default with respect to any Company Indebtedness and no payment with respect to any Company Indebtedness is past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Company Indebtedness. Neither the consummation of any of the Contemplated Transactions nor the execution, delivery or performance of any Transaction Document will, or could reasonably be expected to, cause or result in a default, breach or acceleration, automatic or otherwise, of any condition, covenant or other term of any Company Indebtedness. No Acquired Company has guaranteed or otherwise become liable for any Indebtedness of any other Person (other than another Acquired Company). No Company Indebtedness (i) grants to its holder the right to vote on any matters on which any holder of Company Securities may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from share capital of the Acquired Companies, issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”). (c) Director and Officer Indemnification. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any Expense to, any Company Associate (other than a claim for reimbursement from the Company of immaterial travel expenses in the Ordinary Course of Business or other immaterial out-of-pocket expenses of a routine nature incurred by such Company Associate in the course of performing such Company Associate’s duties for the Company) or any current or former agent of any Acquired Company pursuant to:

CONFIDENTIAL 23 (i) any term of any of the Charter Documents of any Acquired Company; (ii) any indemnification agreement or other Contract between any Acquired Company and such Company Associate or agent; or (iii) any applicable Legal Requirement. 3.7 Litigation. There is no Legal Proceeding pending, or, to the Knowledge of the Company, that has been threatened: (a) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; (b) that involves any Liability (of any director, officer or other employee or service provider or any other Person) that has been retained or assumed, indemnified against or guaranteed (either contractually or by operation of any Legal Requirement) by any Acquired Company; (c) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, including a claim that a director, officer or any Company Associate breached a fiduciary duty in connection therewith; (d) that relates to the ownership or alleged ownership of any Company Shares or other securities of any of the Acquired Companies, or any Company Option or other right to acquire share capital or other securities of any of the Acquired Companies; (e) that relates to any right or alleged right to receive any consideration as a result of or in connection with this Agreement, any other Transaction Document or any of the Contemplated Transactions; or (f) that will or could reasonably be expected to result in a change in any allowable use of any Leased Real Property or a modification of any Acquired Company’s right to use any Leased Real Property for any of its current uses after the Closing. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Governmental Entity has at any time challenged or investigated the legal right of the Acquired Companies to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no reasonable basis for any Person, to the Company’s Knowledge, to assert a claim against the any of the Acquired Companies, their respective properties or assets (tangible or intangible) or any of their respective directors, officers or employees (in their capacities as such) based upon: (i) the Company entering into this Agreement, the Company or any of its Subsidiaries entering into the Transaction Documents or any of the transactions contemplated by hereby or thereby, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company or any of its Subsidiaries regarding its assets or (iii) any claim that the Company or any of its Subsidiaries has agreed to sell or dispose of any of its assets to any party other than Purchaser, whether by way of merger, consolidation, sale of assets or otherwise. Section 3.7 of the Disclosure Schedule lists: (i) each Legal Proceeding that any Acquired Company has commenced against any other Person; and (ii) each Legal Proceeding that has ever been pending against any of the Acquired Companies. 3.8 Taxes. (a) Taxes. All income and other material Tax Returns required to be filed by or with respect to the Acquired Companies have been duly and timely filed (taking into account any valid extensions obtained in the Ordinary Course of Business) with the appropriate Taxing Authority, and all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included, and all such Tax Items and any other information provided in each such Tax Return are accurate and complete in all material respects. All Taxes (whether or not shown on a Tax Return) owed by any of the Acquired Companies have been timely paid to the appropriate Taxing Authority, and to the extent any such Taxes are accrued, but not yet due and payable, appropriate reserves have been maintained in accordance with GAAP on the Financial Statements. None of the Acquired Companies has incurred any Taxes since the date of the Latest Balance Sheet other than in the Ordinary Course of Business. No penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. Each Acquired Company has timely paid or withheld with respect to its employees, lenders, contractors, holders of any Equity Interests and other third parties all Taxes required to be paid or withheld and has timely paid over any withheld

CONFIDENTIAL 24 amounts to the appropriate Taxing Authority. Each Acquired Company has complied in all material respects with, and their records contain all information and documents necessary to comply with, all requirements of applicable Legal Requirement relating to information reporting and other similar Tax filing requirements. There are no Liens for Taxes on any of the assets of any of the Acquired Companies other than Liens for Taxes not yet due and payable. (b) Tax Returns. Section 3.8(b) of the Disclosure Schedule: (i) lists all income and other material U.S. federal, state, local and non-U.S. income Tax Returns filed or required to be filed with respect to each Acquired Company since incorporation or formation, as applicable; (ii) sets forth each jurisdiction where an Acquired Company will be required to file a Tax Return following the Closing Date, with respect to any Pre-Closing Tax Period based on the Acquired Company past practice, including the type of Tax Return and the type of Tax required to be paid; (iii) indicates, if relevant, any Tax Returns of the Acquired Companies that are currently the subject of audits, enquiries, examinations or other similar proceedings, of which the Acquired Companies has been informed in writing; and (iv) indicates any Tax Returns of the Acquired Companies that were the subject of audits, enquiries, examinations or other similar proceedings that have been closed. The Company has Made Available to Purchaser (a) accurate and complete copies of all income and other material Tax Returns filed by any of the Acquired Companies during the past five (5) years and all material correspondence to any of the Acquired Companies from, or from any of the Acquired Companies to, a Taxing Authority relating thereto, (b) copies of all examination reports delivered to the Acquired Companies by a Taxing Authority, statements of deficiencies assessed against or agreed to by each Acquired Company and (c) copies of all Tax opinions and legal memoranda, audit reports, letter rulings and similar documents relating to the Acquired Companies, including any Tax ruling obtained from the ITA. No election has been made with respect to Taxes of any Acquired Company in any Tax Return that has not been Made Available to Purchaser. (c) Claims; Proceedings. There is no written claim against any Acquired Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to any of the Acquired Companies. To the Company’s Knowledge, no Tax audit, enquiry, examination or administrative or judicial proceeding is being conducted, is pending, or has been threatened in writing with respect to any of the Acquired Companies. No written claim has ever been made by a Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction or required to file Tax Returns in that jurisdiction. (d) Extensions. There is not in force any extension of time (other than valid automatic extensions obtained in the Ordinary Course of Business) with respect to the due date for the filing of any Tax Return of or with respect to any of the Acquired Companies or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Acquired Companies. (e) Tax Sharing. No Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement, other than commercial agreements entered into in the Ordinary Course of Business and not primarily related to Taxes. No Acquired Company has any obligation under any Contract to pay the amount of any Tax benefits or Tax refunds realized or received by such Acquired Company (or an amount in reference to any such Tax benefits or Tax refunds) to any other Person. (f) Investments, Etc. No Acquired Company owns an interest in an Entity or arrangement that is or could be classified as a partnership for Tax purposes. No Acquired Company is or has been, or owns or has owned (directly or indirectly), any interest in, (i) to the Knowledge of the Company after reasonable inquiry of and with respect to the Sellers, a controlled foreign corporation (as

CONFIDENTIAL 25 defined in Section 957 of the Code), (ii) a passive foreign investment company (as defined in Section 1297 of the Code) or (iii) other Entity the income of which is or could be required to be included in the income of any Acquired Company. No Acquired Company would be a controlled foreign corporation (as defined in Section 957 of the Code) if the determination were made without applying subparagraphs (A), (B), and (C) of section 318(a)(3) so as to consider a U.S. person as owning stock which is owned by a foreign person (i.e., without downward attribution). No Acquired Company has made an election under Section 965 of the Code. (g) Income. No Acquired Company (or Purchaser or its Affiliates as a result of Purchaser’s acquisition of the Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting as a result of the Contemplated Transactions or made on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of any state, local or non-U.S. Legal Requirement); (ii) intercompany transaction or excess loss account, in each case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Legal Requirement), consummated on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or economically realized on or prior to the Closing Date; or (v) with respect to income received or realized in a Pre-Closing Tax Period or pre-Closing portion of a Straddle Period, Sections 951, 951A or 965 of the Code or any comparable provision of any state, local or non-U.S. Tax Legal Requirement. As of the Closing Date, no Acquired Company will hold assets which constitute U.S. property within the meaning of Section 956 of the Code. (h) Group Liability. No Acquired Company has any Liability for any Tax of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of any state, local or non-U.S. Legal Requirement), or as a transferee or successor, or by Contract (other than commercial agreements entered into in the Ordinary Course of Business and not primarily related to Taxes), assumption or otherwise. No Acquired Company is, and no Acquired Company has ever been, a member of an affiliated, consolidated, combined, unitary or similar group filing for Tax purposes, other than a group the common parent of which was and is the Company. (i) Tax Agreements. No Acquired Company has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Legal Requirement) or any other Contract or arrangement with any Taxing Authority, including any Contract or arrangement that would be terminated or adversely affected as a result of the Contemplated Transactions. No Acquired Company has requested a private letter ruling, technical advice, a change of any method of accounting, or any other similar request that is in progress or pending with any Taxing Authority. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes with a Taxing Authority. No Acquired Company is a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the Contemplated Transactions. None of the Acquired Companies is or has been subject to or benefited from any Tax exemption, grant, relief, subsidy, holiday or other Tax reduction agreement, incentive or Order or other special Tax regime. (j) Tax Shelters, Etc. No Acquired Company has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder. Each Acquired Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of any state, local or non-U.S. Legal Requirement) and none of the Acquired Companies has undertaken any transaction which requires special reporting under Sections 131(g), 131D or 131E of the Ordinance and the Israel Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein.

CONFIDENTIAL 26 (k) Escheat. There is no material property or obligation of any Acquired Company, including any uncashed check to any vendor, customer, employee or other service provider, any non- refunded overpayment or any unclaimed subscription balance, that is or may become escheatable to any state or municipality under any applicable escheatment Legal Requirement. (l) Tax Residence; Transfer Pricing, Etc. None of the Acquired Companies has ever (i) been treated for any Tax purpose as resident in a country other than its country of incorporation; (ii) had any trade or business, branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation and is not considered to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of its incorporation; or (iii) otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation (other than Taxes collected by means of withholding at the source in such jurisdiction). The Acquired Companies comply and have complied, in all material respects, with all applicable transfer pricing Legal Requirements. The prices for any property or services (or for the use of any property) provided by or to Acquired Companies are arm’s length prices for purposes of all applicable transfer pricing Legal Requirements, including section 85A of the Ordinance. Each Acquired Company is managed and controlled from the state of its incorporation since its inception, as such concepts are interpreted by any relevant Taxing Authority, including the ITA, the Ordinance and any other applicable law. (m) Distributions. No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code or analogous provision of any state, local or non-U.S. Legal Requirement). (n) Powers of Attorney. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Acquired Company after the Closing. (o) Property Tax. All of the Acquired Companies’ property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing, and no portion of any Acquired Company’s property constitutes omitted property for property Tax purposes. None of the Acquired Companies owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an Entity that owns an interest in real property as a transfer of the interest in real property. None of the Acquired Companies has ever been at any time a “real property” company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase), 1963. (p) Sales Taxes; VAT. With respect to all sales and use Taxes collected by any Acquired Company: (i) in jurisdictions where any Acquired Company is registered for sales or use Tax purposes, each Acquired Company has properly remitted all sales and use Taxes collected in such jurisdictions to the applicable state Taxing Authority; and (ii) in jurisdictions where no Acquired Company is registered for sales or use Tax purposes, each Acquired Company has returned all sales or use Taxes collected from each Person located in such jurisdictions to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales or use Taxes to the unclaimed property office of such jurisdictions). No Acquired Company holds any amounts collected as sales or use Taxes from any Person. The Company: (A) has been duly registered for the purpose of value added Tax, as defined in the law concerning value added taxes in Israel, and are taxable persons; (B) has complied, in all material respects, with all statutory requirements, Orders, provisions, directives or conditions concerning value

CONFIDENTIAL 27 added taxes or sales tax or indirect taxation; (C) has not been required by the relevant authorities of customs and excise to give security; (D) have collected and timely remitted to the relevant Taxing Authority all output value added tax which it was required to collect and remit under any applicable Legal Requirements; (E) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all value added tax chargeable or paid on inputs, and other transactions and imports made by it; and (F) has not received a refund for input value added tax for which it was not entitled under any applicable Legal Requirement. None of the Company’s Subsidiaries has ever been, and currently is not, required to effect Israeli VAT registration. (q) FIRPTA. No Acquired Company is or has been, during the period set forth in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897 of the Code or elected to be treated as a U.S. corporation under Section 897(i) of the Code. (r) Partnerships, Etc. No Acquired Company is treated as a partnership and no Acquired Company is disregarded as an Entity separate from its owner, in each case, for U.S. federal income Tax purposes. (s) Inversions. No Acquired Company is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code (or any analogous provision of any state, local or non-U.S. Legal Requirement). (t) Boycott. No Acquired Company has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. (u) Gain Recognition. No Acquired Company is a party to any gain recognition agreement under Section 367 of the Code. (v) Domestic Use Election. No Acquired Company has made a “domestic use election” pursuant to Treasury Regulation Section 1.1503(d)-6 or will have recapture under the dual consolidated loss provisions of U.S. federal, state, local or non-U.S. Legal Requirements after Closing by reason of any such losses incurred prior to Closing. (w) Covered Securities. Section 83 of the Code. No Company Share is a “covered security” within the meaning of Section 6045(g) of the Code, nor is there any Company Share that was issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS office with respect to any Company Share that was initially subject to a vesting arrangement issued by the Company to any of its employees, non-employee directors, consultants or other service providers. (x) The Company has not been a party to any Contract, arrangement or plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that has not been at all times in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder in all material respects. No additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Employee Plan or other Contract, plan, program, agreement, or arrangement. The Company is not a party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to

CONFIDENTIAL 28 gross up any Taxes under Section 409A of the Code. (y) CARES Act. No Acquired Company has benefited from any relief provisions related to COVID-19 for Tax purposes, whether federal, state, local or non-U.S., including the CARES Act and the regulations promulgated in connection therewith or any analogous provision of any state, local or non-U.S. Legal Requirement. (z) Israeli Tax Matters. (i) Each Stock Plan qualifies as a capital gains route plan under Section 102(b)(2) of the Ordinance (each, a “102 Plan”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Section 102 Securities were issued under a 102 Plan and were and are currently in compliance with the applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-section of Section 102 of the Ordinance) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Securities only following the lapse of the required thirty (30)-day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents, the appointment of an authorized trustee to hold the Section 102 Securities, and the due deposit of such Section 102 Securities with such trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable. (ii) None of the Acquired Companies is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Ordinance. (iii) None of the Acquired Companies owns any interest in any controlled foreign corporation pursuant to Section 75B of the Ordinance, or other Entity the income of which is required to be included in the income of the Acquired Company. (aa) Notwithstanding anything herein to the contrary, neither of the Acquired Companies makes any representation or warranty with respect to the amount or availability in any Taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, Tax credits or similar Tax assets of any of the Acquired Companies and the Indemnitors shall not be liable for any reduction of or inability to utilize the same following the Closing. 3.9 Title to Properties; Sufficiency and Condition of Assets. (a) Personal Property. Each Acquired Company has good, valid and marketable title to, or a valid leasehold interest in, all Company Personal Property. The Company Personal Property constitutes all personal property necessary or useful to conduct each of the businesses of the Acquired Companies as they are currently conducted and as they are currently planned by the Acquired Companies to be conducted. None of the Company Personal Property is owned by any other Person without a valid and enforceable right of the Acquired Companies to use and possess such Company Personal Property, which right will remain valid and enforceable following the Closing. None of the Company Personal Property is subject to any Lien, other than Permitted Liens. All Company Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of each of the businesses of the Acquired Companies as they are currently conducted and as they are currently planned by the Acquired Companies to be conducted; (ii) is available for immediate use in the operation of each of the businesses of the Acquired Companies as they are currently conducted; and (iii) permits each Acquired Company to operate in accordance with applicable Legal Requirements.

CONFIDENTIAL 29 (b) Customer Information. The Acquired Companies collectively have sole and exclusive ownership, free and clear of any Liens, or have the valid right to use, unrestricted by any Contract or Legal Requirement, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Acquired Companies for which any Acquired Company has retained records. No Person other than an Acquired Company (and the applicable data subject and customers) possesses any license, claim or right by the Company with respect to the use of any such customer information, except for customer contact information that is publicly available or was provided to a third party by such customer. (c) Leased Real Property. No Acquired Company owns, or has ever owned, any real property. Section 3.9(c) of the Disclosure Schedule sets forth: (i) all leases, subleases and occupancy agreements, together with all amendments and modifications thereto, pursuant to which any real property is leased by any of the Acquired Companies (each such lease, sublease or occupancy agreement being referred to as a “Real Property Lease” and any such real property leased by any of the Acquired Companies being referred to as “Leased Real Property”); and (ii) the address of each Leased Real Property, the base rent and additional rent, the term and any security deposit, guaranty or letter of credit provided to the landlord under the related Real Property Lease. The applicable Acquired Company has a valid leasehold interest (or the equivalent in any jurisdiction outside of the United States) in each Leased Real Property, free and clear of all Liens other than Permitted Liens. True and correct copies of each Real Property Lease have been Made Available to Purchaser. Each Real Property Lease is valid, binding and in full force and effect with respect to the applicable Acquired Company and, to the Knowledge of the Company, each other party thereto. There is no material default under any Real Property Lease by any Acquired Company or, to the Knowledge of the Company, by any other party thereto and there is not any condition or event which, with notice or lapse of time or both, would constitute a material default under the provisions of any Real Property Lease by any Acquired Company or, the Knowledge of the Company, any other party to such Real Property Lease. The Company has not received written notice that a party to a Real Property Lease (other than an Acquired Company) intends to terminate such Real Property Lease. With respect to each Real Property Lease, the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession in all material respects of the demised premises thereunder. No Acquired Company has subleased or otherwise granted to any Person the right to use or occupy any Leased Real Property. (d) The services, assets and properties owned, leased and licensed by the Acquired Companies constitute all of the services, assets and properties that are used in or necessary for the Acquired Companies to conduct, operate and continue the conduct of Business as currently conducted in all material respects. (e) Condition. Each building, structure, fixture, improvement, equipment and other tangible assets of the Acquired Companies located on any Leased Real Property is: (i) in good operating condition and repair in all material respects; (ii) free of any material defect; maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear); and (iii) adequate for use in the operation of each of the businesses of the Acquired Companies as they are currently conducted at such location. No maintenance of such assets has been deferred in any material respects by the Acquired Companies. (f) Rights of Way; Access; Certain Adverse Events. To the Knowledge of the Company, each parcel of the Leased Real Property has (i) adequate rights of way and access to all water, sewer, sanitary and storm drain facilities, community services and all public utilities sufficient for the purposes of the operation of the Acquired Companies in the ordinary conduct of business consistent with past practice; and (ii) full and free legally enforceable access to and from public highways, roads, streets or the like, or valid perpetual easements over private streets, roads or other private property which access is sufficient for the purposes of the operation of the Acquired Companies in the ordinary conduct of business

CONFIDENTIAL 30 consistent with past practice, the Company does not have any Knowledge of any fact or condition that would result in the interruption or termination of such access. No condemnation is pending, or to the Knowledge of the Company, is threatened with respect to any of the Leased Real Property. (g) Compliance with Legal Requirements. All buildings, structures, fixtures and other improvements on the portion of any Leased Real Property that any of the Acquired Companies are responsible for (or, to the Knowledge of the Company, on any other portion of any Leased Real Property), in each case, are in material compliance with all applicable Legal Requirements, including all federal, state and local laws, zoning, land use and building ordinances and health and safety ordinances, and none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible material violation of, or material failure to comply with, any such Legal Requirement. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened by any Person that will or would reasonably be expected to result in a change in any allowable use of any Leased Real Property or that will or would reasonably be expected to modify any right of any Acquired Company to use any Leased Real Property for any of its current uses after the Closing. 3.10 Bank Accounts. Section 3.10 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account or safe deposit box is maintained; (b) as to each such bank account: (i) the account number; (ii) the type of account; (iii) the names of all Persons who are authorized to sign checks or other documents with respect to such account; and (iv) the balance held in such account as of a date no less than two (2) Business Days prior to the date hereof. 3.11 Intellectual Property and Related Matters. (a) Scheduled IP. (i) Section 3.11(a)(i) of the Disclosure Schedule accurately identifies (A) each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest (whether exclusively, jointly with another Person or otherwise) (“Acquired Company Registered IP”); (B) the jurisdiction in which such item of Registered IP has been registered or filed, the applicable application, registration or serial number and the date and status of such registration or filing, together with any actions, filings, or payments that must be taken or made on or before the date that is one hundred twenty (120) days after the Closing Date to maintain such Registered IP in full force and effect; and (C) the record owner and, if different, the legal owner and beneficial owner of each item of Registered IP (and if any other Person has an ownership interest in such item of Registered IP, the nature of such ownership interest). Each Acquired Company is and at all times has been in material compliance with all Legal Requirements with respect to the Registered IP, and all filings, payments, and other actions required to be made or taken to maintain each item of Registered IP in full force and effect have been made and taken by the applicable deadline. The Company has Made Available to Purchaser complete and accurate copies of all applications, correspondences with any Governmental Entity, licenses, assignments (including proof of recordation for any recorded assignments) and other material documents related to each item of Acquired Company Registered IP identified or required to be identified in Section 3.11(a)(i) of the Disclosure Schedule. (ii) Section 3.11(a)(ii) of the Disclosure Schedule sets forth (A) a list of all Company Products in which any Acquired Company has (or purports to have) an ownership interest (whether exclusively, jointly with another Person or otherwise) and (B) the legal and beneficial owner thereof (and if any other Person has an ownership interest in any such Intellectual Property or Intellectual Property Right, the nature of such ownership interest). Except as expressly indicated on such schedule,

CONFIDENTIAL 31 the Acquired Company has sole and exclusive ownership in all Company Products. (b) Inbound Licenses. Section 3.11(b) of the Disclosure Schedule accurately identifies: (i) each Contract that is currently in effect pursuant to which any Acquired Company has been granted any license under, in or to, or has otherwise received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any embodiment of, any Intellectual Property or Intellectual Property Right (other than: (A) agreements between the Acquired Company and its Company Associates that are on the Acquired Company’s standard form of Acquired Company IP Contract described in Section 3.11(e)(ii) below or a substantially similar form; (B) non- exclusive licenses to third party that is licensed to the Acquired Company on generally available, standard commercial terms and is not distributed or made available by the Acquired Companies, is not incorporated into any Company Product, and is not otherwise material to the business of any Acquired Company; (C) licenses for the Open Source Code listed in Section 3.11(n)(i) of the Disclosure Schedule; and (D) standard- non-exclusive Company Contracts or implied licenses in any non-disclosure agreements entered into in the Ordinary Course of Business) and (ii) whether the licenses or rights granted to or received or acquired by the Acquired Company in each such Contract are exclusive or non-exclusive. For the avoidance of doubt, all Contracts that are in effect with integration partners containing a grant of a license or rights to any Acquired Company shall be deemed an Inbound License to be disclosed pursuant to Section 3.11(b) of the Disclosure Schedule. (c) Outbound Licenses. Section 3.11(c) of the Disclosure Schedule accurately identifies each Contract that is currently in effect, pursuant to which the Acquired Company has granted any Person any license under, in or to, or otherwise has received or acquired any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any embodiment of, any Acquired Company IP (other than, for listing purposes only, non-exclusive licenses to customers or for the sole purpose of providing services to the Acquired Companies or implied licenses in any non-disclosure agreements or Standard Form Acquired Company IP Contracts, in each case, entered into in the Ordinary Course of Business). (d) Acquired Company IP Contract. No Acquired Company is in material default under or in material breach of any Acquired Company IP Contract, including those listed in Schedules 3.11(b) and (c) of the Disclosure Schedule. None of the Acquired Companies has received any written notice or other communication in writing (or to the Knowledge of the Company, any other form of notice) of a default, alleged failure to perform or any offset or counterclaim with respect to any Acquired Company IP Contract that has not been fully remedied and withdrawn. (e) Standard Form Acquired Company IP Contracts. The Company has Made Available to Purchaser an accurate and complete copy of each standard form of Acquired Company IP Contract used by any Acquired Company during the past two years, including each standard form of: (i) end-user license agreement, subscription agreement, terms of use or service, support agreement, maintenance agreement, or other end customer agreement under which a third party acquires access to or a right to use the Company Product (each, a “EULA”); (ii) employee, consulting, development, or independent contractor agreement containing any assignment or license of Acquired Company IP; and (iii) confidentiality or nondisclosure agreement (collectively, the “Standard Form Acquired Company IP Contracts”). (f) Ownership. The Acquired Companies collectively are the sole and exclusive legal and beneficial owner of all right, title and interest to and in the Acquired Company IP (other than Intellectual Property and Intellectual Property Rights validly licensed to an Acquired Company, as identified in (or expressly exempted from the disclosure requirements of Section 3.11(b) of the Disclosure Schedule)), free and clear of any Liens other than Permitted Liens. Without limiting the generality of the foregoing:

CONFIDENTIAL 32 (i) Except as set forth in Section 3.11(f)(i) of the Disclosure Schedule, each Company Associate who is or was involved in the development of any Acquired Company Owned IP or Company Product for an Acquired Company has signed a valid and enforceable agreement containing (W) an effective assignment of all Intellectual Property and Intellectual Property Rights developed, created, discovered, or otherwise reduced to practice pertaining as applicable to any Company Product or the business of the Company; (X) confidentiality provisions protecting the non-public information of the Acquired Companies; (Y) to the extent not assignable by law, a waiver of such Person’s moral rights in and to such Intellectual Property and Intellectual Property Rights; and (Z) if Company Associate was performing such development in Israel, a waiver by Company Associate for any compensation in respect of the foregoing assignments and rights pursuant to Section 134 of the Israel Patent Law, 1967, and corresponding laws of other jurisdictions. Except as set forth in Section 3.11 (f)(i) of the Disclosure Schedule, each such agreement was made on a materially similar applicable Standard Form Acquired Company IP Contract that has been Made Available to Purchaser pursuant to Section 3.11(e)(ii) above, without any material exceptions or exclusions therefrom. To the Knowledge of the Company, no Company Associate is in material violation of any term of any such agreement; (ii) Except as set forth in Section 3.11 (f)(ii) of the Disclosure Schedule, (A) no funding, facilities or resources of any Governmental Entity or any university, college, hospital or other educational institution or government research center were used in the development of any Acquired Company Owned IP; (B) no Governmental Entity, university, college or other educational institution or research center has any ownership in or rights to any Acquired Company Owned IP; and (C) to the Knowledge of the Company, no Company Associate was employed or engaged by, enrolled at or otherwise providing services to any Governmental Entity or any university, college, hospital or other educational institution or government research center during the period that such Company Associate was also involved in, or contributing to, the creation or development of any Acquired Company Owned IP; (iii) No founders, directors or officers, or, to the Knowledge of the Company, any other Company Associate, is: (A) bound by or otherwise subject to any Contract restricting that officer or employee from performing the officer’s or employee’s duties for any Acquired Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to the officer’s or employee’s activities as an officer or employee of an Acquired Company; (iv) Each Acquired Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all of their Trade Secrets and other proprietary or Confidential Information pertaining to the Acquired Companies, the Acquired Company IP, Company Products, or the business of any of the Acquired Companies (including any Confidential Information owned by any Person to whom the Company has a confidentiality obligation) and no such Trade Secret or proprietary or Confidential Information has been disclosed to any Person except pursuant to a valid and binding confidentiality agreement; (v) No Acquired Company has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Acquired Company Owned IP to any other Person; (vi) The Acquired Companies own or otherwise have the right to use, and after the Closing the Company and its Subsidiaries will have the right to use, all Intellectual Property (including without limitation all Acquired Company Data) and Intellectual Property Rights needed to conduct the business of each of the Acquired Companies in materially the same way as currently conducted by each of the Acquired Companies;

CONFIDENTIAL 33 (vii) Except as set forth in Section 3.11(f)(vii) of the Disclosure Schedule, no Acquired Company is, or ever was, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Acquired Company IP; and (viii) To the Knowledge of the Company, each Acquired Company has all materially necessary and required rights to: use, reproduce, modify, create derivative works of, license, sublicense, transmit, distribute and otherwise exploit the Acquired Company IP as required for the operation of the businesses of the Acquired Companies. (g) Valid and Enforceable. All Acquired Company Registered IP is subsisting, (excluding pending applications related thereto) valid, and, to the Knowledge of the Company, enforceable. Without limiting the generality of the foregoing: (i) To the Knowledge of the Company, no Acquired Company Registered IP owned, purported to be owned or for which registration has been applied for by any Acquired Company conflicts or interferes with any Intellectual Property or Intellectual Property Right owned, used or for which registration has been applied for by any other Person; (ii) no interference, opposition, cancellation, reissue, reexamination, review or other Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Acquired Company Registered IP is being, has been or would reasonably be expected to be contested or challenged; and (iii) no act has been done or, to the Knowledge of the Company, omitted by any Acquired Company, which has, had or would reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Acquired Company Registered IP or give any Person any rights with respect thereto. (h) No Third-Party Infringement of Acquired Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, made unlawful use of or violated, and no Person is currently infringing, misappropriating, making unlawful use of or violating, in any material manner, any Acquired Company Owned IP. Section 3.11(h) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to any Acquired Company or any Representative of any Acquired Company regarding any actual, alleged or suspected infringement, misappropriation, misuse or other violation of any Acquired Company Owned IP or violation of any third- party website or service operator’s prohibition on the collection of Scraped Data, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. (i) Effects of This Transaction. Except as set forth in Section 3.11(i) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other Company Transaction Document nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, alteration to, impairment in or Lien on, any Acquired Company IP; (ii) a breach of or default under any Acquired Company IP Contract; (iii) the release, disclosure or delivery of any Acquired Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Company IP or any Intellectual Property of Purchaser; or (v) by the terms of any Acquired Company IP Contract, a material change in any fees, royalties, revenue sharing or other payments any of the Acquired Companies would otherwise be entitled to receive from any third party or required to pay to any third party.

CONFIDENTIAL 34 (j) No Infringement of Third-Party IP Rights. No Acquired Company has ever materially infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property (including without limitation data) or Intellectual Property Right of any other Person. Without limiting the generality of the foregoing: (i) to the Knowledge of the Company neither the operation of the business of the Acquired Companies (including the development, marketing, licensing, sale, distribution, and use of the Company Products and Acquired Company Software), nor the use of the Acquired Company IP has ever infringed, violated, misappropriated or made unlawful use of any Intellectual Property Right of any other Person; (ii) no infringement, misappropriation or similar claim, indemnification claim, or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company, and, to the Knowledge of the Company, there is no substantial basis for such a claim or Legal Proceeding; (iii) no Acquired Company has ever received any notice or other written communication (or to the Knowledge of the Company, any other form of notice): (A) relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use of any Intellectual Property or Intellectual Property Right of another Person; (B) challenging the right of any Acquired Company to use any Intellectual Property or Intellectual Property Right that is owned by any other Person; or (C) challenging the ownership rights of any Acquired Company in any Intellectual Property or Intellectual Property Rights or asserting any opposition, invalidity, termination, abandonment or unenforceability of any Acquired Company Owned IP. (iv) no Company Product contains any Scraped Data that was collected in any materially unauthorized or otherwise an unlawful manner nor has the Acquired Company ever received any written notice or other written communication (or to the Knowledge of the Company, any other form of notice) alleging the foregoing. (k) No Harmful Code. None of the Software owned, marketed, distributed, licensed or sold by any Acquired Company (including such Software in Acquired Company IP) (collectively, “Acquired Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) materially compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent; (“Malicious Code”). The Acquired Companies have implemented, and maintain, reasonable measures designed to prevent the introduction of Malicious Code into the Acquired Company Systems, including without limitation, firewall protections, regular virus scans, and other industry standard measures to protect Acquired Company Software and Sensitive Data. (l) Bugs. None of the Acquired Company Software contains any bug, defect, virus, malware or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such Acquired Company Software or any product or system containing or used in conjunction with such Acquired Company Software (excluding bugs in the Ordinary Course of Business). The Company has Made Available to Purchaser a complete and accurate list of all known material bugs, defects and errors in each version of the Acquired Company Software.

CONFIDENTIAL 35 (m) Source Code. Except as specified under Section 3.11(n)(i) of the Disclosure Schedule, no source code for any Acquired Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or service provider of an Acquired Company. No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Company Software to any escrow agent or other Person who is not an employee or contractor of the Acquired Companies. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Acquired Company Software to any other Person who is not an employee or contractor of the Acquired Companies. (n) Use of Open Source Code. (i) Section 3.11(n)(i) of the Disclosure Schedule accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed or made available with any Acquired Company Software or Company Product; (B) the applicable license name and version number for each such item of Open Source Code; (C) whether any Acquired Company has modified and/or distributed such Open Source Code. (ii) Except as set forth in Section 3.11(n)(ii) of the Disclosure Schedule the Acquired Companies’ use, marketing, distribution, licensing, making available and sale of Acquired Company Software and/or the Company Products does not materially violate any license terms applicable to any item of Open Source Code, and each of the Acquired Companies has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Section 3.11(n)(i) of the Disclosure Schedule as needed for the Acquired Companies to conduct their business as currently conducted, without material violation of any license terms pertaining to such Open Source Code. (iii) Except as set forth in Section 3.11 (n)(iii) of the Disclosure Schedule, no Acquired Company used, distributed or made available Open Source Code in a manner that (A) imposes a requirement or condition that any Acquired Company Software or part thereof be: (1) disclosed, distributed or made available in source code form; (2) licensed for making modifications or derivative works; or (3) redistributable at no or nominal charge; or (B) otherwise impose any other similar material limitation, restriction, or condition on the right or ability of any Acquired Company to use, distribute or make available any Acquired Company Software. (o) AI Technologies. (i) All (A) Training Data used in an AI Technology used by the Acquired Companies in Company AI Products and (B) data submitted to AI Technologies by or on the Acquired Companies’ behalf is either proprietary to the Acquired Companies or has been obtained in material compliance with all Acquired Companies’ applicable terms and applicable laws, rules and regulations governing such use (including the terms of any Contract with a third-party) and in compliance with all required consent and notification obligations. To the Knowledge of the Company, the Acquired Companies have not permitted any Sensitive Data or Confidential Information of the Acquired Companies or their suppliers, vendors, customers or end users to be used as Training Data by any other Person. The Acquired Companies’ (i) development, training, improvement, marketing, provision, deployment or use of any Company AI Products (including all AI Data Processed thereby) and (ii) use or employment of any other AI Technology incorporated therein, in each case, materially complies with all applicable AI Commitments. To the Knowledge of the Company, no Acquired Company has used or employed AI Technology in a manner that would in any material way limit the Company’s ownership of, or otherwise impair an Acquired Company’s ability to use, commercialize or otherwise exploit the Acquired Company

CONFIDENTIAL 36 IP or Company Products. The Acquired Companies have made available to Purchaser true, correct and complete copies of all Company AI Policies. Except as set forth in Section 3.11(o)(i) of the Disclosure Schedules, the Company AI Products. The Company AI Products and any other AI Technology used by the Acquired Companies have been appropriately tested for bias and discrimination and any identified material issues or risks related to the same have been fully remediated. (ii) Section 3.11(o)(ii) of the Disclosure Schedule accurately identifies all third-party sources of Training Data that are material to: (i) the development of any Company AI Products; (ii) the operation, testing and improvement of any such Company AI Products; and (iii) any third-party AI Technology used or relied on by any Acquired Company in connection with the Company AI Products (“Third-Party Dataset”). Each Acquired Company has a valid and enforceable right to use all Third- Party Datasets and Training Data, including all inputs into the Training Data, in the manner currently used. (p) Privacy. (i) Except as set forth in Section 3.11(p)(i) of the Disclosure Schedules, each Acquired Company complies, and has at all times complied, in all material respects with all (A) all applicable Information Privacy and Security Laws, (B) all applicable Acquired Company Privacy Policies, (C) the terms and conditions of all Acquired Company Contracts relating to privacy or information security and/or otherwise relating to the Processing of Sensitive Data, and (D) applicable industry standards relating to privacy or information security (collectively, (A) through (D) are the “Privacy Requirements”). Each Acquired Company has implemented, documented and maintained reasonable and appropriate measures to ensure that each Acquired Company materially complies with such Privacy Requirements. (ii) Except as set forth in Section 3.11(p)(ii) of the Disclosure Schedules, each Acquired Company has included legally adequate notice of its privacy and security practices in its Acquired Company Privacy Policies, and each Acquired Company’s privacy and security practices conform, and at all times have conformed, in all material respects to all of the applicable Acquired Company Privacy Policies. No disclosure made or contained in any Acquired Company Privacy Policy is, or has been within the last two years, inaccurate, misleading, or deceptive in any way or has violated Privacy Requirements (including by containing any material omission) in any material manner. Each Acquired Company has, at all times, posted Acquired Company Privacy Policies on each of the Acquired Company’s websites, Company Products, or where otherwise required under applicable Privacy Requirements. Each Acquired Company has made available to Purchaser true, correct, and complete copies of all Acquired Company Privacy Policies. (iii) Except as set forth in Section 3.11(p)(iii) of the Disclosure Schedules all the Acquired Company’s Contracts with third parties, including, without limitation, customers, suppliers, and service providers, that have access to Sensitive Data or Acquired Company Systems are sufficient to protect and secure Sensitive Data, including without limitation from Security Incidents. To the Knowledge of the Company, no such third parties with access to Sensitive Data or Acquired Company Systems have failed to comply with any such obligations. (iv) Acquired Company personnel who have access to Sensitive Data or Acquired Company Systems have received professional and appropriate training (in accordance with applicable Privacy Requirements and industry standards). (v) Except as set forth in Section 3.11(p)(iv) of the Disclosure Schedules, each Acquired Company has sufficient rights and authority, including under and for the purposes of Privacy Requirements, to permit the use and other Processing of Personal Data by or for such Acquired Company,

CONFIDENTIAL 37 including in connection with the development, offering, and provision of its services (including the Company Products and the Acquired Company websites), as currently conducted, including that each Acquired Company has obtained all applicable consents from any Persons (including natural persons to whom Personal Data relates). (vi) No Acquired Company, nor to the Knowledge of the Company any of its service providers in connection with their Processing of Acquired Company Personal Data or provision of services to an Acquired Company in respect thereof, has been subject to, or received any written notice of or audit request relating to, any Legal Proceeding relating to the Processing of Personal Data, the security of Acquired Company Systems, or any actual or alleged non-compliance with any Privacy Requirement or Security Incident. No Person has alleged in writing that any Acquired Company has failed to comply with any Privacy Requirement. (vii) None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents, the consummation of any of the Contemplated Transactions will not, and would not reasonably be expected to, result in any violation of any Privacy Requirement, so long as Purchaser (or any such designated Affiliate) ensures that the Acquired Company Processes such Acquired Company Data in a manner substantially consistent with any Processing carried out by the relevant Acquired Companies as at the Closing Date. (viii) Except as set forth in Section 3.11(p)(viii) of the Disclosure Schedules, in all cases where an Acquired Company Processes Sensitive Data on behalf of any other Person (whether directly or indirectly), such Processing is governed by a valid and enforceable written Contract (a true, accurate and complete copy of which has been Made Available to Purchaser), which incorporates any and all terms, conditions, provisions and details required by Privacy Requirements. (ix) Each Acquired Company’s use of any “cookies” or similar technologies complies, and has at all times complied, with all Privacy Requirements, and each Acquired Company has: (i) provided reasonably adequate notice and obtained any necessary consents if so required under applicable Privacy Requirements for any use of any “cookies” or similar technologies by it or on its behalf; and (ii) abided by any applicable opt-outs and consents related to any such use of any ‘cookies’ or similar technologies (including any associated Processing of Personal Data) where so required by Information Privacy and Security Laws. (x) Each Acquired Company has: (i) materially complied with all requests by natural persons to whom any Personal Data Processed by or on behalf of that Acquired Company relates (“Data Subject Requests”) if and as required by any relevant Privacy Requirements, and there are no such Data Subject Requests outstanding as at the Closing Date; and (ii) established appropriate reasonable technical and organizational measures to enable it to: (A) comply with Data Subject Requests as required by and in accordance with Privacy Requirements; and (B) reasonably assist any Persons on whose behalf it Processes Personal Data in meeting those Persons’ obligations to fulfil Data Subject Requests in respect of such Personal Data, in each case (A) and (B) expeditiously and materially and reasonably in accordance with the requirements of Privacy Requirements (including with respect to any relevant timeframes prescribed or recommended therein). (xi) Except as set forth in Section 3.11(p)(xi) of the Disclosure Schedules, all cross-border transfers of Sensitive Data (whether by disclosure, transfer, making available, or otherwise transmitting) to any Person made by, on behalf of, or with the permission of, any Acquired Company have been made under, subject to and in accordance with if so required under Information Privacy and Security Laws or Contracts: (i) a valid and enforceable written Contract (a true, accurate and complete copy of which has been Made Available to Purchaser) with the recipient; and (ii) any material applicable Privacy

CONFIDENTIAL 38 Requirements. (q) Systems and Data; Security. (i) All Acquired Company Systems in the possession or control of the Acquired Companies, and to the Knowledge of Company, with respect to all other Acquired Company Systems, are configured in accordance with, and perform, in material compliance with industry security standards. The Acquired Company Systems are in good working condition and are sufficient in all material respects as is necessary for the businesses of the Acquired Companies as currently conducted and provide reasonable and appropriate up to date technical and organizational measures for an enterprise of the size and development stage of the Acquired Companies in accordance with applicable Privacy Requirements. No Acquired Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any Acquired Company System. Each Acquired Company has implemented and routinely tested reasonable and appropriate business continuity and disaster recovery plans relating to Acquired Company Systems that include Sensitive Data. (ii) Each Acquired Company has established, and is in material compliance with, a written information security program that materially complies with all applicable Privacy Requirements; Each Acquired Company has performed regular security risk assessments with respect to Acquired Company Systems that include Sensitive Data and has to Company’s Knowledge addressed remediated all material threats and deficiencies identified in those security risk assessments. (iii) No Acquired Company, and to the Knowledge of the Company, no third- party Processing Sensitive Data for or on behalf of the Company has experienced a Security Incident. No Acquired Company has received any written claim or notice from any party that a Security Incident may have occurred or is being investigated and no Acquired Company is or has been required under any Privacy Requirement to notify any Person, Governmental Entity, or other third party of a Security Incident. (r) Rights of the Israel Defense Forces or Israel Ministry of Defense. Without limiting the generality of the foregoing: (i) to the Knowledge of the Company no Company Associate who was involved in, or who contributed to, the creation or development of any Acquired Company IP was employed by or has performed services (either directly or as the employee of a subcontractor providing services) for, or was subject to any regulations, guidelines and/or directive of, the Israel Defense Forces or the Israel Ministry of Defense during a period of time during which such Company Associate was also involved in, or contributing to, the creation or development of any Acquired Company IP or otherwise performing services for any Acquired Company, with the exception of regular military reserve services; and (ii) neither the Israel Defense Forces nor the Israel Ministry of Defense has any rights whatsoever in any Acquired Company IP. The Acquired Companies have not received any orders issued pursuant to Chapter 6 of the Israel Patent Law – 1967. 3.12 Government Contracting. No Acquired Company is, or has ever been, a party to or otherwise bound by a Contract that would constitute a Government Contract. No Acquired Company has, or has ever had, any obligation under any Contract that would constitute a Government Contract. 3.13 Compliance with Laws; Permits. (a) Compliance. Each of the Acquired Companies is and has been, at all times, in compliance in all material respects with all Legal Requirements and Orders applicable to such Person and any of such Person’s business, properties or assets. No investigation, allegation, inquiry or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against or with

CONFIDENTIAL 39 respect to any Acquired Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by any of the Acquired Companies of, or constitute a failure on the part of any of the Acquired Companies to comply with, any applicable Legal Requirement, other than any violation or failure which would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies (taken as a whole). None of the Acquired Companies has received any written notice or other written communication or, to the Knowledge of the Company, any oral communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement. (b) Orders. There is no Order binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject (other than extension orders that apply to all employees in Israel generally). To the Knowledge of the Company, no Company Associate is subject to any Order that prohibits such Company Associate from engaging in or continuing any conduct, activity or practice relating to any Acquired Company’s business. (c) Permits. Each Acquired Company holds, to the extent required by applicable Legal Requirements, all material Permits from, and has made all declarations and filings with, all Governmental Entities for the operation of its business as currently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction and the use or occupancy of any Leased Real Property. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, has been threatened. Each such Permit is valid and in full force and effect, and each Acquired Company is and always has been in compliance with the terms, conditions and requirements of each such Permit, other than any non-compliance which would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies (taken as a whole). Section 3.13(c) of the Disclosure Schedule provides an accurate and complete list of all Permits held by each Acquired Company, and the Company has Made Available to Purchaser accurate and complete copies of all such Permits. No Acquired Company has received any notice or other written communication from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any term, condition or requirement of any Permit; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. (d) Export and Import Laws and Sanctions. Each Acquired Company: (i) is and has at all times been in compliance in all material respects with applicable U.S. Export and Import Laws and Foreign Export and Import Laws; and (ii) has prepared and timely applied for all import and export licenses required under any U.S. Export and Import Law or Foreign Export and Import Law for the conduct of its business. No Acquired Company and no director, officer, employee or to the Company’s Knowledge, agent of any Acquired Company, in each case, in their capacity as such: (A) is or has ever been a Person with whom transactions are prohibited or limited under any Legal Requirement relating to trade embargoes or sanctions, including those administered by Israel, the Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other sanctions authority; or (B) has ever violated or made a voluntary or directed disclosure regarding any such Legal Requirement. No product, service or financing provided by any Acquired Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of national of, or Persons located in, Russia, the Crimea, Donetsk or Luhansk Regions of Ukraine, Cuba, Iran, Lebanon, North Korea, Sudan, Syria or any other country, region or Person against which the United States or Israel maintains economic sanctions (“Sanctioned Countries”). No Acquired Company (i) has engaged in any export, reexport, transfer, service, transaction or other activities directly or indirectly with or involving Sanctioned Countries or any Person with whom transactions are prohibited or limited under any Legal Requirement relating to trade embargoes or sanctions, including those administered by Israel, the Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other sanctions authority; and (ii) is or is

CONFIDENTIAL 40 required to be registered under the U.S. International Traffic in Arms Regulations. The Acquired Companies have Made Available to Purchasers copies of all export and encryption control licenses that the Acquired Companies have received, and the Acquired Companies are in material compliance with all such export and encryption control licenses. (e) Export, Import and Sanctions Proceedings. No sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has ever been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in such Person’s capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity. (f) No Subsidies. None of the Acquired Companies possesses, or has ever possessed, or has, or has ever had, any right or interest with respect to, any grant, incentive or subsidy from any Governmental Entity. (g) Anti-Corruption and Anti-Bribery. None of the Acquired Companies or any of their respective Affiliates, officers, directors, or employees, or, to the Company’s Knowledge, their agents, Representatives or consultants, in each case, in their capacity as such, has, and no other Person associated with or acting for or on behalf of any of the Acquired Companies in connection with the conduct of any business of any Acquired Company has (with respect to the operation of the Acquired Companies and the matters contemplated by this Agreement): (i) directly or indirectly violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act of 2010, Sections 291 and 291A of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000 or any other applicable anti-corruption or anti-bribery law or similar Legal Requirement (each, an “Anti-Corruption Law”); (ii) directly or indirectly made, offered, promised, given, authorized, solicited, or accepted anything of value, including any unlawful payment, loan, reward, bribe, payoff, influence payment, kickback, rebate, contribution, gift, entertainment, advantage or benefit of any kind, to or for the benefit of any Person, including a Foreign Official, for the purpose of: (A) influencing any act or decision of such Person; (B) inducing such Person to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage; (iii) established or maintained any unlawful fund of corporate monies or other properties; (iv) created or caused the creation of any false or inaccurate Books and Records of any Acquired Company related to any of the foregoing; or (v) been the subject of any actual or, to the Company’s Knowledge, threatened investigation, allegation, inquiry or enforcement proceeding by any Governmental Entity regarding any offense or alleged offense under any Anti-Corruption Law, and no event has occurred and no condition or circumstance exists that will or could reasonably be expected to give rise to any such investigation, allegation, inquiry or proceeding. (vi) No Acquired Company and no director, officer, employee or agent of any Acquired Company is (A) directly or indirectly owned or controlled, in whole or in part, by any Governmental Entity or Government Official or (B) a Government Official who, in such capacity, is in a position to make or influence any action or decision related to the Acquired Companies or this Agreement.

CONFIDENTIAL 41 (h) Government Grants. None of the Acquired Companies has received any grants, funding, incentives or other support from any Governmental Entity, including the IIA. None of the Acquired Companies has ever had any ongoing reporting, financial or other obligations toward the IIA pursuant to the Innovation Law, nor will any such obligations be triggered for the Acquired Companies, Purchaser or Purchaser’s Affiliates as a result of the Transactions contemplated by this Agreement due to circumstances applicable to the Company prior to Closing. There are no restrictions whatsoever imposed by applicable Legal Requirement that impair the transfer, assignment, licensing or other disposition, whether inside or outside the State of Israel, by any Acquired Company IP as a result of funding from or participation in any program of any Governmental Entity. 3.14 Brokers’ and Finders’ Fees. Other than as set forth in Section 3.14 of the Disclosure Schedule, no Acquired Company has incurred, or will incur, directly or indirectly, any Liability for any brokerage or finder’s fee, agent’s commission or any similar charge in connection with this Agreement, any other Company Transaction Document or any of the Contemplated Transactions. 3.15 Restrictions on Business Activities. There is no Contract, commitment or Order pursuant to which any Acquired Company is or may become, or pursuant to which Purchaser or any Affiliate of Purchaser will be or may become after the Closing, subject to or purportedly subject or may reasonably be expected to have the effect of (a) prohibiting or materially impairing (i) any business practice of any Acquired Company, (ii) any acquisition of property (tangible or intangible) by any Acquired Company or (iii) the conduct of business by any Acquired Company, including the ability of the Company or any of its Subsidiaries to operate in any geography of the world or with any Person, including any Contract (A) that contains covenants of noncompetition, rights of first refusal or negotiation, non-solicitation of customers or employees, and exclusive dealings arrangements or (B) under which any Acquired Company is restricted from hiring or soliciting potential employees, consultants or independent contractors or (b) otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, no Acquired Company has entered into any Contract under which any Acquired Company is restricted from selling, licensing or otherwise distributing any of its technology or products or on providing any service to any customer or potential customer or any class of customers, in any geographic area, during any period of time or in any segment of any market. 3.16 Employee Matters; Benefit Plans. (a) Employee List. Section 3.16(a) of the Disclosure Schedule contains a true, correct and complete list of all current Company Associates as of the date of this Agreement, including for each Company Associate as of such date: (i) their date of commencement of engagement or employment; (ii) their job title; (iii) their fee, rates of pay or monthly salaries or, with respect to any US Subsidiary subject to the US Law, annual base salaries; (iv) any other compensation payable to them (including overtime entitlement, vacation day entitlement, housing allowances, compensation payable pursuant to bonus, or commission arrangements or other compensation, and any components of compensation that are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension); (v) their classification as exempt or non-exempt under the Fair Labor Standards Act, The Israeli Work and Rest Law, 1951, and other applicable Legal Requirements; (vi) their status as full-time, part-time, or temporary; (vii) their visa status; (viii) any written promises made to them with respect to changes or additions to their compensation or benefits; (ix) the location of their principal place of employment or service and whether or not such location is a remote or hybrid work arrangement; (x) the country in which the services are exclusively or primarily performed; (xi) their employer or applicable service recipient; (xii) accrued but unused vacation or paid time off; (xiii) active or inactive status and, if applicable, the reason for inactive status; (xiv) accrued but unused sick days; (xv) leave status; and (xvi) whether such Company Associate is represented by a labor union. There are no written or unwritten policies or customs that, by

CONFIDENTIAL 42 extension, could result in any Company Associate being entitled to benefits in addition to those to which they are entitled pursuant to applicable Legal Requirements or collective bargaining agreements (including unwritten customs concerning the payment of statutory severance pay when it is not legally required), other than those included in any Company Employee Plans or the Company Associate Agreements. To the Knowledge of the Company, no employee is engaged in any employment, occupation or business enterprise that would interfere with the performance of such employee’s job duties, responsibilities or fiduciary duties to, or create an apparent or perceived conflict of interest with, the Company. To the Knowledge of the Company, no Company Associate is in violation of any term of any employment agreement in any material respect, non-competition agreement or any restrictive covenant to a former employer or other Entity restricting or prohibiting the right of any such Person to be employed by or perform services to the Company. (b) Company Associate Documents. The Company has provided to Purchaser true, correct and complete copies of each of the following: (i) all offer letters executed by current Company Associates, (ii) all employment, severance, retention, or change of control agreements executed by current Company Associates, (iii) all independent contractor agreements executed by individual independent contractors or consultants that are currently performing services for the Company as of the date hereof, (iv) all confidentiality, non-competition or inventions agreements executed by current Company Associates, (v) the most current management organization chart(s), (vi) all bonus plans and award agreements applicable to current Company Associates, and a schedule of bonus commitments made to current Company Associates, (vii) any commission plan or other incentive compensative agreement, and (viii) a schedule of the actual or estimated commission payments owed but unpaid to each eligible Company Associate. (c) Employment Termination. The employment or engagement of each of the current Company Associates whose services are exclusively or primarily performed outside of the United States is terminable by the applicable Acquired Company, subject only to the terms of the respective Company Associate Agreements, collective agreements and applicable Legal Requirements. The employment or engagement of each of the current Company Associates whose services are exclusively or primarily performed in the United States is terminable by the applicable Acquired Company at will and without penalty or Liability, whether in respect of severance payments, benefits or otherwise, subject only to the terms of the respective Company Associate Agreements. The Company has Made Available to Purchaser accurate and complete copies of all Company Associate Agreements, employee manuals and handbooks, disclosure undertakings, and policy statements applicable to current Company Associates. No Company Associate has given notice to the Company, or to the Company’s Knowledge intends to terminate such Company Associate’s employment with the Company. There are no performance improvement plans or disciplinary actions planned or pending against any of the Company Associates. (d) Employee Plans and Agreements. Section 3.16(d) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Associate Agreement, if any, as of the date hereof, separately identifying the applicable Acquired Company that is a party to each Company Associate Agreement and the plan sponsor of each Company Employee Plan. No Acquired Company has committed to establish or enter into any new Company Employee Plan or Company Associate Agreement, or to modify any Company Employee Plan or Company Associate Agreement (except to conform any such Company Employee Plan or Company Associate Agreement to the requirements of any applicable Legal Requirements). (e) Compliance. Each Acquired Company: (i) is and during the last three years has been in compliance in all material respects with all applicable Legal Requirements, collective bargaining agreements, Contracts and Orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Entity respecting employment, employment practices, terms and conditions of employment, wages, hours or other employment-related matters, including Legal Requirements, Contracts, Orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours,

CONFIDENTIAL 43 overtime, pay transparency, labor relations, collective bargaining, leave of absence requirements, worker classification, occupational health and safety, retirement benefit provisions, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Associates or prospective Company Associates; (ii) has withheld and reported all amounts required by any Legal Requirement, collective bargaining or other labor agreement, or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate. All amounts due and payable by any Acquired Company in respect of any Company Employee Plan have been paid or properly accrued by the Acquired Company. Each Company Employee Plan and Company Associate Agreement has been established, operated, funded, registered and maintained in compliance in all material respects with its terms and with all applicable Legal Requirements. All contributions and premiums required to have been made to date by any Acquired Company by applicable Legal Requirements or by the terms of any Company Employee Plan, Company Associate Agreement or any agreement relating thereto have been made by the Acquired Companies (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith. No event has occurred, and to the Knowledge of the Company, no condition exists that would, directly or by reason of any Acquired Company’s affiliation with an Entity which, together with the Acquired Companies, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) (other than the Acquired Companies themselves), subject any Acquired Company to any material Tax, fine, Lien or penalty imposed by applicable Legal Requirements with respect to any Company Employee Plan (other than payroll taxes incurred in the ordinary course). (f) None of the Acquired Companies or any ERISA Affiliate thereof has ever maintained, established, sponsored, participated in, had any Liability with respect to, contributed to or had any obligation to contribute to any: (i) plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) any plan intended to qualify as a Code Section 401(k) arrangement. No Company Employee Plan subject to U.S. Law has ever held employer real property or employer securities as a plan asset, within the meaning of ERISA. (g) Delivery of Documents. As applicable with respect to any existing Company Employee Plan as of the date hereof, the Company has Made Available to Purchaser: (i) correct and complete copies of the current plan document for such Company Employee Plan, including all amendments thereto and all related trust documents, and a written summary of any material unwritten Company Employee Plan; (ii) the most recent summary plan description, together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to such Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) all material, non-routine correspondence to or from any Governmental Entity relating to such Company Employee Plan in the past three (3) years; (v) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for such Company Employee Plan; (vi) all coverage and nondiscrimination testing results for each Company Employee Plan for the past three (3) years; and (vi) all available documentation relating to any claims raised and investigations performed alleging harassment, misconduct or violations of Company policies by any Company Associate in the past three (3) years. (h) Foreign Plans. Each Foreign Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with applicable laws.

CONFIDENTIAL 44 Each Foreign Plan required to be registered or approved by a non-U.S. Governmental Entity has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that could reasonably be expected to materially affect any such approval. Each Foreign Plan is properly reflected on the Financial Statements, and the fair market value of the assets held under each Foreign Plan that is a pension plan or that is funded on an actuarial basis is sufficient so as to permit a termination of each such Foreign Plan in full compliance with applicable law immediately after the Closing Date (to the extent such Foreign Plan may then be terminated in accordance with applicable law) without Purchaser or any of their Affiliates being required to make additional contributions to such Foreign Plan (or related trust) or to incur any liability with respect to the funding or payment of benefits under such Foreign Plan beyond those which have been accounted for by reserves or otherwise properly reflected on the Financial Statements. (i) No Conflict. Except as contemplated by this Agreement, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Contemplated Transactions, will or would reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan that will or would reasonably be expected to result (either alone or in connection with any other circumstance or event) in any compensatory payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Company Associate; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan. (j) Absence of Certain Retiree Liabilities. No current or past Company Employee Plan, if any, provides (except at no cost to any Acquired Company), or reflects or represents any current Liability of any Acquired Company to provide, nor is any Company Employee Plan required to provide, retiree life insurance, retiree health benefits or other post-employment welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. No Acquired Company has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate or other Person would be provided with retiree life insurance, retiree health benefits or other post-employment welfare benefits, except to the extent required by applicable Legal Requirements. (k) Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened claims or Legal Proceedings (other than routine benefit claims) against any Company Employee Plan, the assets of any Company Employee Plan, or any Acquired Company, any Company Employee Plan administrator or any fiduciary of any Company Employee Plan with respect to the operation of any Company Employee Plan (other than routine benefit claims) or asserting any rights or claims to benefits under any Company Employee Plan (other than routine benefit claims). (l) Labor Compliance. There has never been any slowdown, work stoppage, labor dispute or, to the Knowledge of the Company, union organizing activity, or any similar activity or dispute, affecting any Acquired Company. No event has occurred and, to the Knowledge of the Company, no condition or circumstances exist that might, directly or indirectly, give rise to, or provide a basis for, the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, no Acquired Company and no Company Associate or other Representative of any Acquired Company has committed or engaged in any unfair labor practice in connection with the conduct of the business of any of the Acquired Companies. No Legal Proceeding, claim, charge or complaint against any Acquired Company is pending or, to the Knowledge of the Company, has been threatened relating to any labor, safety, discrimination matter, wage and hour matter or any other employment related Legal Requirements involving any Company Associate, including any

CONFIDENTIAL 45 charge of any unfair labor practice brought before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor (or any similar state or non-U.S. agency) and any discrimination complaint. No Acquired Company has received or been subject to any demand letter, civil rights charge, settlement, suit, draft of suit, administrative or other claim from any of its Company Associates for which such Acquired Company must pay any amount prior to the Closing Date. (m) WARN Act, Notice and Consultation. With respect to Vulcan Cyber, Inc., such Acquired Company has not experienced any “plant closing,” “business closing,” or “mass layoff” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law or any other termination of any Company Associate that has imposed or will or would reasonably be expected to impose any obligation under the WARN Act or any similar state or local law. In the 90-day period preceding the date hereof, no Company Associate has suffered an “employment loss” as defined by the WARN Act or similar state or local law. None of the Acquired Companies, Purchaser or any of its Affiliates has or will become subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to or after the Closing, any Company Associates whose services are exclusively or primarily performed outside of the United States, Governmental Entity or other Person outside the United States, with respect to the impact of any of the Contemplated Transactions on the employment of any Company Associate or the compensation or benefits provided to any Company Associate. No Acquired Company is a party to any Contract or arrangement, that in any manner restricts any Acquired Company from relocating, consolidating, merging or closing any portion of the business of any of the Acquired Companies. (n) No Misclassification. Each individual who currently is providing or, in the past three (3) years has provided services to an Acquired Company that has been characterized as a secondee, consultant or independent contractor is and has been properly characterized as such. No Acquired Company has, nor are there reasonable grounds to conclude any Acquired Company will have, any Liability to any individual who is not currently on an Acquired Company’s payroll for any claim, demand or entitlement based upon employment status. No United States-based current independent contractor of any Acquired Company is eligible to participate in any Company Employee Plan subject to ERISA. In the past three (3) years, no Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the applicable Acquired Company. During the last three (3) years, no person who is or was an employee of an Acquired Company is or has been incorrectly classified as to such employee’s status as exempt from overtime wages other than as would not result in Liability to an Acquired Company under the Legal Requirements of the applicable jurisdiction in which the applicable Acquired Company maintains (or maintained in the past) such employment relationship. Each Acquired Company maintains accurate and complete records of all overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the Legal Requirements of all jurisdictions in which such Acquired Company maintains employees. (o) No Unions. No Acquired Company is a party to or bound by, or has ever been a party to or bound by, any union contract, collective bargaining agreement or similar Contract; no Acquired Company recognizes and none has established any trade union, works council or other employee representative body; and to the Knowledge of the Company there are no outstanding applications or requests for the establishment or recognition of the same. No Acquired Company is, and none has ever been, a member of any employer organization and there is no, and never has been, an employee committee in an Acquired Company, and there are no outstanding applications or requests for the same. (p) Labor Relations. To the Knowledge of the Company, there are no facts indicating that the consummation of the Share Purchase or any of the Contemplated Transactions will have a material adverse effect on the employee relations of any Acquired Company. There are no pending or, to the

CONFIDENTIAL 46 Knowledge of the Company, threatened claims or Legal Proceedings against any Acquired Company under any workers’ compensation policy or similar policy subject to non-U.S. Legal Requirements. (q) Severance. The employment or engagement of each current Company Associate is subject to termination upon not more than thirty (30) days prior written notice (i) under the termination notice provisions included in the applicable Company Associate Agreement with such Company Associate identified or required to be identified in Section 3.16(a) of the Disclosure Schedule and (ii) under applicable Legal Requirements. No current Company Associate’s employment by an Acquired Company, or termination of such employment, requires any Permit. (r) Harassment Claims. (i) No allegation, complaint or claim (formal or otherwise) of sexual harassment, harassment, retaliation, discrimination, or sexual misconduct (a “Harassment Claim”) has been made against any Person who is or was an officer or director or supervisory-level employee of any Acquired Company in such Person’s capacity as such or, to the Knowledge of the Company, in any other capacity, or to the Knowledge of the Acquired Company, any other Company Associate; and (ii) in the past three (3) years, no Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement, or non-disclosure agreement relating directly or indirectly to any Harassment Claim against any Acquired Company or any Person who is or was an officer, director, employee or independent contractor of any Acquired Company. (s) Modern Slavery and Human Rights. Each Acquired Company has been, and is, compliant with all applicable human rights statutory requirements, including respect and support for human rights, and each Acquired Company rejects and does not support modern slavery, child labor, human trafficking, and forced marriage. (t) Immigration Matters. Section 3.16(t) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Associates working in the United States who are not citizens or permanent residents of the United States, and indicates their immigration status, the sponsoring Entity (if applicable), and the date the work authorization is scheduled to expire. All other Company Associates employed by the Company in the United States are citizens or permanent residents. No Acquired Company has any employees for whom it currently has petitions or any types of applications for immigration benefits pending with any Governmental Entity and none of the Acquired Companies has made any representations to any Person concerning any sponsorship for temporary or permanent immigration status. Each Company Associate working in a country other than the one of which such Company Associate is a national, has a valid work permit or visa enabling such Company Associate to work lawfully in the country in which such Company Associate is employed. (u) Parachute Payments. Except as set forth in Section 3.16(u) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or in connection with any other event, could reasonably be expected to (i) entitle any individual to severance, retention, change of control, or termination pay or any other compensation or benefit, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment, funding or vesting of any benefit, under any Company Employee Plan, or (iii) result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. (v) Israeli Employees. Solely with respect to Company Associates who reside or work in Israel or whose employment is otherwise subject to the law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 3.16 on Israeli Employees as well, the Company is not and has never been a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, or is otherwise required (under any Legal Requirement, under

CONFIDENTIAL 47 any contract or otherwise other than the employment agreement have Made Available to Purchaser) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Legal Requirements, or pursuant to extension orders generally applicable to all employers in Israel. The Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. The Company is not and was never a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Israeli Employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Israeli Employees. The Company has no Knowledge of any union organizing activity or any similar activity or dispute now or in the future. The Company does not have and is not subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel. All of the Israeli Employees are subject to the termination notice provisions included in employment Contracts or applicable Legal Requirement. Without derogating from any of the above representations, the Company’s liability towards its Israeli Employees regarding severance pay, accrued vacation and contributions to all Company Employee Plans are fully funded which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the Financial Statements, and all Israeli Employees have been subject to and compliant with the provisions of Section 14 of the Israeli Severance Pay Law, 1963, with respect to one hundred percent (100%) of the salary for which severance pay is due under the Israeli Severance Pay Law from the date of commencement of their employment with the Company and for the entire period of their employment to date. The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful employment termination or compensation on termination of employment (beyond the release of fully prefunded statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds (other than routine payments to be made in the Ordinary Course) or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Company does not have any materially outstanding obligation to make any such deduction, transfer, withholding or payment. The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law (5758- 1998), and the Israeli Employment by Human Resource Contractors Law 1996, the Israeli Notification to an Employee (Terms of Employment) Law, 5762-2002, Hours of Work and Rest Law, 5711- 1951, the Wage Protection Law 5718-1958 and Employment by Human Resources Contractors Law, 5756- 1996, the Law for Strengthening the Enforcement of Labor Laws, 5771- 2011. 3.17 Environmental Matters. (a) Each Acquired Company is, and each has at all times been, in material compliance with all Environmental Laws, and no Legal Proceeding, Order, complaint, demand, penalty, citation, letter, request for information from a Governmental Entity or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, has been threatened) by any Person against any Acquired Company

CONFIDENTIAL 48 alleging any failure to comply with or material Liability under any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any real property or thing located on or under any real property with Hazardous Materials. (b) Each Acquired Company has timely applied for, obtained, maintained and is and has at all times been in material compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law to own or operate its assets as owned or operated and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law, other than any non-compliance which would not reasonably be expected to result in a Material Adverse Effect. (c) No circumstance or physical condition exists, on or under any real property currently or formerly owned, operated or leased by any Acquired Company including any of the Leased Real Property that will or would reasonably be expected to give rise to: (i) any violation of or investigative, remedial or other obligation under any Environmental Law; (ii) any Liability on the part of any Acquired Company to any Person; or (iii) any claim of damage to Person or property against any Acquired Company. (d) All properties and equipment used in the business of each Acquired Company are, and have always been, free of Hazardous Materials, except for any Hazardous Materials in small quantities found in products used by the Acquired Companies for office or janitorial purposes in compliance with Environmental Law. (e) No Acquired Company has arranged, by contract, agreement or otherwise, for the transportation, treatment or disposal of Hazardous Materials at any location, such that it has, or would reasonably be expected to incur material Liability under Environmental Laws or with respect to Hazardous Materials. (f) The Company has Made Available to Purchaser accurate and complete copies of all internal and external environmental audits (including environmental compliance audits), assessments, reports permits and studies in its possession or control, if any, relating to each Acquired Company’s compliance with Environmental Laws, the environmental condition of any real property currently or formerly owned, operated or leased by any Acquired Company, including any of the Leased Real Property, and all correspondence on substantial environmental matters relating to each Acquired Company or its operations. 3.18 Material Contracts. (a) List. Section 3.18(a) of the Disclosure Schedule identifies each Material Contract in existence as of the date of this Agreement (categorized by the applicable section and subsection of the definition of “Material Contract” to which it relates), and sets forth the names of the parties to such Material Contract, the date of such Material Contract and the date of each amendment to such Material Contract. (b) Enforceability; No Breach. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable by and against each of the parties thereto, in accordance with their terms, subject only to the Enforceability Exception. No Acquired Company, and, to the Knowledge of the Company, no other party, is in material default under or in material breach of any Company Contract. No payment or other obligation of any Acquired Company is past due under any Company Contract. No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that, with notice, the passage of time or both, will or could reasonably be expected to (i) constitute a material default under or result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give

CONFIDENTIAL 49 any Person the right to cancel, terminate or modify any Material Contract or cause the breach of any Material Contract by any Person. No party to any Material Contract has exercised or, to the Knowledge of the Company, threatened to exercise any termination right with respect to any Material Contract. No Acquired Company has received any written notice of a default, an alleged failure to perform or an offset or counterclaim with respect to any Company Contract that has not been fully remedied and withdrawn. (c) Delivery of Contracts. The Company has Made Available to Purchaser accurate and complete copies of all Material Contracts in existence as of the date of this Agreement, including all amendments, terminations and modifications thereof. There are no Company Contracts in existence as of the date of this Agreement that are not in written form. (d) Proposed Contracts. Section 3.18(d) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any offer, award, counterpart, written proposal, term sheet or similar document (that would contain or give rise to any binding obligation of any Acquired Company if accepted by the recipient) has been submitted or otherwise transmitted by any Acquired Company on or prior to the date of this Agreement. (e) Delivery Obligations. No Acquired Company is party to any Contract under which the relevant counterparty’s obligation to pay any amount to, or reimburse any expense of, the relevant Acquired Company is (in whole or in part) conditioned or otherwise dependent upon (i) any Acquired Company’s fulfillment of any milestone or similar commitment pursuant to the relevant Contract; (ii) any Acquired Company’s performance of any service, or delivery or completion of any deliverable or work product pursuant to the relevant Contract; or (iii) the relevant counterparty’s acceptance of any deliverable or work product furnished by or on behalf of an Acquired Company pursuant to the relevant Contract, in each case of clauses (ii) and (iii), other than the relevant Acquired Company’s commitment to provide off- the-shelf, non-customized Company Products that are generally available to all customers. 3.19 Insurance. Each Acquired Company and its assets and operations have at all times been covered by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period. The Company has Made Available to Purchaser an accurate and complete copy of each insurance policy (including policies providing property insurance, casualty insurance, directors and officers liability insurance, professional liability insurance, errors and omissions insurance, workers’ compensation coverage and bond and surety arrangements) with respect to which any Acquired Company has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 2021. There are and have been no claims since January 1, 2021, for which an insurance carrier has denied or threatened to deny coverage. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect subject to the Enforceability Exceptions. No Acquired Company or, to the Knowledge of the Company, any other Person is in material breach or default under any such insurance policy (including with respect to the payment of any premium or the giving of any notice), and to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a material breach or default under, or permit the termination or modification of, any such insurance policy. No party to any such insurance policy has repudiated any provision thereof. 3.20 Transactions with Related Parties. No Related Party: (a) has or has had any right (whether or not currently exercisable) or interest in any material asset (including Intellectual Property Rights) used in or otherwise relating to the business of any of the Acquired Companies; or (b) is or has been indebted to any Acquired Company, and no Acquired Company is indebted (or has committed to make any loan or extend or guarantee credit) to any Related Party. To the Knowledge of the Company, no Related Party has any direct or indirect ownership interest in or relationship with any Person with which any Acquired Company is affiliated or with which any Acquired Company has a business relationship. Other

CONFIDENTIAL 50 than as set forth in Section 3.20 of the Disclosure Schedule, to the Knowledge of the Company, no Related Party is, directly or indirectly, a party to or otherwise interested in any Company Contract (other than contracts providing for employment and benefit arrangements entered into in the Ordinary Course of Business and on an arms’ length basis). 3.21 Books and Records. The Acquired Companies have made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) in accordance with sound business practices. The minute books of each Acquired Company contain complete and accurate records of all material corporate actions and proceedings of the shareholders and board of directors (including committees thereof) of such Acquired Company. The share register of the Company is accurate and complete, and reflects all issuances, transfers, repurchases and cancellations of shares of share capital of the Company. Accurate and complete copies of the minute books and the share register of the Company have been Made Available to Purchaser. 3.22 Absence of Changes. Since January 31, 2024: (a) the Acquired Companies have conducted their businesses in all material respects only in the Ordinary Course of Business; and (b) there has not occurred a Material Adverse Effect, and no event has occurred or circumstance has arisen that will or could reasonably be expected to have or result in a Material Adverse Effect. Since January 31, 2024, the Acquired Companies have not taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the consent of, Purchaser under Section 6.2. 3.23 Product and Service Warranties. The Company Product is in material conformity with all applicable Company technical specifications and documentation. 3.24 Major Suppliers, Major Customers, and Major Resellers. (a) Section 3.24(a) of the Disclosure Schedule sets forth an accurate and complete list of each supplier of goods or services to any Acquired Company to which the Acquired Companies collectively paid in the aggregate more than $50,000 during the twelve (12) month period ended December 31, 2024, or that is a sole source supplier of any element of, or service used in the creation of, any Company Product (collectively, the “Major Suppliers”). (b) Section 3.24(b) of the Disclosure Schedule sets forth an accurate and complete list of each customer of any Acquired Company that generated in the aggregate more than $100,000 in annual recurring revenues during the twelve (12) month period ended December 31, 2024 for the Acquired Companies (the “Major Customers”). (c) Section 3.24(c) of the Disclosure Schedule sets forth an accurate and complete list of each reseller or distribution partner of the Acquired Companies generated in the aggregate more than $100,000 in annual recurring revenues during the twelve (12) month period ended December 31, 2024 for the Acquired Companies (the “Major Resellers”). (d) No Major Supplier, Major Customer or Major Reseller has terminated its relationship with any Acquired Company or materially reduced or changed the pricing or any other term of its business relationship with any Acquired Company during the twelve (12) months period preceding the date of the Agreement. No Acquired Company is engaged in any material dispute with any Major Supplier, Major Customer or Major Reseller, and, to the Knowledge of the Company, no Major Supplier, Major Customer or Major Reseller intends to terminate, limit or reduce its business relationship with any Acquired Company (whether through Contract amendment, termination, non-renewal or otherwise) or materially reduce or change the pricing or any other term of its business relationship with any Acquired Company or is reasonably likely to fail to perform, its obligations under any Contract with any of the Acquired

CONFIDENTIAL 51 Companies in any manner that is, or is reasonably likely to be, adverse to any of the Acquired Companies. To the Knowledge of the Company, the consummation of the Contemplated Transactions will not have, and could not reasonably be expected to have, an adverse effect on the business relationship of any Acquired Company with any Major Supplier, Major Customer or Major Reseller. 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS Each Seller, on its own behalf and not on behalf of any other Seller, hereby represents and warrants to and for the benefit of the Indemnitees as follows: 4.1 Authority and Due Execution. (a) Authority. Such Seller has all requisite power, capacity and authority to enter into this Agreement and each Transaction Document to which such Seller is a party and to consummate the Contemplated Transactions by such Seller. If such Seller is an Entity, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions by such Seller, have been duly authorized by all necessary action on the part of such Seller and its board of directors (or, if such Seller does not have a board of directors, by all necessary action on the part of its manager or equivalent body), if required, and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or any such other Transaction Document to which such Seller is a party to, or the consummation of the Contemplated Transactions by such Seller. (b) Due Execution. This Agreement and each other Transaction Document to which such Seller is a party has been or will be duly executed and delivered by such Seller and, assuming due execution and delivery by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exception. 4.2 Non-Contravention and Consents. (a) Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party do not, and the consummation of the Contemplated Transactions by such Seller and the performance of this Agreement and the other Transaction Documents to which such Seller is a party will not: (i) if such Seller is an Entity, conflict with or violate any of its Charter Documents, or any resolution adopted by its shareholders (or holders of other equity securities), board of directors (or other similar body) or any committee of the board of directors (or other similar body) of such Seller; (ii) assuming the making of all required filings and notifications under any applicable Antitrust Laws or competition, foreign investment or related Legal Requirement (if any), and assuming the receipt of all clearances, approvals, authorizations or waiting period expirations or terminations under each Antitrust Law or competition, foreign investment or related Legal Requirement (if any), conflict with or violate any Legal Requirement to which such Seller is subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of such Seller or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of pursuant to, any Contract to which such Seller is a party or by which it is bound that will effect such Seller’s obligations hereunder. (b) Contractual Consents. No Consent under any Contract to which such Seller is a party or by which it is bound is required to be obtained, and such Seller is not and will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is a party or the consummation of the Contemplated Transactions by such Seller. For purposes of this Section 4.2(b) and Section 4.2(c), a Consent

CONFIDENTIAL 52 shall be deemed “required to be obtained,” and a notice shall be deemed “required to be given,” if the failure to obtain such Consent or give such notice could (i) be material to Purchaser or any of its Affiliates or (ii) reasonably prevent or materially delay the consummation of any of the Contemplated Transactions by such Seller or otherwise prevent or materially delay performance by such Seller of any of its obligations under this Agreement or any other Transaction Document to which such Seller is a party. (c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by such Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is a party, or the consummation of the Contemplated Transactions by such Seller, which have not been obtained or sent prior to Closing. (d) Bankruptcy. If such Seller is an Entity, such Seller is in good standing and no formal request has been made for its annulment or its dissolution and it is not in bankruptcy or subject to any Insolvency Related Procedure. 4.3 Litigation. There is no Legal Proceeding pending, or, to the Knowledge of such Seller, that has been threatened against such Seller: (a) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the entry into, performance of, compliance with or enforcement of any of the obligations of such Seller under this Agreement; (b) that relates to the ownership or alleged ownership of any Company Shares or other securities of the Company, or any option, warrant or other right to acquire Company Shares or other securities of the Company, in each case, by such Seller; or (c) that relates to any right or alleged right of such Seller to receive any consideration as a result of or in connection with the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is a party, or the consummation of the Contemplated Transactions by such Seller. 4.4 Title and Ownership. Such Seller: (a) is the legal and beneficial owner of the number, class and series of Company Shares and Company Options set forth as being owned by such Seller in Section 3.2(a)(iv), Section 3.2(b) and Section 3.2(e) of the Disclosure Schedule; (b) has good, valid and marketable title to such Company Shares and Company Options, free and clear of all Liens (other than restrictions imposed by the Company’s Charter Documents or restrictions on transfer imposed by virtue of applicable federal and state securities laws); (c) is not a party to or bound by any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Company Shares, Company Options or other securities of the Company (other than this Agreement or any other Charter Documents); (d) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Shares (other than the relevant Securityholders’ Agreement and proxies Made Available to Purchaser); and (e) except for the Company Securities set forth opposite such Seller’s name in Section 3.2(a)(iv), Section 3.2(b) and Section 3.2(e) of the Disclosure Schedule, does not own any securities of the Company or any right to acquire any securities of the Company. Upon payment to such Seller of the consideration that such Seller is entitled to receive pursuant to Section 1.4 by or on behalf of Purchaser pursuant to the terms of this Agreement, such Seller shall transfer to Purchaser good, valid and marketable title to such Seller’s Sale Shares, free and clear of all Liens (other than restrictions imposed by the Company’s Charter Documents or restrictions on transfer imposed by virtue of applicable federal and state securities laws). 4.5 Due Organization. If such Seller is an Entity, such Seller: (a) has been duly organized and is validly existing and in good standing (or equivalent status) under the laws of its jurisdiction of organization; (b) has the requisite power and authority to own its Company Securities; and (c) is duly qualified, licensed and admitted to do business, and is in good standing (or equivalent status), in each jurisdiction in which such qualification, license or admission is necessary, in each case, except as would

CONFIDENTIAL 53 not reasonably be expect to prevent or materially delay the consummation of any of the Contemplated Transactions by such Seller or performance of such Seller’s obligations under the Transaction Documents. 4.6 Brokers’ and Finders’ Fees. Such Seller has not incurred, or will not incur, directly or indirectly, any Liability for any brokerage or finder’s fee, agent’s commission or any similar charge in connection with this Agreement, any other Transaction Document to which such Seller is a party or any of the Contemplated Transactions by such Seller, in each case, which is payable by the Acquired Companies or on their behalf. 4.7 Assets. Neither such Seller nor any of its Affiliates holds or owns any Intellectual Property Rights in the Company Product. 4.8 Sellers’ Representative. Following (i) the execution of this Agreement and (ii) the Closing in accordance with the terms of Section 12.1 below, the Sellers’ Representative shall have been appointed by each Indemnitor as the representative of such Indemnitor and as the attorney-in-fact and agent for and on behalf of such Indemnitor with respect to any and all actions and the making of any decisions required or permitted to be taken by the Sellers’ Representative or which the Sellers’ Representative deems necessary or appropriate under this Agreement and to act for such Indemnitor with respect to all matters relating to this Agreement and the Contemplated Transactions by such Seller in accordance with the terms hereof and the terms of the Sellers’ Representative Engagement Agreement. 4.9 Solvency. Such Seller is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Contemplated Transactions by such Seller shall not constitute a fraudulent transfer by such Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Seller. 4.10 Tax Withholding Information. Any and all information provided to Purchaser by such Seller or any of its Representatives for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Seller pursuant to this Agreement under applicable Legal Requirement is true, correct and complete. 4.11 Experience; Reliance. Such Seller has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Securities owned by such Seller. Such Seller has such experience in business and financial matters to enable such Seller to understand and evaluate this Agreement and form an investment decision with respect to the Company Securities owned by such Seller. 4.12 Allocation of Consideration. Such Seller expressly agrees to the allocation of the consideration as determined pursuant to this Agreement (including the definitions, formulas and adjustments in this Agreement). 4.13 Controlled Foreign Corporation. To the Knowledge of each Seller that is a United States person within the meaning of Section 7701(a)(30) of the Code, no Acquired Company is or has been, or owns or has owned (directly or indirectly), any interest in a controlled foreign corporation (as defined in Section 957 of the Code). The requirements set forth in Section 4 (Safe Harbor for Determining CFC Status) of Revenue Procedure 2019-40 are satisfied with respect to each Seller that is a United States person within the meaning of Section 7701(a)(30) of the Code.

CONFIDENTIAL 54 4.14 No Other Representations. Except for the representations and warranties contained in this Section 4 or in any other Transaction Documents to which such Seller is a party, neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller or with respect to any other information provided to Purchaser or its Affiliates, and Seller hereby disclaims any such representation, warranty or information with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or thereby. 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER Purchaser represents and warrants to the Company and the Sellers as follows: 5.1 Standing. Purchaser is a company limited by shares validly existing and in good standing under the laws of the State of Israel, and has all power and authority to own, lease and operate its properties and assets and to conduct its business in the manner in which its business is currently being conducted. No formal request has been made for the annulment or dissolution of Purchaser and it is not in bankruptcy or subject to any Insolvency Related Procedure. 5.2 Authority and Due Execution. Authority. Each of Purchaser and Parent Guarantor has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution and delivery by each of Purchaser and Parent Guarantor of this Agreement and the other Transaction Documents to which each of Purchaser and Parent Guarantor is a party and the consummation by Purchaser of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser, or to consummate the Contemplated Transactions. Purchaser is directly or indirectly wholly owned by Parent. Parent Guarantor is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and use its properties and assets as presently owned and used. (a) Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser or Parent Guarantor in is a party will be, duly executed and delivered by each of Purchaser and Parent Guarantor and, assuming due execution and delivery by the other parties hereto and thereto, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each of Purchaser and Parent Guarantor enforceable against each of Purchaser and Parent Guarantor in accordance with its terms, subject only to the Enforceability Exception. 5.3 Non-Contravention. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser or Parent Guarantor is a party do not, and the consummation of the Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transaction Documents by Purchaser will not, (a) conflict with or violate Purchaser’s or Parent Guarantor’s Charter Documents or any resolution adopted by its stockholders (or holders of other equity securities), board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Purchaser or Parent Guarantor; or (b) assuming the making of all required filings and notifications under any applicable Antitrust Laws or competition, foreign investment or related Legal Requirement (if any), and assuming the receipt of all clearances, approvals, authorizations or waiting period expirations or terminations under each Antitrust Law or competition, foreign investment or related Legal Requirement (if any), conflict with or violate any Legal Requirement applicable to Purchaser or Parent Guarantor, except, in the case of each of clauses (a) and (b), as would not have a material adverse effect on

CONFIDENTIAL 55 Purchaser’s or Parent Guarantor’s ability to consummate the Contemplated Transactions and perform its obligations under this Agreement. 5.4 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending, or, to the Knowledge of Purchaser, that has been threatened against Purchaser or Parent Guarantor in writing that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with or enforcement of any of the obligations of Purchaser or any of its Affiliates under this Agreement. 5.5 Financing. At the Closing Purchaser or Parent Guarantor will have sufficient liquidity available to pay the amounts payable by Purchaser under this Agreement. 5.6 Broker. Neither the Parent, Purchaser nor any of its Affiliates, nor any of their respective stockholders, Representatives, or Affiliates, has employed or made any agreement with any broker, finder, or similar agent or any Person or firm which will result in the obligation of the Company or any of the Sellers to pay any finder’s fee, brokerage fees, or commission or similar payment in connection with the transactions contemplated hereby. 6. CERTAIN COVENANTS OF THE PARTIES 6.1 Access and Investigation. (a) During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 10 and the Closing (the “Pre-Closing Period”), the Company shall, and shall ensure that its respective Representatives and each of the Acquired Companies and their respective Representatives: (i) promptly upon request, provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours and upon reasonable advance coordination to the Acquired Companies’ Representatives, personnel, assets, facilities and properties (including the Leased Real Property) and to all available books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) promptly upon request, provide Purchaser and Purchaser’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and other information regarding the Acquired Companies, as Purchaser may reasonably request; provided, however, that such access does not unreasonably interfere with the normal business operations of the Company. Notwithstanding the foregoing, the Company shall not be required to permit any inspection, or to disclose any information, that (x) would result in the disclosure of any trade secrets of any Person or violate any confidentiality obligation of the Company, (y) would jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (or similar protections or privileges), or (z) would reasonably, on the advice of counsel (including in-house counsel), violate applicable Legal Requirements; provided that the Company shall use commercially reasonable efforts to promptly provide such information or access in another manner that does not violate such confidentially obligation, attorney-client privilege or applicable Legal Requirement (it being understood that the Company shall use commercially reasonable efforts to obtain any necessary waivers that would enable required disclosure to Purchaser). For the avoidance of doubt, this Section 6.1 shall not include any access to Acquired Companies source code. (b) During the Pre-Closing Period, Purchaser and its Representatives may make commercially reasonable inquiries of the Acquired Companies’ suppliers and the Company shall ensure that each Acquired Company and its Representatives facilitate (and cooperate fully with Purchaser in connection with) such inquiries.

CONFIDENTIAL 56 6.2 Operation of the Business of the Company and the Acquired Companies. (a) During the Pre-Closing Period, the Company shall, and shall cause the other Acquired Companies to, except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser and subject in all cases to changes in applicable law occurring after the date of this Agreement (it being hereby agreed by Purchaser that following an e-mail request for consent by the Company, consent via e-mail from any person listed on Schedule 6.2 shall be deemed written consent for purposes of this Section 6.2): (i) subject to applicable Legal Requirements, use commercially reasonable efforts to conduct its business solely in the Ordinary Course of Business (except to the extent expressly provided otherwise herein or as consented to in writing by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed); (ii) use commercially reasonable efforts to (A) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (B) to collect accounts receivable when due and not extend credit, discounts, accommodations or concessions outside of the Ordinary Course of Business, (C) sell the Company’s or any other Acquired Company’s products and services substantially consistent with past practice as to discounting, license, service, warranty and maintenance terms, incentive programs and revenue recognition and other terms and (D) preserve intact its present business organizations, keep available the services of its present officers and Company Associates and preserve its relationships with customers, suppliers, distributors, landlords, creditors, licensors, licensees and others having business dealings with the Acquired Companies in the Ordinary Course of Business; (iii) use commercially reasonable efforts to ensure that each of its Contracts entered into during the Pre-Closing Period will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Share Purchase; (iv) use commercially reasonable efforts to comply with all applicable Legal Requirements; (v) promptly notify Purchaser of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Share Purchase; and (vi) promptly notify Purchaser of any notice or other communication from any Governmental Entity (i) relating to the Share Purchase, (ii) indicating that a Company Authorization is or about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Purchaser (following the Closing) or the Company and its Subsidiaries, taken as a whole. (b) Without limiting the generality or effect of the provisions of Section 6.2(a) and subject to any applicable Legal Requirement, except (x) as expressly set forth on Section 6.2(b) of the Disclosure Schedule, during the Pre-Closing Period, (y) as otherwise expressly contemplated by this Agreement, or (z) as consented to in writing by Purchaser (which consent with respect to subsection (iv) shall not be unreasonably withheld or delayed), the Company shall not, and shall cause the other Acquired Companies not to do any of the following: (i) amend its Charter Documents or equivalent organizational or governing

CONFIDENTIAL 57 documents; (ii) merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; (iii) declare, accrue, set aside or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for repurchases in connection with any termination of service of any employee or other service provider and issuances in connection with the exercise of any Company Options that are outstanding as of the Agreement Date; (iv) (A) enter into, amend, renew or modify any (I) Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract or (II) Contract requiring a novation or consent in connection with the Share Purchase or the other transactions contemplated by this Agreement or (B) violate, terminate, renew, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of its Material Contracts; (v) issue, deliver, grant, pledge or sell or authorize or propose the issuance, delivery, grant, pledge or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests; provided, however, that the Company shall be permitted to issue Company Ordinary Shares upon the exercise of any Company Options or Company Warrants or upon the conversion of Company Preferred Shares or Company SAFEs, in each case, outstanding as of the Agreement Date and in accordance with its terms as in effect on the Agreement Date; (vi) make any charitable contribution; (vii) (A) hire or engage, or offer to hire or engage, any additional officers or executive employees or any other employees, (B) terminate the employment (other than terminations for cause), change the title, office or position, or materially reduce the responsibilities or terms and conditions of employment of any employees of the Company, (C) enter into, amend or extend the term of any employment or consulting agreement, bonus arrangement, severance agreement, retention bonus, or change of control agreement with, or any Company Option or Ungranted Equity Award held by, any Company Associate, or (D) enter into, modify or terminate any Contract with a labor organization, works council, labor union, or similar employee representative body or any collective bargaining agreement (unless required by Legal Requirement) or (E) add any new members to the Board; (viii) make any loans or advances (other than routine expense advances or reimbursements for travel and other normal business expenses to current directors, officers and employees of the Acquired Companies in the Ordinary Course of Business) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money; (ix) except for non-exclusive licenses in connection with the provision of the Company Products and the Company services in the Ordinary Course of Business, transfer or license from any Person any rights to any, transfer or license to any Person any rights to any Intellectual Property Rights, or transfer or provide a copy of any source code for any Acquired Company Software to any

CONFIDENTIAL 58 Person (other than providing access to source code for any Acquired Company Software to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the Ordinary Course of Business and provided each such employee or consultant has executed an Employment Agreement) or materially amend or replace any of the foregoing; (x) take any action regarding any Acquired Company IP, other than pursuing enforcement, prosecution or maintenance of such rights in the Ordinary Course of Business; (xi) issue, deliver or provide any new releases for any of the Company Products to any Person inconsistent with the schedule of Company Product releases Made Available to Purchaser, other than in the Ordinary Course of Business, and excluding any incremental bug fixes, patches, or similar ordinary course updates to any Company Product; (xii) enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP; (xiii) incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others; (xiv) (A) pay, discharge or satisfy (I) any Liability to any Person who is an officer, director or shareholder of the Acquired Companies, other than compensation due for services as an officer or director in the Ordinary Course of Business, or (II) any claim or Liability arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Company Transaction Expenses, (B) defer payment of any account payable other than in the Ordinary Course of Business, or (C) give any discount, accommodation or other concession other than in the Ordinary Course of Business; (xv) make any capital expenditures, capital additions or capital improvements in excess of $50,000, other than those budgeted and reserved on the Financial Statements; (xvi) cancel or fail to renew any of its insurance policies or materially change the amount of, or terminate, any insurance coverage; (xvii) cancel, permanently release or waive any material claims or rights held by any of the Acquired Companies; (xviii) (A) adopt, establish, enter into, terminate, discontinue or amend any Company Employee Plan, except in each case as required under ERISA, applicable Legal Requirement or as necessary to maintain the qualified status of such plan under applicable Legal Requirement, (B) accelerate the payment, funding or vesting of any compensation or benefits of any Company Associate (C) pay or grant any bonus or other incentive compensation to any Company Associate, other than pursuant to arrangements agreed prior to signing and Made Available to Purchaser, or (D) increase the compensation or benefits of any Company Associate; (xix) grant or pay, or enter into any Contract providing for the granting or payment of any severance, change of control, retention or termination pay or benefits to any Person, other than pursuant to arrangements agreed prior to signing and Made Available to Purchaser; (xx) (A) commence a lawsuit other than (I) for the routine collection of bills, (II) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with

CONFIDENTIAL 59 Purchaser prior to the filing of such a suit) or (III) for a breach or threatened breach of this Agreement or (B) settle or agree to settle any pending or threatened lawsuit or other dispute; (xxi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture or strategic alliance; (xxii) make, change or revoke any material Tax election, adopt or change any Tax accounting method or period, file any Tax Return except in accordance with Section 7.3(a), file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Legal Requirement), enter into any voluntary disclosure, amnesty or self-correction application or agreement or similar process, apply for any Tax ruling other than as expressly contemplated by this Agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, assume or agree to indemnify any liability for Taxes of another Person or surrender any right to claim a Tax refund; (xxiii) change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Purchaser; (xxiv) (i) enter into any agreement for the purchase, sale or lease of any real property or (ii) enter into, modify or terminate, or waive or relinquish any right under, any Real Property Lease; (xxv) enter into any transaction with any Related Party, other than Contracts providing for employment and benefit arrangements entered into in the Ordinary Course of Business and on an arms’ length basis that are not otherwise prohibited by this Section 6.2; (xxvi) enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Section 3.11 of the Disclosure Schedule or apply for or receive a Governmental Grant; (xxvii) apply for, negotiate or obtain any grants or benefits from the IIA or any other Government Program; and (xxviii) take or agree in writing or otherwise to take, in a legally binding manner, any of the actions described in clauses (i) through (xxvii). Prior to the Closing, each of Purchaser and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations. Nothing contained in this Section 6.2 shall cause or give to Purchaser, directly or indirectly, rights to control or direct the operations of any Acquired Company in violation of applicable Antitrust Laws prior to the Closing. 6.3 Notification. During the Pre-Closing Period, the Company shall promptly notify Purchaser in writing of: the discovery by it of any event, condition, fact or circumstance that occurred or existed on

CONFIDENTIAL 60 or prior to the date of this Agreement and that caused or constitutes a material breach of or a material inaccuracy in any representation or warranty made by the Company or any Seller in this Agreement; if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the commencement of or, to the Knowledge of the Company, any written threat to commence, any Legal Proceeding that challenges or that, if adversely determined, would have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Contemplated Transactions; (iv) any material breach of any covenant or obligation of the Company or any Seller; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 impossible; provided however that the Company’s failure to give notice under this Section shall not be deemed a breach of covenant under this Section, but instead shall constitute only a breach of the underlying representation or warranty or covenant, as the case may be. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (1) determining the accuracy of any of the representations and warranties made by the Company or any Seller in this Agreement; or (2) determining whether any of the conditions set forth in Section 8 has been satisfied. No notification under this Section 6.3 by the Company shall be required with respect to matters consented to in writing by Purchaser. 6.4 No Solicitation or Negotiation. During the Pre-Closing Period, each Seller and the Company shall not, and shall ensure that no Acquired Company and no Representative of any Acquired Company or any Seller shall: (a) solicit, knowingly encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser, the Sellers’ Representative or their Representatives or Sellers’ counsel and advisors) relating to or in connection with a possible Acquisition Transaction (except that the Company may respond to a party making an unsolicited offer solely in order to advise such party that it is subject to an exclusivity undertaking); or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) give Purchaser written notice of any written or, to the Knowledge of the Company, oral inquiry, indication of interest, proposal, offer or request for non-public information (or any material amendment or update to a prior inquiry, indication, proposal, offer or request) relating to a possible Acquisition Transaction that is received by any Acquired Company, any Seller or any Representative of any Acquired Company or Seller during the Pre-Closing Period. Such notice shall include the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and a summary of the material terms and conditions thereof; provided, that such notice need not identify the counterparty to such proposal or the terms thereof to the extent restricted by any confidentiality obligations in effect on the Agreement Date. 6.5 Reserved. 6.6 Termination/Amendment of Agreements. (a) The Company shall, as promptly as practicable after the Agreement Date and in any event prior to the Closing: (i) cause the agreements identified in Part 1 of Schedule 6.6(a) to be terminated effective as of the Closing; and (ii) cause the agreements identified in Part 2 of Schedule 6.6(a) to be amended, effective as of the Closing, as set forth on Schedule 6.6(a) Each such termination and amendment shall be in form and substance reasonably satisfactory to Purchaser and shall be subject to advance and timely review and reasonable approval by Purchaser.

CONFIDENTIAL 61 (b) The Company and each Seller hereby agrees that, effective as of the Closing, automatically and without further action by any Person: (i) all shareholder agreements, investors’ rights agreements, voting agreements, voting trusts, rights of first refusal and co-sale agreements, management rights agreements and all other similar agreements or Contracts to which any of them are a party or by which any of them are bound (excluding the Company Charter and any D&O indemnification agreement set forth on Schedule 6.6(b) or D&O insurance policy, including the D&O Tail), shall, in each case, be permanently and irrevocably terminated without any Liability to any Acquired Company and be of no further force or effect, and all Consents required to authorize the terminations contemplated by this Section 6.6 are hereby provided by the Company and the applicable Sellers (including by Joinder Agreement, as applicable); (ii) all obligations of the Acquired Companies and all rights of such Seller under any such agreements or Contracts relating to any Acquired Company shall be deemed terminated, discharged and waived; and (iii) no Seller shall have any recourse against any Acquired Company in respect of the matters contained therein other than to the extent expressly provided for in this Agreement. 6.7 Repayment of Insider Receivables. Prior to the Closing, the Company and any Sellers subject to any Insider Receivables (in the case of such Seller, solely with respect to such Insider Receivables) shall cause any and all outstanding Insider Receivables to be paid in full. 6.8 Communications with Employees. Except as otherwise expressly contemplated by this Agreement, prior to the Closing, neither the Company nor any Seller, and the Company shall ensure that no other Acquired Company and no Representative of any Acquired Company, shall formally issue written or verbal communication to any Company Associate regarding post-Closing employment matters (including post-Closing employee benefit plans and compensation) without the prior written consent of Purchaser. 6.9 Payoff Letters; Company Transaction Expenses. (a) The Company shall, no later than one (1) Business Day prior to the Closing Date, obtain and deliver to Purchaser: (i) a copy of an executed payoff letter (which may be executed on the Closing Date), in customary form and substance reasonably satisfactory to Purchaser, from each creditor with respect to the Indebtedness identified on Schedule 6.9 and any other Company Indebtedness that will be outstanding as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, which payoff letter (each such payoff letter, a “Payoff Letter”) shall: (A) indicate the aggregate amount required to be paid to such creditor on the Closing Date (including the outstanding principal amount, accrued and unpaid interest and any premium, penalty, fee, Expense, breakage cost or other payment required to be made with respect to such Indebtedness) in order to fully discharge all obligations with respect to such Indebtedness and provide wire transfer information for such payment; (B) state that upon receipt of the amount described in clause (i) above, the instruments evidencing such Indebtedness shall be terminated; and (C) state that all Liens and all guarantees in connection therewith relating to the assets and properties of the Acquired Companies securing such Indebtedness (if any) shall be, upon the payment of the amount described in clause (i) above on the Closing Date, released and terminated; (ii) forms of UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of any of the Acquired Companies in connection with the incurrence of the Indebtedness referred to in clause (a) above, if any; (iii) forms of notices of termination for each account control agreement entered into in connection with the incurrence of the Indebtedness referred to in clause (a) above, if any; (iv) forms of terminations for any intellectual property security agreements filed with the United States Patent and Trademark Office or United States Copyright Office in connection with the incurrence of the Indebtedness referred to in clause (a) above, if any; and (v) forms of notices of termination for any landlord or bailee waivers executed in connection with the incurrence of the Indebtedness referred to in clause (a) above, if any. The Company shall cause the Payoff Letters to be updated, as necessary, on the Closing Date.

CONFIDENTIAL 62 (b) The Company shall, no later than one (1) Business Day prior to the Closing Date, obtain from each payee of Company Transaction Expenses and provide to Purchaser a written invoice with respect to all Company Transaction Expenses due and payable to such payee, as of the Closing Date. 6.10 Tail Insurance. At or prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Acquired Companies’ directors and officers in a form reasonably acceptable to Purchaser, which shall provide such directors and officers with coverage for seven (7) years following the Closing and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured Persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company. For the period commencing on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, Purchaser shall cause the Company to maintain the D&O Tail in full force and effect and continue to honor the obligations thereunder, and to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers as of immediately prior to the Closing to the maximum extent permitted by Legal Requirements (the “D&O Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the date hereof and pursuant to the Charter Documents of the Company, in effect on the date hereof and, in each case, Made Available to Purchaser or entered into after the date hereof with Purchaser’s consent. This Section 6.10 shall survive the Closing, is intended to benefit and shall be enforceable by each D&O Indemnified Party and their respective heirs, shall be binding on all successors and permitted assigns of Purchaser and the Company and shall not be terminated or modified in a manner as to adversely affect the rights of any D&O Indemnified Party without the written consent of such D&O Indemnified Party. If Purchaser, the Company or any of their respective successors or permitted assigns (i) consolidate or amalgamate with or merge into any other Person and not be the continuing or surviving company or entity in such consolidation, amalgamation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and permitted assigns of Purchaser, the Company or any of their respective successors or permitted assigns will assume all of the obligations of Purchaser and the Company set forth in this Section 6.10. 6.11 Restriction on Transfer. Each Seller agrees that, during the Pre-Closing Period, such Seller shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Lien, any Company Security held by it, or any direct or indirect beneficial interest therein, other than pursuant to the exercise of Company Options permitted by Section 6.2. 6.12 Joinder Agreements. The Company shall cause each Person to whom the Company issues any Company Ordinary Shares or Company Preferred Shares during the Pre-Closing Period and is not a party to this Agreement, to concurrently with the receipt of such Company Ordinary Shares become a party to this Agreement by executing and delivering a Joinder Agreement. Upon the execution and delivery to Purchaser of a Joinder Agreement by such Person, such Person shall be deemed to be a “Seller” for all purposes under this Agreement. 6.13 Seller Counterparts. The Company shall use reasonable best efforts to cause each Seller who delivers a counterpart signature this Agreement executed by proxy (as denoted with an asterisk on Schedule 1) to deliver a duly executed counterpart signature to this Agreement executed directly by such Seller as promptly as possible after the execution and delivery of this Agreement and, in any event, prior to the Closing. 6.14 Confidentiality. Each Seller shall not, and shall not permit their respective Affiliates or Representatives to, for a period of five (5) years after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose to any third party (other than to the other party’s Affiliates and Representatives that need to know such information (including, for this purpose, investors or limited

CONFIDENTIAL 63 partners of any Seller, provided that such limited partners or investors are subject to an obligation of confidentiality substantially similar to the obligation of confidentiality herein that would cover such information)) or to use any Confidential Information other than to the extent necessary for such Seller’s performance of its obligations or the exercise of its rights under the Transaction Documents; provided, however, that the term “Confidential Information” will not include any information: (i) that becomes available from and after the Closing from a third-party source that is not known by the receiving party, after reasonable inquiry, to be under any obligations of confidentiality to Purchaser, its Affiliates or the Company in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof or another obligation of confidentiality of such Seller or its Affiliates or Representatives) or (iii) that such Seller can demonstrate is or was derived independently by such Seller, its Affiliates or its Representatives without use of Confidential Information. In addition, the foregoing shall not prohibit any Seller, its Affiliates or its Representatives from (A) using Confidential Information for the purpose of complying with the terms of the Transaction Documents, or (B) disclosing Confidential Information to the extent required by applicable Legal Requirement; provided that the disclosing party will, to the extent not prohibited by Legal Requirement, provide Purchaser with prompt written notice of such requirement to give Purchaser a reasonable opportunity to seek, at its sole expense, an appropriate protective order, to contest such disclosure or waive compliance with this Section 6.14 (and, if Purchaser seeks a protective order, such Seller shall cooperate, and shall cause its Affiliates and its and their respective Representatives to cooperate, as Purchaser shall reasonably request at Purchaser’s sole expense), or (C) disclosing any information (other than by means of press release) which consists solely of information which has been previously disclosed in any press release or other public announcement regarding this Agreement or the transactions contemplated by this Agreement issued by Purchaser or its Affiliates, and, with respect to Sellers who are investors in the Company, reasonably required in connection with financial or Tax reporting with respect to, or evaluating the impact of the Share Purchase on, such Seller’s security holdings in the Company, provided that such publication is made subsequent to the publication made by Purchaser or its Affiliates and is not inconsistent with such publication (this paragraph (C), the “Permitted Disclosure”). 6.15 Waiver of Pre-Emptive Rights and Restrictions. Each Seller hereby waives: (a) any rights to claim that any of the Contemplated Transactions do not conform to the requirements or other provisions of the Securityholders’ Agreements or the Charter Documents of any Acquired Company; (b) any rights of pre-emption, rights of first refusal, rights of approval, rights to notice, rights of co-sale, registration rights, information rights or other similar rights or restrictions that relate to any Company Securities held by such Seller, whether arising under the Charter Documents of any Acquired Company, any Contract, any Legal Requirement or otherwise, including any right to receive any notice relating to the negotiation, execution, delivery or performance of this Agreement or any indication of interest relating to this Agreement; (c) any conflicts of interest that any director or officer of any Acquired Company or any Seller may have as a result of such Person’s relationship with such Acquired Company or such Person’s interest in any of the Contemplated Transactions; and (d) effective as of the Closing, any rights over any of the Company Securities conferred upon such Seller by the Charter Documents of the Acquired Companies, any Contract (other than the Transaction Documents), any Legal Requirement or otherwise. 7. ADDITIONAL COVENANTS OF THE PARTIES 7.1 Commercially Reasonable Efforts. (a) Purchaser, each Seller and the Company shall, and the Company shall cause the other Acquired Companies to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Share Purchase and make effective the other Contemplated Transactions on a timely basis and in any event prior to the End Date, including by, prior to the Closing (i) each Seller and the Company using their commercially respective reasonable efforts to cause the

CONFIDENTIAL 64 conditions set forth in Section 8 (as to each Seller, solely those conditions which apply to such Seller) to be satisfied on a timely basis and (ii) Purchaser using its commercially reasonable efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis. Without limiting the foregoing, each party: (A) shall make all filings (if any) and give all notices (if any) necessary to be made and given by such party (or, in the case of Sellers and the Company, any Acquired Company) in order to effect the Contemplated Transactions; (B) shall use its commercially reasonable efforts to obtain each Consent (if any) necessary or advisable to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party (or, in the case of Sellers and the Company, any Acquired Company) in connection with the Contemplated Transactions, including the Consents set forth on Schedule 8.3(b); provided, that (1) each Seller is responsible for its own obligations in its capacity as a Seller and (2) no Seller will be required to personally incur any material out of pocket expenses or initiate or otherwise participate in any Legal Proceedings to satisfy its obligations set forth in this Section 7.1(a). The form of each such filing, notice or Consent (if any) shall be subject to the prior review and reasonable approval of Purchaser. (b) In furtherance, and not in limitation of the foregoing in Section 7.1(a), the Company shall use its commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required or reasonably requested by Purchaser to be filed by such party with any Governmental Entity with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity. The Company and Purchaser shall, or shall cause their respective Affiliates, to take all commercially reasonable actions to respond as promptly as practicable to any inquiry or request received from any Governmental Entity in connection with antitrust, foreign investment or related matters; provided, that (1) each Seller is responsible for its own obligations in its capacity as a Seller and (2) no Seller will be required to personally incur any material unreimbursed out of pocket expenses or initiate or otherwise participate in any Legal Proceedings to satisfy its obligations set forth in this Section 7.1(b). At the request of Purchaser only, the Company shall, and Sellers (solely in their respective capacity as a shareholder of the Company) shall cause the Company to, divest, sell, dispose of, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies; provided that any such action is conditioned upon the consummation of the Share Purchase. Subject to the confidentiality provisions of the Confidentiality Agreement, each of Purchaser and the Company shall promptly supply to the other party with any information that may be reasonably requested in order to effectuate any filing (including any application) pursuant to (and to otherwise comply with its obligations set forth in) this Section 7.1(b). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company and the Purchaser shall (A) consult with the other party prior to taking a position with respect to any such filing; (B) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analysis, appearance, presentation, memorandum, brief, white paper, argument, opinion or proposal before making or submitting any of the foregoing to any Governmental Entity in connection with any Legal Proceeding related to this Agreement or any of the Contemplated Transactions (including any such Legal Proceeding relating to any antitrust, competition or foreign investment Legal Requirement); (C) cooperate and coordinate with the other party in preparing and exchanging such information; (D) promptly upon request provide the other party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such first party with or to any Governmental Entity related to this Agreement or any of the Contemplated Transactions; and (E) to the extent reasonably practicable, permit the other party and its Representatives to participate in all substantive discussions, telephone calls and meetings with any Governmental Entity related to this Agreement or any of the Contemplated Transactions; provided that material provided pursuant to this Section 7.1(b) (1) may be redacted as necessary to (I) comply with contractual arrangements, (II) protect attorney-client or other legal privilege, or (III) remove references concerning the valuation of the parties and (2) may be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-

CONFIDENTIAL 65 agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Purchaser shall consult with the Company with respect to the appropriate strategy relating to any applicable Antitrust Laws, as well as any competition, foreign investment or related matters, and consider the Company’s views in good faith; provided, however, that Purchaser shall, on behalf of the parties, control and lead all substantive communications and make the final determination as to the appropriate strategy relating to any applicable Antitrust Laws or such other competition, foreign investment or related matters (and, for avoidance of doubt, such determination may include a pull and refile of any filing or notification, or an agreement to toll or extend any applicable waiting period, and agreement with any Governmental Entity not to consummate the Contemplated Transactions for any period of time (but subject to the End Date)). Purchaser shall control the strategy and timing for making filings, providing notices or obtaining Consents pursuant to this Section 7.1(b) and shall be entitled to participate in any meeting with a Governmental Entity or other third party relating thereto. (c) Each of the Sellers in respect of itself and the Company on the one hand, and Purchaser on the other hand, shall promptly notify the other party upon the (i) receipt of any communication from any official of any Governmental Entity in connection with any filing made in connection with any of the Contemplated Transactions; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to any of the Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any Governmental Entity for any amendment or supplement to any filing made in connection with any of the Contemplated Transactions or any information required to comply with any Legal Requirement applicable to any of the Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any notification or filing made pursuant to Section 7.1(b), such Seller and the Company on the one hand, and Purchaser on the other hand, shall (promptly upon learning of the occurrence of such event) inform the other party of the occurrence of such event and cooperate with each other in filing with the applicable Governmental Entity such amendment or supplement. At the request and cost of Purchaser only, each Seller as reasonably requested shall also use commercially reasonable efforts to cooperate with any defense conducted by Purchaser related to a post- Closing investigation if opened by any Governmental Entity in connection with the acquisitions contemplated by this is Agreement; provided Purchaser shall have sole control with respect to any such defense. (d) Limitations. Notwithstanding anything to the contrary contained in Section 7.1(a), Section 7.1(b), Section 7.1(c) or elsewhere in this Agreement: (i) Purchaser shall not have any obligation under this Agreement to: (A) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, hold separate or otherwise limit Purchaser’s or any of its Affiliates’ freedom of action with respect to, any of the businesses, equity securities, product lines or assets of Purchaser, any of its Affiliates or any of the Acquired Companies, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, equity securities, product lines or assets of Purchaser, any of its Affiliates or any of the Acquired Companies; (B) terminate, amend or assign existing relationships or contractual rights or obligations of Purchaser, the Sellers or the Company or their respective Affiliates or Subsidiaries; (C) amend or modify any of Purchaser’s rights or obligations under any Transaction Document; (D) directly or indirectly restructure, or commit to restructure, any of the Contemplated Transactions; (E) pay any consideration, provide any guarantees or forms of credit support or profit-sharing, or agree to any modifications of existing Contracts; (F) agree to any obligations or assume or take any Liabilities which are not a result of the Contemplated Transactions and its undertakings contemplated by this Agreement; or (G) commence or contest, defend or appeal or cause any of its Affiliates to commence or contest, defend or appeal any Legal Proceeding relating to the Contemplated Transactions (each of the foregoing clauses (A) through (G), a “Burdensome Condition”); and (ii) the Company shall not agree to

CONFIDENTIAL 66 take or take any of the actions described in this Section 7.1(d) without the prior written consent of Purchaser. 7.2 Public Announcements. The press release and other written communications initially announcing the Contemplated Transactions shall be in a form agreed by the parties to this Agreement (other than the Sellers’ Representative) prior to the Agreement Date (the “Announcement Communications”) and shall be issued by Purchaser promptly following the execution and delivery of this Agreement. Other than to the extent expressly contemplated by the immediately preceding sentence or elsewhere in this Agreement, (i) from and after the Agreement Date, neither the Company, the Sellers nor any of their respective Representatives shall issue or make any press release or public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement, the other Transaction Documents or any of the Contemplated Transactions without the prior written consent of Purchaser, other than the Permitted Disclosure; and (ii) after the issuance of the Announcement Communications through the end of the Pre- Closing Period, Purchaser shall consult with the Company prior to issuing or making, and shall consider in good faith the view of the Company with respect to, any press release or public statement regarding this Agreement, the other Transaction Documents or any of the Contemplated Transactions; provided that, in the case of clause (ii), no such consultation shall be required for (A) any public statement required by applicable Legal Requirements or (B) any interviews, press appearances or other unwritten public statements made by or on behalf of Purchaser following the issuance of the Announcement Communications. Notwithstanding anything herein to the contrary, following Closing, the Sellers’ Representative shall be permitted to: (i) after the public announcement of the Contemplated Transactions, announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by law or to advisors and Representatives of the Sellers’ Representative and to the Indemnitors, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. 7.3 Tax Matters. (a) To the extent not filed prior to the date of this Agreement, the Company shall prepare or cause to be prepared all Tax Returns of the Acquired Companies required to be filed on or before the Closing Date (“Company Prepared Return”), in each case, consistent with the past practices of the relevant Acquired Company in all material respects except as otherwise required by applicable Legal Requirements. Not less than twenty (20) days (or such shorter period of time as is reasonable, taking into account the nature of the Tax Return and the filing deadline) prior to the filing of any Company Prepared Return that is an income or other material Tax Return, the Company shall provide a draft copy of such Company Prepared Return to Purchaser for review and shall reasonably and in good faith consider any comments from Purchaser timely made with respect to any such Tax Returns. The Company shall timely file, or cause to be timely filed, all such Tax Returns and timely pay, or cause to be timely paid, all Taxes shown as due thereon (taking into account any validly obtained automatic extensions). Purchaser shall prepare or cause to be prepared and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Acquired Companies after the Closing Date for any Pre-Closing Tax Period or Straddle Period (“Purchaser Prepared Return”). Each Purchaser Prepared Return for any Pre-Closing Period shall be prepared consistent with the past practices of the relevant Acquired Company in all material respects except as otherwise required by applicable Legal Requirements. Not less than twenty (20) days (or such shorter period of time as is reasonable, taking into account the nature of the Tax Return and the filing deadline) prior to the filing of any Purchaser Prepared Return that is an income or other material Tax Return, the Purchaser shall provide a draft copy of such Purchaser Prepared Return to Sellers’ Representative for review and shall reasonably and in good faith consider any comments from Sellers’ Representative timely made with respect to any such Tax Returns.

CONFIDENTIAL 67 (b) In the case of any Tax that is payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall: (i) in the case of Taxes that are either (A) based upon or related to income, profits or receipts or attributable to any amount required to be included in income under Sections 951 or 951A of the Code or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), be deemed to be equal to the amount that would be payable if the Tax period of the Acquired Companies (and each partnership, other pass-through entity, or controlled foreign corporation in which any Acquired Company has an interest) ended with (and included) the Closing Date; provided, however, that any exemption, allowance or deduction that is calculated on an annual basis (including any depreciation or amortization deduction) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (ii) in the case of any Tax that is imposed on a periodic basis with respect to any Acquired Company and is not described in clause (i)(A) or clause (i)(B) above, be deemed to be an amount equal to the product of the amount of such Tax for the entire Straddle Period (or, in the case of any such Tax determined on an arrears basis, the amount of such Tax for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire period. (c) With respect to any Tax Returns of the Acquired Companies first required to be filed after the Closing Date with respect to a Pre-Closing Tax Period or Straddle Period, Purchaser shall be entitled to be paid from the Escrow Fund (and Purchaser and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to pay to Purchaser) the amount of Taxes for which the Indemnitors are responsible pursuant to Section 11.2, as determined by Purchaser in good faith. For the avoidance of doubt, no payment made pursuant to this Section 7.3(c) shall relieve the Indemnitors from their indemnification, compensation and reimbursement obligations pursuant to Section 11.2 to the extent the amount of such Taxes as ultimately determined, on audit or otherwise, exceeds the amount of the payment made pursuant to this Section 7.3(c). (d) Prior to the Closing, the Company shall take all actions to ensure that: (i) any Tax allocation, indemnification or sharing agreements by or between any of the Acquired Companies, on the one hand, and any other Person, on the other hand, is terminated prior to the Closing Date; and (ii) thereafter, none of the Acquired Companies shall be obligated to make any payment pursuant to, or have any liability related to, any such agreement for any past or future period. (e) Purchaser, Sellers and the Sellers’ Representative shall cooperate with each other in connection with the preparation of any Tax Return of, and with any audit examination or Legal Proceeding relating to any Liability relating to Taxes imposed on, any Acquired Company for any Pre- Closing Tax Period or Straddle Period, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably necessary or useful for the preparation of any such Tax Return, the conduct of any audit examination or the defense of any claim by any Taxing Authority relating to the imposition of any Tax; provided, however, that nothing in this Section 7.3(e) shall require Purchaser to provide the Sellers’ Representative or any Seller with any consolidated, combined, unitary or other Tax Return of Purchaser. (f) Each Seller, severally and not jointly, shall pay all sales, use, value added, transfer, indirect transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) and the party required under any applicable Legal Requirement to file any Tax Return related to such Transfer Taxes shall file any required Tax Return in the time and manner prescribed by applicable Legal Requirements. All costs or expenses incurred by Purchaser or the Acquired Companies after Closing related to the

CONFIDENTIAL 68 foregoing shall be promptly reimbursed by Sellers within three (3) Business Days of Purchaser’s demand therefor. (g) Purchaser shall be permitted to make (or cause to be made), in its sole discretion, an election under Section 338(g) of the Code (and any comparable provision of state, local, or non-U.S. Legal Requirement) with respect to the acquisition pursuant to this Agreement of the Company and non- US subsidiaries of the Company (“Section 338 Election”). Purchaser shall use commercially reasonable efforts to mitigate any U.S. State income tax consequences of the Section 338 Election to the Acquired Companies, including making a “water’s edge” election in the State of California if, in Purchaser’s reasonable judgment, such election is commercially practicable and permitted by applicable Legal Requirements. (h) Any Tax refunds that are received by Purchaser or any of the Acquired Companies following Closing, and any overpayments of Taxes credited against Taxes payable to which Purchaser or any of the Acquired Companies becomes entitled following the Closing (including any interest paid or credited with respect thereto), that relate to a Pre-Closing Tax Period (and are not reflected as an asset on the Closing Statement) shall be for the account of Sellers (provided that with respect to Odfot, such Tax refund is received in cash by Purchaser or any of the Acquired Companies, or such credit is applied to reduce cash Taxes payable by Purchaser or any of the Acquired Companies, in each case within thirty-six (36) months after the Closing); provided that the Sellers shall not be entitled to any payment under this Section 7.3(h) with respect to any portion of any Tax refund or credit for overpayment that is attributable to the carryback of any Tax asset or attribute generated in a taxable period (or portion thereof) beginning after the Closing Date. Purchaser shall pay over to the Paying Agent (for further distribution to the Sellers) an amount equal to such refund or amount of any such credit for overpayment within fifteen (15) days after receipt or entitlement thereto for Pro Rata distribution to the Sellers; provided that if Purchaser pays over such amount and it is subsequently determined by a Taxing Authority that such amount was improperly obtained or is otherwise disallowed, the Sellers shall repay such amount to Purchaser within fifteen (15) days after delivery of a written notice of such determination to the Sellers’ Representative. Any such refunds or credits relating to any Straddle Period shall be equitably apportioned between Purchaser and Seller. Upon the reasonable written request of the Sellers’ Representative, Purchaser shall, at Sellers’ expense, cause the relevant entity to use commercially reasonable efforts to obtain the receipt of, any refund that is for the account of Sellers under this Section 7.3(h). (i) Following the Closing, except to the extent required to be in compliance with Legal Requirement, Purchaser shall not (i) file any amended Tax Return for any Acquired Company for a Tax period ending on or before the Closing Date, (ii) make, change or revoke any Tax election (except as set forth in Section 7.3(g)) or change any accounting period or method of any Acquired Company with retroactive effect to any Tax period ending on or before the Closing Date, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax of any Acquired Company for any Tax period ending on or before the Closing Date, or (iv) enter into (or pursue) any voluntary disclosure agreements or similar programs with any Taxing Authority that relate to Taxes or Tax Returns of any Acquired Company for any Tax period ending on or before the Closing Date, in each case without the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent taking such action could result in any Liability of Indemnitors for Taxes pursuant to this Agreement. 7.4 Parachute Payments. No later than two (2) Business Days prior to the Closing Date, the Company shall submit to the shareholders of the Company (in a manner reasonably satisfactory to Purchaser) for execution and approval by shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively,

CONFIDENTIAL 69 “Section 280G”) inapplicable to any payments or benefits provided pursuant to Company Employee Plans, other Company Contracts or otherwise in connection with any of the Contemplated Transactions that could otherwise result, separately or in the aggregate, in the payment of any amount, or the provision of any benefit, that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (determined without regard to the exceptions contained in Section 280G(b)(4)) (collectively, the “Section 280G Payments”) with respect to each Person from whom a waiver described in this Section 7.4 is obtained. The Company shall seek any such shareholder approval in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall exercise its reasonable best efforts to obtain waivers, in form and substance reasonably satisfactory to Purchaser, from each Person who might, absent the waiver, receive any Section 280G Payment, and no later than one (1) day prior to the submission to the shareholders of the Company of the written consent described in this Section 7.4 and any related disclosure of the Section 280G Payments, the Company shall deliver to Purchaser the executed waivers it had obtained. The form and substance of all shareholder approval documents contemplated by this Section 7.4, including the waivers, disclosure statement and written consent, and any mathematical analysis of the Section 280G Payments, shall be subject to the prior review and approval of Purchaser, which shall not be unreasonably withheld, delayed or conditioned. The Company shall: (a) provide such documentation and information to Purchaser for its review and approval no later than three (3) Business Days prior to soliciting waivers from the “disqualified individuals;” and (b) implement all reasonable and timely comments from Purchaser thereon. If any of the waived Section 280G Payments fail to be approved by the voting shareholders as contemplated above, then such waived Section 280G Payments shall not be made or provided. To the extent the waived Section 280G Payments are approved by the voting shareholders as contemplated above, then such waived Section 280G Payments shall be made or provided in accordance with their original terms. Purchaser shall inform the Company in writing of all payments or benefits implemented by or at the direction of, or to be implemented by or at the direction of, Purchaser, Parent or any of their Affiliates that could, alone or together with any other payments or benefits but disregarding the waivers contemplated by this Section 7.4, constitute Section 280G Payments. 7.5 Employee Matters. (a) During the Pre-Closing Period, the Company shall cooperate and work with Purchaser to help Purchaser identify employees of the Acquired Companies to whom Purchaser may elect to provide an offer of continued employment with Purchaser, the Company or any of their respective Subsidiaries or Affiliates. With respect to such employee who receives such offer of employment, the Company shall use commercially reasonable efforts to assist Purchaser with its efforts to enter into an offer letter and any other agreement related to such employees’ employment with Purchaser, the Company or any of their respective Subsidiaries or Affiliates, each on the terms determined by Purchaser and as set forth therein. (b) Promptly following the Agreement Date, Purchaser shall provide offer letters to any such Company Associates that Purchaser elects to make an offer or hire and such offer letters shall detail the compensation offered to such Company Associate and statutory benefits in accordance with applicable Legal Requirements. (c) Notwithstanding anything contained in this Agreement to the contrary, except with respect to the Key Employees, neither Purchaser nor any of its Subsidiaries shall have any obligation to make an offer of employment to any employee of the Acquired Companies. With respect to matters described in this Section 7.5(b), the Company will consult with Purchaser (and will consider in good faith the advice of Purchaser) prior to any Acquired Company sending any material notices or other communication materials to such Acquired Company’s employees, and, except as Purchaser consents in writing, no Acquired Company shall make any representation to any individual about the terms of

CONFIDENTIAL 70 employment to be offered by Purchaser, the Company or any of their respective Subsidiaries or Affiliates. Purchaser shall be solely liable for any applicable legally or contractually required employment termination process and costs for any employee or service provider who is not made an offer of continued employment with Purchaser on at least comparable terms to the existing overall compensation paid to such employees and independent contractors (in the aggregate and excluding, for clarity, amounts payable with respect to any Company Shares, Company Options, change of control or similar bonuses), other than to the extent such liability arises out of any action or omission of the Company prior to the Closing (including any breach of any employment agreement by the Company) (any such liabilities “Excluded Employee Liabilities”). The Company shall be solely liable for any applicable legally or contractually required employment termination processes and costs with respect to any employee or service provider to whom such offer has been made by Purchaser, the Company or any of their respective Subsidiaries or Affiliates and refused by such employee or service provider, including any associated employer contributions to national insurance and the costs of accrued and unused vacation time and any amounts that the Company or its Subsidiaries or Affiliates may voluntarily provide to an employee, associated with the termination of the such employment or service. The Company or its Subsidiary or Affiliate (as applicable) will make reasonable efforts to obtain from each terminated employee or service provider, subject the entitlement of any terminated employee or service provider to a special payment upon termination by their signing, a full release of claims with respect to such employee’s employment or with or engagement by the Company or its Subsidiary or Affiliate (as applicable) and termination of such employment or engagement, in a form acceptable to Purchaser. (d) During the period commencing on the Closing Date and ending on the one (1) year anniversary of the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause one of its Affiliates to, provide each Company Associate who continues to be employed by Purchaser or its Affiliates following the Closing Date, including the Company (each, a “Continuing Associate”), with cash compensation and employee benefits (excluding any change in control, transaction-based and other similar payments or benefits, equity or equity-based compensation, severance benefits, retention bonuses, deferred compensation, retiree medical benefits and other retiree health and welfare arrangements, and qualified and non-qualified defined benefit pension benefits other than pension and severance pay arrangement for Israeli Employees) that are at least substantially similar in the aggregate to those in effect for such Continuing Associate immediately prior to the Closing, subject to any requirements imposed by applicable Legal Requirements or by any Contracts governing the applicable employee benefits offered by Purchaser to its eligible employees. (e) Purchaser shall, or shall cause one of its Affiliates to, use commercially reasonable efforts to provide each Continuing Associate with full credit for such Continuing Associate’s service with the Company or any of its Affiliates or predecessors prior to the Closing for purposes of eligibility (but not for purposes of vesting, severance benefits (other than severance pay and pension arrangement for the Israeli Employees) or benefit accrual other than paid time off) under any benefit plan sponsored or maintained by Purchaser or any of its Affiliates (each, a “Purchaser Plan”) in which such Continuing Associate is eligible to participate on or following the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or provide service credits for defined benefit accruals with respect to defined benefit plans. With respect to each Purchaser Plan that is a health or welfare benefits plan, Purchaser shall, or shall cause one of its Affiliates to, (i) use commercially reasonable efforts to waive any limitation on health coverage of such Continuing Associates due to pre- existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health (to the extent such conditions, exclusions, limitations, periods and requirements were waived or satisfied as of immediately prior to the Closing under comparable Company Employee Plans), and (ii) use commercially reasonable efforts to credit each such Continuing Associate with all deductible payments, co-payments and co-insurance paid by such Continuing Associate under any Company Employee Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to

CONFIDENTIAL 71 which any such Continuing Associate has satisfied any applicable deductible and whether such Continuing Associate has reached the out-of-pocket maximum for such year (to the same extent taken into account under comparable Company Employee Plan). (f) Following the Closing Purchaser shall procure that Parent grants each Person listed on Schedule 7.4(f) Parent RSUs with a value set forth opposite such Person’s name as set forth on Schedule 7.4(f), in each case to be calculated based on the Parent Closing Stock Price (the “Post-Closing RSU Awards”). Such Post-Closing RSU Awards shall be subject to forfeiture on the same terms and conditions as are provided for in Parent’s standard form of Restricted Stock Unit Award and shall be subject to the terms of the Parent Equity Plan; provided, however, that each such Post-Closing RSU Award shall vest in accordance with the schedule set forth on Schedule 7.4(f). The value of the Post-Closing RSU Awards shall constitute Company Transaction Expenses and the aggregate amount shall be included in the Company Transaction Expense Amount. (g) The Company and Purchaser acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of the respective parties. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Purchaser or its Affiliates to terminate, reassign, promote or demote any Continuing Associate (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Continuing Associates, (ii) create any third-party rights in any such current or former service provider (or any beneficiaries or dependents thereof), including, without limitation, any right to continued employment, (iii) constitute an amendment, termination or modification of any Purchaser Plan or (iv) obligate the Company, Purchaser or any Affiliates thereof to adopt or maintain any Purchaser Plan or other compensatory or benefits arrangement at any time or prevent the Company, Purchaser or any Affiliates thereof from modifying, continuing or terminating any Purchaser Plan, any Company Employee Plan or any other compensatory or benefits arrangement at any time. 7.6 Israeli Tax Pre-Rulings. As soon as reasonably practicable after the execution of this Agreement, the Company shall cause its Israeli counsel, in coordination with Purchaser and its Israeli counsel, to prepare and file with the ITA applications (and Purchaser shall have an opportunity to review, comment on and approve any such applications or other documents prior to their being filed with the ITA, which shall not be unreasonably withheld, conditioned or delayed), in a form and substance acceptable to Purchaser and its Israeli counsel, for the following rulings: (a) ruling in relation to the Section 102 Securities and Section 3(i) Company Options, that confirms, among other things, that: (i) the deposit with the Section 102 Trustee of any cash consideration payable to holders of Section 102 Securities subject to the statutory holding period and other requirements under Section 102 of the Ordinance will not constitute a violation of the requirements of Section 102 of the Ordinance; (ii) Purchaser and anyone acting on its behalf, including the Paying Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the Section 102 Trustee in relation to Section 102 Securities and Section 3(i) Company Options, (iii) the substitution by Parent of Section 102 Unvested Options granted under Section 102 for Unvested RSU Awards, will not constitute a tax event, and the tax will be deferred to the earlier of the actual sale of the Unvested RSU Awards or their release from trust, and (iv) the transfer of the Escrow Fund, the Tax Escrow Fund and the Expense Fund in respect of Section 102 Shares and Section 3(i) Company Options shall not be subject to Israeli Tax until actually received by the applicable Seller; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Option Tax Pre-Ruling”). The Company shall use its reasonable best efforts to have each Israeli resident holder of Company Options execute and deliver to the Company their agreement to the Israeli Option Tax Pre-Ruling. In any event, the final text of

CONFIDENTIAL 72 the Israeli Option Tax Pre-Ruling shall in all circumstances be subject to the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; and (b) if the Israeli Option Tax Pre-Ruling is not granted prior to the Closing, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Purchaser and anyone acting on its behalf (including the Paying Agent) shall be exempt from Israeli withholding tax in relation to any payments made to the Section 102 Trustee with respect to any Section 102 Securities and 3(i) Company Options (the “Interim Option Tax Ruling” and collectively with Israeli Option Tax Pre-Ruling, the “Israeli Tax Rulings”). (c) Each of the Company and Purchaser shall cause their respective Israeli counsel to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. The Company shall use its best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to obtain the Israeli Tax Rulings, provided, however, that if none of such rulings is obtained for any reason whatsoever by the date the Closing would otherwise be required to occur under this Agreement, the Closing shall not be delayed or postponed. The Company and its Representatives shall not make any application to, or conduct any negotiation with, the ITA with respect to any matter relating to the Israeli Tax Rulings without prior coordination and consultation with Purchaser or its Representatives and will enable Purchaser’s Representatives to participate in all discussions and meetings with the ITA relating thereto to the extent practicable. To the extent that Purchaser’s Representatives elect not to participate in any meeting or discussion, the Company shall, and the Company shall cause its Representatives to, provide a prompt and full report to Purchaser of the discussions held. 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER The obligations of Purchaser to cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions: 8.1 Accuracy of Representations.(a) Each of the representations and warranties set forth in Section 3.1(a)(i) (Organizational Matters), Section 3.3 (Authority and Due Execution), Section 3.4(a)(i) (Non-Contravention and Consents), Section 3.14 (Brokers’ and Finders’ Fees), Section 4.1 (Authority and Due Execution), Section 4.2(a)(i) (Non-Contravention and Consents), and Section 4.6 (Brokers’ and Finders’ Fees) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); (b) each of the representations and warranties set forth in Section 3.2 (Capital Structure) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (in each case (x) other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date and (y) except for de minimis inaccuracies); (c) each of the representations and warranties set forth in Section 3.1(a) (Organizational Matters), Section 3.4 (Non-Contravention and Consents), Section 4.2 (Non-Contravention and Consents), in each case, other than to the extent covered by the foregoing clause (a), and Section 4.4 (Title and Ownership) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and (d) each of the other representations and warranties of Sellers and the Company contained in this Agreement (disregarding all materiality and similar qualifiers contained

CONFIDENTIAL 73 therein) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in the case of this clause (d), where the failure of such representations and warranties to be accurate would not or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; provided, however, that: any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded for purposes of this Section 8.1. 8.2 Performance of Covenants. Each of the covenants and obligations that the Company or the Sellers are required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects. 8.3 Reserved. 8.4 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect. 8.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of any of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Contemplated Transactions that (i) makes the consummation of any of the Contemplated Transactions illegal or (ii) imposes or purports to impose a Burdensome Condition. 8.6 No Legal Proceedings. No Governmental Entity shall have commenced any Legal Proceeding that remains pending, or shall have threatened in writing to commence any Legal Proceeding: (a) challenging any of the Contemplated Transactions; (b) seeking to impose a Burdensome Condition; (c) that may reasonably be expected to prevent, delay, make illegal or otherwise interfere with any of the Contemplated Transactions; or (d) that may reasonably be expected to result in the imposition of criminal liability on Purchaser, any Affiliate of Purchaser or any Acquired Company or any officer or director of Purchaser, any Affiliate of Purchaser or any Acquired Company in connection with any of the Contemplated Transactions. 8.7 Reserved. 8.8 Section 280G Shareholder Approval. The Company shall deliver to Purchaser written documentation reasonably satisfactory to Purchaser that a vote of the shareholders of the Company was solicited in conformance with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and notification that either: (a) the requisite stockholder approval of any payments or benefits that were subject to the stockholder vote contemplated by Section 7.4 was obtained (the “280G Stockholder Approval”), in which case the subject payments and benefits shall be paid or provided in accordance with their terms, or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided (or shall be returned) pursuant to the waivers that were executed prior to the solicitation of the vote of the stockholders pursuant to Section 7.4. 8.9 Tail Insurance. The Company shall have purchased the D&O Tail in accordance with Section 6.10 and shall have provided Purchaser with reasonably satisfactory evidence thereof.

CONFIDENTIAL 74 8.10 Employees. (a) Each of the Key Employees shall: (i) have accepted the offer of employment contained in the Employment Agreement delivered to such employee by countersigning such Employment Agreement and (ii) not have repudiated or terminated such Employment Agreement. (b) No Key Employee shall have (i) ceased to be employed by an Acquired Company or (ii) formally expressed an intention to terminate such Person’s employment with an Acquired Company (other than by accepting an offer of employment with Purchaser or an Affiliate of Purchaser in accordance with the Employment Agreement delivered by Purchaser) or to terminate such Person’s employment with Purchaser or any Acquired Company after the Closing. (c) At least 80% of the employees of the Company (other than the Key Employees) employed by an Acquired Company as of the date of this Agreement that received an offer from Purchaser in accordance with the terms as described in Section 7.5(c) (i) shall continue to be employed by an Acquired Company at the Closing and (ii) shall not have provided written (or to the Company’s Knowledge, verbal) notice relating to his or her intention to terminate such Person’s employment with an Acquired Company (other than by accepting an offer of employment with Purchaser or an Affiliate of Purchaser in accordance with an offer letter delivered by Purchaser) or to terminate such Person’s employment with Purchaser or any Acquired Company after the Closing. 8.11 No Outstanding Securities. Other than the Company Securities held by Sellers or holders of Company Options (including each Person deemed a Seller by virtue of such Person’s execution of a Joinder Agreement) set forth on the Closing Consideration Spreadsheet, immediately prior to the Closing, no Person shall hold or own, beneficially or of record and no Person shall become entitled to hold or own beneficially or of record at or after the Closing: (a) any outstanding Company Securities; (b) any security or other equity or voting interest in the Company; or (c) any outstanding options, restricted stock, restricted stock units, stock appreciation rights, warrants or other rights to purchase or otherwise acquire shares of ordinary shares or other securities of the Company. 8.12 Restrictive Covenant Agreements. Each of the Restrictive Covenant Agreements shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto. 8.13 Proxy Signatories. Each Seller who delivered a counterpart signature this Agreement executed by proxy (as denoted with an asterisk on Schedule 1) shall have delivered a duly executed counterpart signature to this Agreement executed directly by such Seller. 8.14 Other Closing Deliverables. Purchaser shall have received all of the agreements and documents set forth in Section 2.2, each of which shall be in full force and effect (other than any breach thereof by Purchaser). 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS The obligation of the Company and the Sellers to consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of each of the following conditions: 9.1 Accuracy of Representations. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate in all respects at and as of the Closing as if made at and as of the Closing, except where the failure of the representations and warranties of Purchaser to be accurate in

CONFIDENTIAL 75 all respects would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Share Purchase. 9.2 Performance of Covenants. The covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects. 9.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Share Purchase shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Share Purchase that has the effect of preventing, delaying, or making the consummation of the Share Purchase illegal. 9.4 Other Closing Deliverables. The Company shall have received all of the agreements and documents set forth in Section 2.3, each of which shall be in full force and effect (other than any breach thereof by any Seller or the Company). 10. TERMINATION 10.1 Termination Events. This Agreement may be terminated prior to the Closing: (a) by the mutual written consent of Purchaser and the Company; (b) by Purchaser if the Closing has not taken place on or before 5:00 p.m. (Eastern Time) on April 29, 2025 (the “End Date”) (in each case, other than if any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement was the principal cause of, or resulted in, the failure of the Closing to take place by such time); (c) by the Company if the Closing has not taken place on or before 5:00 p.m. (Eastern Time) on the End Date (in each case, other than if any failure on the part of the Company, any Seller or the Sellers’ Representative to comply with or perform any covenant or obligation set forth in this Agreement was the principal cause of, or resulted in, the failure of the Closing to take place by such time); (d) by Purchaser or the Company if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and non-appealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Purchase; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Share Purchase by any Governmental Entity that would make consummation of the Share Purchase illegal and such Legal Requirement is final and non-appealable; (e) by Purchaser if: (i) any representation or warranty of any Seller or the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that any of the conditions set forth in Section 8.1 would not be satisfied, if such inaccuracy existed as of the Closing (and such condition is not waived in writing by Purchaser); (ii) any of the covenants of any Seller or the Company contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied (and such condition is not waived in writing by Purchaser); or (iii) a Material Adverse Effect shall have occurred; provided, however, that, in the case of clauses (i) and (ii) only, if an inaccuracy in any of the representations or warranties of any Seller or the Company as of a date subsequent to the date of this Agreement, or a breach of a covenant by any Seller or the Company, is curable by such Seller or the Company, as applicable, through the use of reasonable efforts within twenty (20) days after Purchaser notifies the Company in writing of the existence of such inaccuracy or breach (such twenty (20)-day period,

CONFIDENTIAL 76 the “Seller Cure Period”), then, so long as the Company or such Seller continues to exercise reasonable efforts during the Seller Cure Period to cure such inaccuracy or breach, Purchaser may not terminate this Agreement under this Section 10.1 as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 10.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); and provided further, the right to terminate this Agreement shall not be available to Purchaser if the Purchaser is then in material breach of any representation, warranty or covenant set forth in this Agreement that would give rise to the failure of any condition set forth in Section 9; or (f) by the Company if: (i) any of Purchaser’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied, if such inaccuracy existed as of the Closing (and such condition is not waived in writing by Company); or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied (and such condition is not waived in writing by Company); provided, however, that if an inaccuracy in any of Purchaser’s representations or warranties as of a date subsequent to the date of this Agreement, or a breach of a covenant by Purchaser, is curable by Purchaser through the use of reasonable efforts within twenty (20) days after the Company notifies Purchaser in writing of the existence of such inaccuracy or breach (such twenty (20) -day period, the “Purchaser Cure Period”), then, so long as Purchaser continues to exercise reasonable efforts during the Purchaser Cure Period to cure such inaccuracy or breach, the Company may not terminate this Agreement under this Section 10.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period); and provided further, the right to terminate this Agreement shall not be available to Company if the Company is then in material breach of any representation, warranty or covenant set forth in this Agreement that would give rise to the failure of any condition set forth in Section 8. 10.2 Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 10.1, then Purchaser shall deliver to the Company a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement. 10.3 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, then all further obligations of the parties under this Agreement shall terminate and there shall be no Liability or obligation on the part of any of the parties to this Agreement or any of their respective Affiliates or the respective Representatives of such party or its Affiliates; provided, however, that: (a) no party to this Agreement shall be relieved of any obligation or Liability arising from any willful and material breach by such party of any covenant or obligation, contained in this Agreement or any certificate delivered hereunder prior to its termination; (b) Sellers and the Company shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.2; (c) the parties thereto shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 10.3 and Section 12; and (d) Purchaser and the Company shall, in all events, remain bound by and continue to be subject to the Confidentiality Agreement. 11. INDEMNIFICATION, ETC.

CONFIDENTIAL 77 11.1 Survival of Representations, Etc. (a) General Survival. Subject to Sections 11.1(b), 11.1(c) and 11.1(f), the representations and warranties made by Sellers and the Company in this Agreement (in each case other than with respect to the Specified Representations and the Fundamental Representations), and the rights of the Indemnitees to be indemnified and reimbursed with respect to any breach of or inaccuracy in any of such representations and warranties, shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is [*] after the Closing Date; provided, however, that if, at any time prior to the expiration date referred to in this sentence, any Indemnitee delivers to the Sellers’ Representative a Notice of Claim alleging an inaccuracy in or breach of any such representation or warranty, then the claim asserted in such Notice of Claim shall survive such expiration date until such time as such claim is fully and finally resolved, provided further that if no Legal Proceeding has been actually asserted against the Indemnitee within [*] following the receipt of such Notice of Claim (the “Claim Extension Period”), the survival period for such claim shall terminate on the later of (i) the end of the survival period referenced above in this sentence, or (ii) the end of the Claim Extension Period. (b) Fundamental Representations. Subject to Section 11.1(f), each Fundamental Representation, and the rights of the Indemnitees to be indemnified and reimbursed with respect to any breach of or inaccuracy in any Fundamental Representation, shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is [*] after the expiration of the longest statute of limitations (as it may be extended) applicable to such Fundamental Representation (as such statute of limitations pertains to the subject matter of such Fundamental Representation or to the ability of Purchaser or any third party to make a claim relating to a breach of such Fundamental Representation, whichever is later); provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to the Sellers’ Representative a Notice of Claim alleging an inaccuracy in or breach of any Fundamental Representation, then the claim asserted in such Notice of Claim shall survive such expiration date until such time as such claim is fully and finally resolved, provided further that if no Legal Proceeding has been actually asserted against the Indemnitee within the Claim Extension Period, the survival period for such claim shall terminate on the later of (i) the end of the survival period referenced above in this sentence, or (ii) the end of the Claim Extension Period. (c) Specified Representations. Subject to Section 11.1(f), each Specified Representation, and the rights of the Indemnitees to be indemnified, compensated and reimbursed with respect to any breach of or inaccuracy in any Specified Representation, shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is [*] after the Closing Date; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Indemnitee delivers to the Sellers’ Representative a Notice of Claim alleging an inaccuracy in or breach of any Specified Representation, then the claim asserted in such Notice of Claim shall survive such expiration date until such time as such claim is fully and finally resolved, provided further that if no Legal Proceeding has been actually asserted against the Indemnitee within the Claim Extension Period, the survival period for such claim shall terminate on the later of (i) the end of the survival period referenced above in this sentence, or (ii) the end of the Claim Extension Period. (d) Covenants and Obligations. The covenants or obligations of Sellers or the Company contained in this Agreement (i) required to be performed prior to or at the Closing shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is [*] after the Closing Date and (ii) required to be performed after the Closing shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is [*] following the expiration of the period of performance or compliance expressly contemplated by such covenants and obligations, or if no period is so expressly contemplated, shall survive until the expiration of the longest statute of limitations (as it may be extended) applicable to a breach of such covenant or obligation; provided, however, that if, at any time on or prior to the applicable expiration date referred to

CONFIDENTIAL 78 in this sentence, any Indemnitee delivers to the Sellers’ Representative a Notice of Claim alleging a breach of any such covenant or obligation, then the claim asserted in such Notice of Claim shall survive such expiration date until such time as such claim is fully and finally resolved; provided further that if no Legal Proceeding has been actually asserted against the Indemnitee within the Claim Extension Period, the survival period for such claim shall terminate on the later of (i) the end of the survival period referenced above in this sentence, or (ii) the end of the Claim Extension Period. The Company (if prior to the Closing) or the Sellers’ Representative (if following the Closing) shall promptly notify Purchaser of any claim it intends to make against Purchaser for breach of any of its covenants or obligations in this Agreement promptly upon becoming aware of such breach. (e) Purchaser Representations and Covenants. All representations and warranties made by Purchaser in this Agreement or in any certificate referred to in this Agreement, and any covenant or obligation of Purchaser contained in this Agreement required to be performed prior to or at the Closing, shall terminate and expire as of the Closing, and, subject to Purchaser’s performance of such obligations prior to or at the Closing, any liability of Purchaser with respect to such representations and warranties shall thereupon cease. Any breach of any covenant or obligation of Purchaser contained in this Agreement required to be performed after the Closing shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is [*] following the expiration of the period of performance or compliance expressly contemplated by such covenants and obligations, or if no period is so expressly contemplated, shall survive until the expiration of the longest statute of limitations (as it may be extended) applicable to a breach of such covenant or obligation; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Indemnitee delivers to Purchaser a Notice of Claim alleging a breach of any such covenant or obligation, then the claim asserted in such Notice of Claim shall survive such expiration date until such time as such claim is fully and finally resolved. (f) Fraud. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Sections 11.1(a), 11.1(b), 11.1(c), 11.1(d) and 11.1(e) shall not apply in the event of any fraud (in each case, whether on the part of an Indemnitor against whom liability is being asserted, or on the part of any Acquired Company); provided that notwithstanding the foregoing or anything else in this Agreement to the contrary, no Indemnitor shall be liable for fraud or have liability for fraud by any other Indemnitor, nor by the Company unless such Indemnitor actually committed such fraud, or such fraud was committed by the Company with the actual knowledge of such Indemnitor. (g) The representations and warranties of the Company contained in this Agreement, the certificates annexed to this Agreement and in the Disclosure Schedule constitute the sole and exclusive representations and warranties made by or on behalf of the Acquired Companies in connection with the transactions contemplated by this Agreement, and Purchaser understands, acknowledges and agrees that all other representations and warranties made by or on behalf of the Acquired Companies of any kind or nature, express or implied, are specifically disclaimed by the Acquired Companies. 11.2 Indemnification. (a) Indemnification for Company Matters. From and after and subject to the consummation of the Closing (but subject to Section 11.1), the Indemnitors shall, severally but not jointly (each based on its Pro Rata Share of the Damages), hold harmless and indemnify each of the Indemnitees (which shall act solely through the Purchaser) from and against, and shall reimburse each of the Indemnitees for, any Damages that are suffered or incurred at any time by any of the Indemnitees and that arise from or are a result of (without duplication): (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement, except for representations and warranties that expressly relate to a specified date, the inaccuracy or breach of which will be determined with

CONFIDENTIAL 79 reference to such specified date (without giving effect to any update or modification to the Disclosure Schedule made after the date of this Agreement); (ii) any inaccuracy in or breach of any representation or warranty made by the Company (A) in this Agreement as if such representation or warranty was made at and as of the Closing, except for representations and warranties that expressly relate to a specified date, the inaccuracy or breach of which will be determined with reference to such specified date or (B) in the Company Closing Certificate (in each case, without giving effect to any update or modification to the Disclosure Schedule made after the date of this Agreement); (iii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in or breach of any representation or warranty set forth on the Closing Consideration Spreadsheet Certificate or any inaccuracy in or omission of any information from the Closing Balance Sheet or the Closing Consideration Spreadsheet, including any failure to properly calculate or allocate the Adjusted Transaction Value (including the aggregate consideration each Seller is entitled to receive) or any other amount set forth on the Closing Consideration Spreadsheet, in each case other than any inaccuracy or omission adjusted (or required to be adjusted) pursuant to Section 1.7; (iv) any breach of any covenant or obligation of the Company in this Agreement to be performed prior to Closing; (v) regardless of the disclosure of any matter set forth in the Disclosure Schedule but without duplication of any other provision of this Agreement, any Liability of or with respect to any Acquired Company relating to any Tax: (A) of or imposed on any Acquired Company or for which any Acquired Company is otherwise liable, or imposed on or with respect to any Indemnitee with respect to any Acquired Company, for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date (as determined in accordance with Section 7.3(b)), determined as if each Acquired Company used the accrual method of Tax accounting throughout such period and treating any advance payments, deferred revenues or other prepaid amounts received by an Acquired Company or arising with respect to an Acquired Company in any Pre-Closing Tax Period (and the portion of any Straddle Period ending on the Closing Date), and any Taxes thereon as attributable to such period, regardless of when actually recognized for income Tax purposes;(B) resulting from the inaccuracy in or breach of any of the representations and warranties set forth in Section 3.8; (C) of any member of an affiliated, consolidated, combined, unitary or similar group of which any Acquired Company (or any predecessor to any Acquired Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar Legal Requirement; (D) of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course of Business not primarily related to Taxes), assumption or otherwise; (E) that is a Transfer Tax pursuant to Section 7.3(f); (F) of or imposed on Purchaser, any of its Affiliates, or, after the Closing Date, any Acquired Company, as a result of any amount required to be included in income by Purchaser, any of its Affiliates, or, after the Closing Date, any Acquired Company under Section 951 or Section 951A of the Code, in each case, for the taxable period that includes the Closing Date and that, in accordance with Section 7.3(b), is attributable to the Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date), (G) of or imposed on any Acquired Company under Section 965 of the Code, (H) any payroll or similar Taxes deferred pursuant to the CARES Act or any similar federal, state, local or non-U.S. Legal Requirement, or (I) that any Acquired Company is or was required to withhold, including with respect to the issuance, grant, assumption, exercise or conversion of Company Securities, attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date) or in connection with the Contemplated Transactions, in each case, other than any Taxes included in the Accrued Tax Amount or Company Transaction Expense Amount that have actually resulted in a dollar-for-dollar reduction of the Adjusted

CONFIDENTIAL 80 Transaction Value; (vi) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim asserted or held by any current, former or alleged shareholder, option holder, warrant holder or other security holder of the Company or any other Acquired Company in each case, in their capacity as such: (A) relating to any failure or alleged failure to comply with any provision of the Securityholders’ Agreements or the Charter Documents of any Acquired Company; (B) alleging or involving any ownership of, interest in or right to acquire any shares, other securities or assets of any Acquired Company; or (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Section 3.2, in Section 3.2 of the Disclosure Schedule or on the Closing Consideration Spreadsheet; (vii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer or director of any Acquired Company involving a right or entitlement to indemnification, reimbursement or advancement of expenses or any other relief or remedy with respect to any act or omission on the part of such Person or any event or other circumstance that arose, occurred or existed at or prior to the Closing; or (viii) any fraud on the part of or committed by any Acquired Company (and not for the avoidance of doubt, on the part of or committed by a Seller solely in his, her or its capacity as a Seller, in which case a claim for indemnification may only be made against such Seller). (b) Indemnification by Each Individual Indemnitor. From and after and subject to the consummation of the Closing, each Indemnitor shall, severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall reimburse each of the Indemnitees for, any Damages that are suffered or incurred at any time by any of the Indemnitees that arise from or are a result of (without duplication): (i) any inaccuracy in or breach of any representation or warranty made by such Indemnitor in Section 4 of this Agreement as of the date of this Agreement, except for representations and warranties that expressly relate to a specified date, the inaccuracy or breach of which will be determined with reference to such specified date (without giving effect to any update or modification to the Disclosure Schedule made after the date of this Agreement); (ii) any inaccuracy in or breach of any representation or warranty made by such Indemnitor in Section 4 of this Agreement as if such representation or warranty was made at and as of the Closing, except for representations and warranties that expressly relate to a specified date, the inaccuracy or breach of which will be determined with reference to such specified date; or (iii) any breach by such Indemnitor of any Individual Covenant. (c) For the avoidance of doubt, no Seller shall have any liability with respect to any breach of representations, warranties, covenants or agreements made (by act or omission) by any other party, other than the Company and such Seller. (d) For purposes of Sections 11.2(a)(i), 11.2(a)(ii) and 11.2(b)(i), Material Adverse Effect and materiality standards or qualifications, or qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur in any representation, warranty or covenant will not be taken into account (i) in determining whether there was any inaccuracy, a breach or default or (ii) in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.

CONFIDENTIAL 81 11.3 Limitations. (a) Threshold Amount. Subject to Section 11.3(b), no claim may be made by an Indemnitee pursuant to Section 11.2(a)(i) or Section 11.2(a)(ii) (other than with respect to Fundamental Representations) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of representations and warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds [*] (the “Threshold Amount”) in the aggregate, but excluding in such Threshold Amount Damages arising from any inaccuracy or breach of representations and warranties (other than Fundamental Representations) which, in each case, does not amount to at least [*] (each a “Non-Qualified Claim”). If the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall thereafter be entitled to be indemnified against and compensated and reimbursed for all such Damages, including the Threshold Amount, and the provisions of this Section 11.3(a) shall thereafter terminate (but excluding for the avoidance of doubt, any Non-Qualified Claims). (b) Applicability of Threshold Amount. The limitations set forth in Section 11.3(a) shall not apply to (and shall not limit the indemnification or other obligations of any Indemnitor for or with respect to): (i) inaccuracies in or breaches of any of the Fundamental Representations; or (ii) any of the matters referred to in Sections 11.2(a)(iii) through 11.2(a)(viii). (c) Cap for Breaches of General Representations and Specified Representations. Subject to Section 11.3(d), the total dollar amount of the indemnification payments that each Indemnitor can be required to make to the Indemnitees with respect to Sections 11.2(a)(i) and (a)(ii) shall be limited to (i) with respect to Specified Representations, such Indemnitor’s Pro Rata Share of [*], provided that such amount is inclusive of any Damages recovered by the Indemnitees from the Escrow Fund, and (ii) with respect to all other representations and warranties (other than with respect to the Specified Representations and Fundamental Representations) such Indemnitor’s Pro Rata Share of the Escrow Amount, which shall be deemed sole and exclusive means of recourse for all such representations and warranties. (d) Applicability of Cap. The limitation set forth in Section 11.3(c) shall not apply to (and shall not limit the indemnification or other obligations of any Indemnitor for or with respect to): (i) inaccuracies in or breaches of any of the Fundamental Representations; (ii) any of the matters referred to in Sections 11.2(a)(iii) through 11.2(a)(viii); or (iii) any of the matters referred to in Section 11.2(b). The total amount of indemnification payments that each Indemnitor shall be required to make to the Indemnitees (without derogating from the limitations of Section 11.2(c)) under this Agreement shall be limited to the aggregate amount of consideration such Indemnitor was entitled to receive (before deduction of any applicable Taxes) pursuant to Sections 1.2, 1.3, 1.4 and 1.7; provided that this limitation shall not apply with respect to an Indemnitor if such Indemnitor actually committed fraud, or had actual knowledge of fraud of the Company. With respect to breach or inaccuracy of any representation or warranties given by any particular Seller as an Indemnitor under Section 4, only the Seller in breach thereof shall be liable for indemnification thereunder (and in no event will any other Indemnitor have any liability with respect to such breach or inaccuracy), subject, for the avoidance of doubt, to the limitations and restrictions set forth in this Section 11.3. (e) Notwithstanding anything to the contrary herein, no Indemnitee shall have any right to indemnification under this Agreement for any (i) Damages that result from any reduction in, or unavailability of, any net operating loss carryforward, Tax credits or similar Tax assets of the Acquired Companies in each case in any Taxable period (or portion thereof) beginning after the Closing Date, or (ii) Taxes attributable to a Pre-Closing Tax Period that result solely from the transfer and/or sale (or deemed transfer or sale) of any asset(s), right(s) and/or activity(ies) and/or business(es) (including workforce) of

CONFIDENTIAL 82 the Acquired Companies (including the transfer of Intellectual Property to Purchaser and/or an Affiliate thereof) that is executed by the Purchaser or any of its Affiliates after Closing but that is deemed by the ITA or any other Taxing Authority to have occurred in a Pre-Closing Tax Period; provided, however, that the limitations set forth in this Section 11.3(e) shall not apply with respect to the Section 338 Election or any Tax consequences thereof. (f) Effect of Indemnification Payments. To the extent permitted by applicable Legal Requirements, indemnification payments made pursuant to this Section 11 shall be treated including for Tax purposes by all parties as adjustments to the aggregate consideration paid to the Indemnitors for the Company Securities. 11.4 No Contribution, Etc. Effective as of the Closing, each Indemnitor: expressly waives, and acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity, right to reimbursement or advancement of expenses or other right or remedy against any Acquired Company, whether in such Person’s capacity as a securityholder, director, officer, manager, Representative or otherwise, or pursuant to any Securityholders’ Agreement, Charter Document of any Acquired Company, any applicable Legal Requirement, any Contract or otherwise, in connection with any indemnification, or reimbursement obligation or any other liability to which such Person may become subject under or in connection with this Agreement or any other Transaction Document (including, for the avoidance of doubt, rights to indemnification, reimbursement or advancement of any costs or expenses incurred by such Person relating to the investigation, evaluation or defense of any claim by any Indemnitee under this Section 11). Without limiting the generality of the foregoing, other than the limitations expressly set forth in Section 11.3, the obligations and liability of any Indemnitor under this Section 11 shall not be eliminated, limited or otherwise adversely impacted in any way by any inaccuracy in, or breach of, any representation, warranty, covenant or obligation of the Company set forth in this Agreement, or by any other action or omission by any Acquired Company at or prior to the Closing. 11.5 Defense of Third-Party Claims. (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (against any Indemnitee), including any claim or Legal Proceeding relating to Taxes, Purchaser shall have the right, at its election in its sole discretion, to proceed with the defense of such claim or Legal Proceeding on its own. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding, then: (i) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall constitute Damages of the Indemnitees; (ii) the Sellers’ Representative shall be entitled to participate in the defense of such claim or Legal Proceeding at the expense of the Indemnitors with a counsel of the Sellers’ Representative’s choice; (iii) each Indemnitor shall make available to Purchaser any documents or other materials in such Indemnitor’s possession or control reasonably requested by Purchaser in writing that may be reasonably necessary to the defense of such claim or Legal Proceeding; and (iv) Purchaser shall have the right, subject, for the avoidance of doubt, to the limitations and restrictions set forth in this Section 11, to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that Purchaser shall, upon reasonable written request by the Sellers’ Representative, provide the Sellers’ Representative with periodic updates regarding the status of such claim or Legal Proceeding, and provided further, that if Purchaser settles, adjusts or compromises any

CONFIDENTIAL 83 such claim or Legal Proceeding without the consent of the Sellers’ Representative, then the Indemnitors may still contest the validity and amount of such Damages, and such settlement, adjustment or compromise shall not be dispositive of the existence of any indemnifiable claim hereunder or conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that: (i) if Purchaser requests that the Sellers’ Representative consent to a settlement, adjustment or compromise, then the Sellers’ Representative shall not unreasonably withhold, condition or delay such consent); (ii) if the Sellers’ Representative has consented to any settlement, adjustment or compromise, then the Indemnitors shall have no power or authority to object under any provision of this Section 11 to the amount of such settlement, and subject to Section 11.3, the entire amount of such settlement shall conclusively constitute indemnifiable Damages under this Agreement. (b) If Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, then the Sellers’ Representative may proceed with the defense of such claim or Legal Proceeding at the expense of the Indemnitors; provided, however, that (i) the Sellers’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Purchaser (which consent may not be unreasonably withheld, conditioned or delayed) and, (ii) Purchaser may participate in the defense of any such claim or Legal Proceeding at its own expense with a counsel of its choice. Purchaser shall give the Sellers’ Representative prompt notice of the commencement of any Legal Proceeding against Purchaser or the Company with respect to which Purchaser intends to demand indemnification from the Indemnitors, and provide, upon the reasonable request of the Sellers’ Representative and to the extent reasonably available, the Sellers’ Representative copies of all pleadings, notices and communications with respect to such Legal Proceeding to the extent that receipt of such documents does not affect any attorney-client privilege relating to any Indemnitee; provided, however, that any failure on the part of Purchaser to so notify the Sellers’ Representative shall not limit any of the obligations of the Indemnitors under this Section 11 (except to the extent such failure actually materially prejudices the defense of such Legal Proceeding). 11.6 Indemnification Claim Procedure. Any claim for indemnification or reimbursement pursuant to this Section 11 (whether or not related to a claim or Legal Proceeding asserted or commenced by a third party) shall be brought and resolved exclusively as follows: (a) Notice of Claim. If any Indemnitee has or claims in good faith to have incurred, paid, accrued, reserved or suffered Damages for which it is entitled to be held harmless, indemnified or reimbursed under this Section 11 or for which it is or it believes in good faith may be entitled to a monetary or other remedy (including in the case of a claim based on fraud), then such Indemnitee shall deliver a written notice of claim (a “Notice of Claim”) to the Sellers’ Representative (and, if the notice sets forth an Individual Claim, to the applicable Indemnitor). Each Notice of Claim shall, together with supporting documentation sufficient to evaluate and respond, with respect to each claim contained therein: (i) contain a reasonable description and explanation of the facts and circumstances giving rise to such claim, and the nature of the inaccuracy, breach of warranties, covenants or claims to which such Notice of Claims is related; (ii) if practicable, contain a good faith, non-binding, preliminary estimate of the total dollar amount to which the Indemnitee might be entitled in respect of such claim (the aggregate dollar amount of such estimate, as it may be modified by such Indemnitee from time to time, by providing an updated Claim Notice (it being clarified that any such update shall relate solely to the claims under the original Claim Notice), being referred to as the “Claimed Amount”); and (iii) state whether such claim is being made pursuant to Section 11.2(a) (a “Collective Claim”) or pursuant to Section 11.2(b) (an “Individual Claim”). For the avoidance of doubt, the payment of any Claimed Amount by or on behalf of the Indemnitees in respect of a claim shall not preclude an Indemnitor from submitting an additional Notice of Claim in respect of the subject matter of such claim if such Indemnitor’s Damages in respect of such claim exceed the Claimed Amount (provided that any such additional Notice of Claim shall only relate to and any liability of an Indemnitor thereunder shall not exceed such excess). The failure to promptly notify the Sellers’

CONFIDENTIAL 84 Representative hereunder (and, if the notice sets forth an Individual Claim, to the applicable Indemnitor), shall not relieve the Indemnitors of their obligations hereunder except to the extent (and only to the extent) that the applicable Indemnitors are actually and materially prejudiced by such failure. Notwithstanding the foregoing (but subject to Section 11.3(e)), any claim with respect to which a Notice of Claim was not delivered to the Sellers’ Representative (and, if the notice sets forth an Individual Claim, to the applicable Indemnitor), prior to the end of the relevant survival period as set forth in Sections 11.1(a), 11.1(b) and 11.1(c), shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the Sellers (and, if the notice sets forth an Individual Claim, to the applicable Indemnitor) shall have no liability with respect thereto. (b) Dispute Procedure. During the forty-five (45)-day period commencing upon the delivery by an Indemnitee to the Sellers’ Representative (or, in the case of an Individual Claim, to the applicable Indemnitor) of a Notice of Claim (the “Dispute Period”), the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) may deliver to the Indemnitee who delivered the Notice of Claim a written response (the “Response Notice”) in which the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor): (i) agrees that the full Claimed Amount is owed to such Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to such Indemnitee; or (iii) states that no part of the Claimed Amount is owed to such Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or clause (iii) of the preceding sentence, such Response Notice shall also contain a brief description of the facts and circumstances supporting the Sellers’ Representative’s (or, in the case of an Individual Claim, the applicable Indemnitor’s) claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any modifications by the Indemnitee to the Claimed Amount, provided that such Indemnitee provides a reasonable written description and explanation of the facts and circumstances giving rise to such modification). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee. During the Dispute Period, as may be extended, Sellers’ Representative shall have reasonable access at reasonable times and places and upon reasonable advance written notice to materials, documents and information about the Company which relate to the Notice of Claim and the items included thereunder, and the reasonable cooperation from the Company’s directors and officers directly involved with or that would reasonably have a contribution to or insights with respect to the subject matter of the Notice of Claim (at the Sellers’ Representative’s sole cost and expense on behalf of the Indemnitors) to the extent reasonably requested by the Sellers’ Representative for purposes of performing its duties and exercising its rights hereunder (provided that such access would not be in breach of any applicable Legal Requirement and does not interfere with the normal business operations of the Company or any of its Affiliates, subject Purchaser or any of its Affiliates to any liability, or result in a breach of any confidentiality obligation or waiver of any legal privilege), and the Sellers’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to any third party (except: (A) as required by Legal Requirement, or (B) on a need to know basis to its advisors and Representatives or the Indemnitors or relevant members of the Advisory Committee who are subject to confidentiality obligations with respect thereto). (c) Payment of Claimed Amount. If (x) the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee or (y) the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) does not deliver a Response Notice to the Indemnitee during

CONFIDENTIAL 85 the Dispute Period, then, as promptly as practicable and in any event within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period: (i) in the case of a Collective Claim: (A) Purchaser and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to pay the Claimed Amount to the Indemnitee from the Escrow Fund in accordance with this Section 11.6 and the Escrow Agreement; and (B) if the amount available in the Escrow Fund is insufficient to cover the full Claimed Amount, then, subject to the limitations provided for in Section 11.3, each Indemnitor shall pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee; (ii) in the case of an Individual Claim, subject to the limitations provided for in Section 11.3, the applicable Indemnitor shall pay the Claimed Amount to the Indemnitee. (d) Payment of Agreed Amount. If the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, as promptly as practicable and in any event within ten (10) Business Days following the delivery of such Response Notice: (i) in the case of a Collective Claim: (A) Purchaser and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to pay the Agreed Amount to the Indemnitee from the Escrow Fund in accordance with this Section 11.6 and the Escrow Agreement; and (B) if the amount available in the Escrow Fund is insufficient to cover the full Agreed Amount, then, subject to the limitations provided for in Section 11.3, each Indemnitor shall pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee; (ii) in the case of an Individual Claim, subject to the limitations provided for in Section 11.3, then only the applicable Indemnitor shall pay the Agreed Amount to the Indemnitee with respect to any Agreed Amount underlying such Individual Claim. (e) Resolution Between the Parties. If the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, then the Sellers’ Representative (and, in the case of an Individual Claim, the applicable Indemnitor) and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Sellers’ Representative (and, in the case of an Individual Claim, the applicable Indemnitor) resolve such dispute, then their resolution of such dispute shall be binding on the Indemnitors and such Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Sellers’ Representative (and, in the case of an Individual Claim, the applicable Indemnitor). As promptly as practicable and in any event within ten (10) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in such settlement agreement): (i) in the case of a Collective Claim: (A) Purchaser and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to pay the Stipulated Amount to the Indemnitee from the Escrow Fund in accordance with this Section 11.6 and the Escrow Agreement; and (B) if the amount available in the Escrow Fund is insufficient to cover the full Stipulated Amount, then, subject to the limitations provided for in Section 11.3, each Indemnitor shall pay such Indemnitor’s Pro Rata Share of the amount of such shortfall to the Indemnitee; (ii) in the case of an Individual Claim, subject to the limitations provided for in Section 11.3, then only the applicable Indemnitor shall pay the Stipulated Amount to the Indemnitee

CONFIDENTIAL 86 with respect to any Stipulated Amount underlying such Individual Claim. (f) Dispute Resolution. If the Sellers’ Representative (or, in the case of an Individual Claim, to the applicable Indemnitor) and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the Dispute Period, then either Purchaser or the Sellers’ Representative (or, in the case of an Individual Claim, the applicable Indemnitor) may commence and pursue a Legal Proceeding to resolve such dispute and enforce its rights with respect thereto in any court of competent jurisdiction in accordance with Section 12.10(b) (an “Unresolved Dispute”). Upon the final resolution of an Unresolved Dispute, as promptly as practicable and in any event within ten (10) Business Days following the entry of the final judgment of a court of competent jurisdiction or a settlement agreement between the parties resolving such Unresolved Dispute, or such shorter period of time as may be set forth in such final judgment or settlement agreement: (i) in the case of a Collective Claim, (A) Purchaser and the Sellers’ Representative shall issue joint written instructions to the Escrow Agent to pay the Indemnitee the amount awarded to the Indemnitee, if any, in such Unresolved Dispute (the “Award Amount”) from the Escrow Fund in accordance with this Section 11.6 and the Escrow Agreement; and (B) if the amount available in the Escrow Fund is insufficient to cover the full Award Amount, then, subject to the limitations provided for in Section 11.3, each Indemnitor shall pay such Seller’s Pro Rata Share of the amount of such shortfall to the Indemnitee; or (ii) in the case of an Individual Claim, the applicable Indemnitor shall pay the Award Amount to the Indemnitee. (g) Release of Escrow Fund. Promptly after the [*] anniversary of the Closing Date (the “Release Date”), and in any event no later than five (5) Business Days thereafter, Purchaser shall notify the Sellers’ Representative in writing of the aggregate dollar amount that Purchaser determines in good faith to be necessary to satisfy all Unresolved Collective Claims as of the Release Date (such amount being referred to as the “Unresolved Collective Claim Retained Amount”). If the amount remaining in the Escrow Fund as of the Release Date exceeds the Unresolved Collective Claim Retained Amount (such excess amount, the “Initial Release Amount”), then within five (5) Business Days after the Release Date, Purchaser and the Sellers’ Representative shall, subject to Section 11.6(j), issue joint written instructions to the Escrow Agent to release to the Paying Agent from the Escrow Fund in accordance with the Escrow Agreement and instruct the Paying Agent to distribute to each Indemnitor its Pro Rata Share of the Initial Release Amount. (h) Resolution of Unresolved Collective Claims. (i) Following the Release Date, if an Unresolved Collective Claim is finally resolved, then within five (5) Business Days after the final resolution of such Unresolved Collective Claim and the delivery to the Indemnitee of any amount required to be delivered to the Indemnitee from the Escrow Fund in accordance with such resolution, Purchaser and the Sellers’ Representative shall, subject to Section 11.6(j), issue joint written instructions to the Escrow Agent to release to the Paying Agent from the Escrow Fund in accordance with the Escrow Agreement the positive amount, if any (the amount calculated in clauses (A) and (B), a “Subsequent Release Amount”) equal to (A) the amount then contained in the Escrow Fund after paying the resolved amount in respect of such Unresolved Collective Claim minus (B) the aggregate amount of the Claimed Amounts and Contested Amounts associated with all remaining Unresolved Collective Claims. Purchaser will instruct the Paying Agent to distribute to each Indemnitor the amount, if any, of its Pro Rata Share of the Subsequent Release Amount (or otherwise in accordance with the Series Seed Escrow Preference). (i) Recourse to Escrow Funds. Other than with respect to Individual Claims, all claims by an Indemnitee for indemnification or reimbursement pursuant to this Section 11 shall be recovered: (i) first, from the Escrow Fund in accordance with the procedures set forth in this Section 11.6; and (ii) second, subject to the limitations set forth in this Section 11, directly from the Indemnitors, on a several and not joint basis, in accordance with their respective Pro Rata Shares, so long as the Escrow Fund has been

CONFIDENTIAL 87 exhausted. With respect to claims for Damages pursuant to Section 11.2(a)(v) all claims by an Indemnitee for indemnification or reimbursement shall be recovered: (A) first, from the Tax Escrow Fund until the earliest to occur of (I) the aggregate amount of Damages related to such claims have been paid and satisfied in full or (II) the funds in the Tax Escrow Account are reduced to zero ($0), (B) second, from the Escrow Fund until the earliest to occur of (I) the aggregate amount of Damages related to such claims have been paid and satisfied in full or (II) the funds in the Escrow Fund are reduced to zero ($0) and (C) third, directly from the Indemnitors, on a several and not joint basis, in accordance with their respective Pro Rata Shares, so long as the Escrow Fund has been exhausted. (j) Other Terms of Release of Escrow Fund. Notwithstanding anything to the contrary contained in this Agreement: (i) if an Individual Claim against an Indemnitor has been finally resolved but the amount determined to be owed to the applicable Indemnitee has not been paid by such Indemnitor in accordance with this Section 11.6 at the time that any portion of the Escrow Fund is to be released to such Indemnitor in accordance with Section 11.6(g) or Section 11.6(h), then Purchaser may, in its sole discretion, instruct the Escrow Agent (and the Sellers’ Representative shall join in such instruction) to deduct from the amount that would otherwise be distributed to such Indemnitor, and pay to the applicable Indemnitee, the aggregate amount owed by such Indemnitor to such Indemnitee; (ii) each distribution to be made from the Escrow Fund to a particular Indemnitor shall be affected in accordance with the payment delivery instructions set forth on the Closing Consideration Spreadsheet (unless the Sellers’ Representative provides updated payment delivery instructions to Purchaser and the Escrow Agent); and (iii) all instructions delivered to the Escrow Agent pursuant to this Section 11.6 shall comply with the provisions of Section 11.6(j)(i). 11.7 Exercise of Remedies Other Than by Purchaser. No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification or reimbursement or exercise any other remedy under this Agreement. 11.8 Exclusive Remedy. Notwithstanding anything else in this Agreement to the contrary, except (a) in the event of fraud (such exclusion shall apply only with respect to the party actually committing such fraud or which had actual knowledge thereof), (b) for equitable remedies, (c) for, without duplication, the remedies set forth in Section 1.7, and (d) for claims against an Indemnitor under another Transaction Document to which it is a party (excluding any Release which shall be deemed an integral part of this Agreement), from and after the Closing, (i) the rights to indemnification and reimbursement set forth in this Section 11 shall be the sole and exclusive remedy of the Indemnitees against the Indemnitors for any Damages with respect to any matter in any way arising from or relating to this Agreement, and (ii) the Escrow Fund shall be sole and exclusive source of recovery available to the Indemnitees for any Damages arising from or in any way relating any inaccuracy in or breach of any representation or warranty in this Agreement other than the Fundamental Representations and the Specified Representations, whether in contract, tort, restitution or otherwise. 11.9 No Duplication. The amount of any Damages payable by any Indemnitor shall be net of any amounts actually recovered by the Indemnitees under applicable insurance policies, net of any expenses incurred by such Indemnitee in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums, deductibles, retroactive or other premium adjustments or other similar costs. If the Indemnitee receives any amounts under such applicable insurance policies after the Indemnitors make an indemnification payment in respect of such Damages, and which amounts were

CONFIDENTIAL 88 not previously deducted from the Damages payable by the Indemnitors, then Purchaser shall reasonably promptly reimburse the Indemnitors for any payment made or expense incurred by such Indemnitors in connection with providing such indemnification payment up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitor in investigating, prosecuting and collecting such amount and net of any increase to the applicable insurance premiums, to the extent arising out of the relevant indemnifiable Damages; provided that Purchaser may offset such amounts against any amounts otherwise actually owed by the applicable Indemnitor to Purchaser under this Agreement at the time of determination. The foregoing shall not in any way obligate any Indemnitee to purchase or maintain any insurance policy or to seek recovery of any insurance proceeds. Nothing in this Agreement shall derogate from Indemnitees’ common law duty to mitigate any Damages under applicable Legal Requirements, but only to the extent so required under applicable Legal Requirements. 11.10 Certain Tax Indemnity Procedures. (a) At the Closing, Purchaser shall deposit with the Escrow Agent in a separate account from the Escrow Fund an amount in cash equal to [*] (the “Tax Indemnity Amount”). As used in this Agreement, the “Tax Escrow Fund” means, at any time, the aggregate funds and other assets then held in the escrow account established by depositing the Tax Indemnity Amount with the Escrow Agent in accordance with the Escrow Agreement to partially secure the indemnification obligations of the Indemnitors to the Indemnitees pursuant to Section 11.2(a)(v). (b) The Tax Escrow Fund shall be available solely and exclusively in respect of claims for indemnification (related to a claim or Legal Proceeding asserted or commenced by a Taxing Authority) that arise from, or are a result of, any of the matters referred to in Section 11.2(a)(v) (each, a “Tax Indemnity Claim”) unless otherwise agreed in writing by the Sellers’ Representative. Purchaser shall promptly notify the Sellers’ Representative, and the Sellers and the Sellers’ Representative shall promptly notify Purchaser, of any inquiry, audit, examination, hearing, trial, appeal, or other administrative or judicial proceeding that could give rise to a Tax Indemnity Claim, and any such inquiry, audit, examination, hearing, trial, appeal, or other administrative or judicial proceedings shall be subject to Section 11.5. (c) Promptly after [*] (the “Tax Indemnity Release Date”), Purchaser shall notify the Sellers’ Representative in writing of the aggregate dollar amount that Purchaser determines in good faith to be necessary to satisfy all then pending Tax Indemnity Claims as of the Tax Indemnity Release Date (such amount being referred to as the “Tax Indemnity Retained Amount”). If (x) the amount remaining in the Tax Escrow Fund as of the Tax Indemnity Release Date exceeds (y) the Tax Indemnity Retained Amount (such excess amount, the “Initial Tax Indemnity Release Amount”), then within five (5) Business Days after the Tax Indemnity Release Date, Purchaser and the Sellers’ Representative shall, subject to Section 11.6(j), issue joint written instructions to the Escrow Agent to pay to the Paying Agent an amount equal to the Initial Tax Indemnity Release Amount, and Purchaser will instruct the Paying Agent to promptly distribute to each Indemnitor its Pro Rata Share of the Initial Tax Indemnity Release Amount. (d) Within five (5) Business Days after the final resolution of all Tax Indemnity Claims outstanding on the Tax Indemnity Release Date, Purchaser and Sellers’ Representative shall issue joint written instructions to the Escrow Agent to release from the Tax Escrow Fund to Purchaser the positive amount, if any, equal to the lesser of (A) the amount then remaining in the Tax Escrow Fund and (B) any Damages relating to such Tax Indemnity Claims that are due and payable to the Indemnitees in accordance with such resolution. Following the foregoing payment, Purchaser and Sellers’ Representative shall promptly issue joint written instructions to the Escrow Agent to release the balance of the Tax Escrow Fund, if any, to the Paying Agent and Purchaser will instruct the Paying Agent to promptly distribute to each Indemnitor its Pro Rata Share of the balance of the Tax Escrow Account.

CONFIDENTIAL 89 12. MISCELLANEOUS PROVISIONS 12.1 Sellers’ Representative. (a) Appointment. Each Indemnitor hereby, or pursuant to the terms of a Joinder Agreement, as applicable, irrevocably nominates, constitutes and appoints Shareholder Representative Services LLC, as of Closing, as the agent and true and lawful attorney in fact of such Indemnitor (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of such Indemnitor for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in the Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification or reimbursement under Section 11 and in connection with the matters described in Section 1.7. Shareholder Representative Services LLC hereby accepts the appointment as the Sellers’ Representative. (b) Authority. Each Indemnitor hereby grants to the Sellers’ Representative full authority to execute, deliver and acknowledge, on behalf of such Indemnitor (in the name of such Indemnitor or otherwise) any and all documents that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 12.1. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with any of the Contemplated Transactions: (i) each Indemnitee shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to any claim for indemnification or reimbursement under Section 11 and on all matters described in Section 1.7; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any such Person by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any such Person by the Sellers’ Representative as, and each such document or action shall be, fully binding upon such Person. (c) Power of Attorney. Each Indemnitor recognizes and intends that the power of attorney granted in Section 12.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of any Indemnitor. (d) Replacement. If the Sellers’ Representative shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, then the Indemnitors shall (by consent of Indemnitors collectively having Pro Rata Shares in excess of fifty percent (50%)), within ten (10) days after such death, resignation, disability or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to Purchaser) and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Sellers’ Representative as the Sellers’ Representative hereunder. If for any reason there is no Sellers’ Representative at any time, then all references herein to the Sellers’ Representative shall be deemed to refer to the Indemnitors. (e) Expense Fund. In furtherance of the foregoing, each Indemnitor authorizes Purchaser to withhold, or cause to be withheld, and deliver to the Sellers’ Representative, an aggregate amount equal to $200,000 (the “Expense Fund Amount”) from the amounts otherwise payable by Purchaser to the Indemnitors pursuant to Section 1.2, Section 1.3 or Section 1.4, as applicable, with each Indemnitor contributing an amount equal to such Indemnitor’s Pro Rata Share of the Expense Fund Amount (such funds being referred to as the “Expense Fund”). In addition, each Indemnitor authorizes the Sellers’ Representative to instruct the Escrow Agent to deduct from any amounts to be released from the Escrow Fund and otherwise distributed to such Indemnitor in accordance with Section 11.6, an amount equal to such Indemnitor’s Pro Rata Share of any amounts to which the Sellers’ Representative is entitled pursuant to this Section 12.1(e). The Indemnitors agree that the Expense Fund will be used for the purposes of paying

CONFIDENTIAL 90 directly, or reimbursing the Sellers’ Representative for, any fees and expenses incurred in the performance of its duties pursuant to this Agreement. The Indemnitors will not receive any interest or earnings on the Expense Fund and hereby irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Indemnitors agree that the Sellers’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence, bad faith or willful misconduct. The Sellers’ Representative will hold the Expense Fund separate from its own funds, will not use the Expense Fund for its own purposes and will not voluntarily make the Expense Fund available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative responsibilities, the Sellers’ Representative will deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Indemnitors in accordance with their respective Pro Rata Shares. For U.S. federal income and Israeli Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnitors at the time of the Closing and any Tax withholding required with respect of an Indemnitor’s deemed receipt of its pro rata portion of the Expense Fund on the Closing Date shall be satisfied from such Indemnitor’s share of total consideration received at Closing and shall not reduce the amount of the Expense Fund. Notwithstanding anything to the contrary contained in this Agreement, Section 11.6(j) shall apply mutatis mutandis to any amounts to be released by the Sellers’ Representative from the Expense Fund. (f) Exculpation/Indemnification. The Sellers’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnitors shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Indemnitors the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Indemnitors under this Agreement at such time as such amounts would otherwise be distributable to the Indemnitors; provided, that while Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Indemnitors from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Indemnitors or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnitors set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement. 12.2 Performance of Covenants. (a) Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company, the Sellers and the Securityholders’ Representative payment and the prompt and full discharge and the performance of all covenants, obligations, liabilities and indemnities under this Agreement imposed on Purchaser or any Affiliates of Purchaser in accordance with the terms of this Agreement (the “Guaranteed Obligations”); provided, however, notwithstanding anything to the contrary in this Section 12.2, the Company agrees that Parent Guarantor may assert, as a defense to, or discharge of,

CONFIDENTIAL 91 the payment or performance of any of its obligations under this Section 12.2, any defense or discharge that is or becomes available to Purchaser pursuant to the terms and conditions of this Agreement. (b) To the fullest extent permitted under applicable law, Parent Guarantor hereby irrevocably waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company or Sellers upon this Agreement or acceptance of this Agreement. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 12.2, and all dealings between Parent Guarantor or Purchaser, on the one hand, and the Company and Sellers, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Section 12.2. This Section 12.2 is a primary obligation of Parent Guarantor and is not merely the creation of a surety relationship. When pursuing its rights and remedies hereunder against Parent Guarantor, the Company and Sellers shall be under no obligation to pursue such rights and remedies it may have against Purchaser or any other Person for the Guaranteed Obligations, and any failure by the Company or Sellers to pursue such other rights or remedies or to collect any payments from Purchaser or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Parent Guarantor of any liability hereunder; provided that the foregoing shall not limit any common law duty imposed upon the Company or the Sellers to mitigate damages. (c) The Company and Sellers shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company or Sellers to so file such claim shall not affect any Parent Guarantor ’s obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of any Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of the Guarantors hereunder). Notwithstanding anything to the contrary contained in this Agreement, in the event that any payment to the Company or Sellers in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, this Section 12.2 shall continue to be effective or be reinstated pursuant to the terms hereof, as the case may be, and Parent Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. (d) Parent Guarantor expressly and irrevocably waives any and all rights and defenses arising under any applicable law that would otherwise require any election of remedies by the Company or Sellers, promptness, diligence, notice of the acceptance of the guaranty set forth in this Section 12.2 and of any Guaranteed Obligations, presentment, demand and protest, any defenses that might be available under any valuation, stay, moratorium or similar applicable Law, any defenses arising from the bankruptcy or insolvency of Purchaser, any defenses which Purchaser may not assert as defenses to payment of any Guaranteed Obligation in accordance with the terms and conditions of this Agreement, any notice of any kind not provided for herein or not required to be provided to Purchaser under or in connection with this Agreement, any right to require the marshalling of assets of Purchaser or any other Person interested in the transactions contemplated by this Agreement, any other defenses not expressly preserved hereby, and all suretyship defenses generally. Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 12.2 are knowingly made in contemplation of such benefits. For the avoidance of doubt, Parent Guarantor shall have and be permitted to assert any and all defenses available to Purchaser with respect to payment or performance under this Agreement, whether at law or in equity. 12.3 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

CONFIDENTIAL 92 12.4 No Waiver Relating to Claims for Fraud. The liability of any Person under Section 11 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 11, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for fraud; (b) subject to any applicable Legal Requirement, the time period during which a claim for fraud may be brought; or (c) the recourse which any such party may seek against another Person with respect to a claim for such Person’s fraud; provided, however that, other than pursuant to Section 11.2(a)(viii), no Indemnitor shall be liable, and the provisions of this Section 12.4 will not apply, for fraud or have liability for fraud by any other Person other than such Indemnitor and the Company, and with respect to the Company, only in the event such Indemnitor actually committed such fraud, or such fraud was committed by the Company with the actual knowledge of such Indemnitor. 12.5 Fees and Expenses. Except as otherwise expressly set forth herein, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Contemplated Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Acquired Companies’ business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (d) the consummation of the Contemplated Transactions. 12.6 Attorneys’ Fees. If any Legal Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions or the enforcement of any provision of this Agreement (other than with respect to a Disputed Item resolved in accordance with Section 1.7(c) or a claim for indemnification or reimbursement pursuant to Section 11 that is brought and resolved in accordance with Section 11) is brought by one party against any other party hereto, then the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). 12.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; and (b) if sent by email, when sent, provided that the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto): If to Purchaser: Ermetic Ltd. 94 Yigal Alon St, Tel Aviv, Israel Attention: Legal Department Email: legal@tenable.com

CONFIDENTIAL 93 with a copy (which shall not constitute notice) to: Cooley LLP 55 Hudson Yards New York, NY 10001 Attention: Bill Roegge Email: [*] and a copy (which shall not constitute notice) to: Arnon, Tadmor-Levy 22 Joseph Rivlin Street 94240 Jerusalem Israel Attention: Ben Sandler Email: [*] If to the Company: Vulcan Cyber Ltd. 116 Menachem Begin Street Tel Aviv-Yafo, Israel Attention: Yaniv Bardayan Email: [*] with a copy (which shall not constitute notice) to: Goldfarb, Gross, Seligman & Co., Law Offices 1 Azrieli Center, Round Building, 132 Menachem Begin Street, Tel-Aviv 6702101, Israel Attention: Guy Gordon, Adv. Email: [*] If to the Sellers’ Representative: Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Email: [*] Telephone: [*] 12.8 Headings. The bold-faced and underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. 12.9 Counterparts; Execution and Exchange by Electronic Means. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including email, .pdf or other digital

CONFIDENTIAL 94 copies of signatures) or another form of electronic signature or transmission, shall be sufficient to evidence the signatories’ intent to sign this Agreement and sufficient to bind the parties to the terms and provisions of this Agreement. 12.10 Governing Law; Dispute Resolution. (a) Governing Law. This Agreement, and any Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy or dispute. (b) Forum and Venue. Except as otherwise provided in Section 1.7 and Section 11.6, any Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), including a Legal Proceeding based upon fraud, shall be brought or otherwise commenced first, in the Court of Chancery within New Castle County in the State of Delaware (and any appellate court thereof located within such county) and to the extent such Court of Chancery (or appellate court thereof located within such county) lacks jurisdiction over the matter, exclusively in the federal courts of the United States of America located New Castle County in the State of Delaware (or appellate court thereof located within such county) (the “Specified Courts”). Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of the Specified Courts in connection with any such Legal Proceeding; (ii) agrees that the Specified Courts shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in the Specified Courts, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. The parties hereby agree that mailing of process or other papers in connection with any such action, suit or legal proceeding in the manner provided in Section 12.7 and Section 12.21 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof. 12.11 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and permitted assigns (if any); (b) Purchaser and its successors and assigns (if any); (c) each Seller and such Seller’s successors and permitted assigns (if any); (d) the Sellers’ Representative and its successors and permitted assigns, if any; and (e) the Indemnitors. This Agreement shall inure to the benefit of: (i) the Company; (ii) Purchaser; (iii) the other Indemnitees; (iv) each Seller; (v) the Sellers’ Representative; (vi) solely with respect to Section 1.2, each holder of a Company Option; (vii) solely with respect to Section 1.3, each holder of a Company Warrant; (viii) solely with respect to Section 1.3, each holder of a Company SAFE and (ix) the respective successors and permitted assigns (if any) of the foregoing. Purchaser shall not assign any or all of its rights or delegate any of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent or approval of the Company, or if assigned following the Closing, the written consent of the Sellers’ Representative; provided, however, that Purchaser may assign any of its rights or delegate any of its obligations under this Agreement to a controlled Affiliate of Purchaser without the Sellers’ Representative prior written consent; provided, that the assignee signs an appropriate assignment document and assumes all of the obligations of the Purchaser under this Agreement. None of the Company, any Seller, any Indemnitor or the Sellers’ Representative (subject to Section 12.1(d)) shall be permitted to assign any of its rights or delegate any of

CONFIDENTIAL 95 its obligations under this Agreement without Purchaser’s prior written consent. Any attempted assignment or delegation by any party in violation of this Section 12.11 shall be null and void. 12.12 Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement would cause irreparable harm, and that in the event of any breach or threatened breach of this Agreement: (a) the other party shall be entitled, without proof of actual damages and without being required to prove that money damages are an inadequate remedy (in addition to any other remedy that may be available to it) to (i) a decree or Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) the other party shall not be required to provide any bond or other security in connection with any such decree, Order or injunction or in connection with any related action, suit or other legal proceeding. 12.13 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. 12.14 Waiver of Jury Trial. Each of the parties hereto irrevocably waives any right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or any of the Contemplated Transactions. 12.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Purchaser and the Sellers’ Representative (acting exclusively for and on behalf of Sellers and the other Indemnitors); and (b) after the Closing Date, on behalf of Purchaser and the Sellers’ Representative (including acting exclusively for and on behalf of Sellers and the other Indemnitors); provided, however, no amendment will be valid, enforceable or binding on any Seller that either (i) alters or changes the amount or kind of consideration to be received or (ii) alters or changes any of the material terms or conditions of this Agreement, in each case in a manner that disproportionately and adversely affects a Seller relative to any other Seller, in each case, without the prior written consent of such Seller excluding, for the avoidance of doubt, any disproportionate effect between or among Indemnitors solely on the basis of their respective Pro Rata Share. 12.16 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirements. 12.17 Parties in Interest. Except for the provisions of Section 11, which may be enforced by the Indemnitees as set forth in Section 11, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person, other than Purchaser, Sellers, the Company and their respective successors and assigns (if any).

CONFIDENTIAL 96 12.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing; and (b) the date on which the Confidentiality Agreement is terminated or expires in accordance with its terms. 12.19 Disclosure Schedule. The Disclosure Schedule shall be arranged, for convenience only, in separate parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Disclosure Schedule; or (b) it is reasonably apparent from the actual text of the disclosure (without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation or warranty in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Legal Requirement or breach of any Contract. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant other than to the extent provided in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. 12.20 Construction (a) Interpretation. Unless the express context otherwise requires: (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural; (iii) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (iv) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like; (v) each reference to a Legal Requirement, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Legal Requirements, statutes, regulations or other government rules; (vi) when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday), and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day; and (vii) each reference to a “party” means a party to this Agreement. (b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. (c) References. Except as otherwise indicated, all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to

CONFIDENTIAL 97 Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. Any Contract or statute defined or referred to in this Agreement or in Exhibit A means such Contract or statute, in each case, as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract defined or referred to in this Agreement or in Exhibit A shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement or in Exhibit A shall include all rules and regulations promulgated thereunder. (d) Dollars; Exchange Rate. All references in this Agreement to “dollars” or “$” shall mean U.S. dollars, and all references in this Agreement to “NIS” shall mean New Israeli Shekels. Except as otherwise provided in this Agreement, for purposes of translating an amount denominated in a currency other than (i) euros into euros as of a specified date, such amount shall be determined using the average closing mid-point rate for exchanges between such currency and euros quoted by the Wall Street Journal (U.S. Edition) for the trading day immediately preceding such date, or (ii) dollars into dollars as of a specified date, such amount shall be determined using the average closing mid-point rate for exchanges between such currency and dollars quoted by the Wall Street Journal (U.S. Edition) for the trading day immediately preceding such date. Notwithstanding the foregoing, for purposes of determining the amount of Damages suffered or incurred by an Indemnitee in connection with any claim under Section 11, any amount in respect of such claim, to the extent in a currency other than dollars, shall be converted from the applicable currency to dollars using the average closing mid-point rate for exchanges between such currency and dollars quoted by the Wall Street Journal (U.S. Edition) for the day that is two trading days prior to the date on which the related claim is resolved (through mutual agreement, arbitration or otherwise). 12.21 Waiver of Conflicts. Notwithstanding that the Company have been represented by Goldfarb, Gross Seligman & Co., Law Offices (the “Firm”) prior to Closing, including in connection with the preparation, negotiation and execution of this Agreement and the Contemplated Transactions, the Company and Purchaser agree that after the Closing Date the Firm may represent the Sellers’ Representative, the Sellers or their Affiliates in matters related to this Agreement, the Transaction Documents and the other ancillary documents hereto, including without limitation in respect of any indemnification claims in connection with the Contemplated Transactions, and each of the Parent, Purchaser and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with the Firm representing any of the foregoing after the Closing. All communications among the Sellers, the Sellers’ Representative and/or the Company, on the one hand, and the Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents, and the consummation of the Contemplated Transactions but excluding: (i) any communications or information that is related to the business of the Company and used by the Company or Purchaser for business reasons after the Closing; (ii) any communications or information that has been exchanged with a Person in a manner that does not entitle an attorney-client privilege, or (iii) any communication or information evidencing knowledge of fraud in connection with this Agreement or the Transaction Documents, in each case, prior to the Closing (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Sellers and shall not pass to or be claimed by Purchaser or the Company, and neither the Company nor the Sellers may waive attorney-client privilege with respect to such Privileged Communications after the Closing without the Sellers’ Representative’s written consent. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of the Firm in respect of such engagement constitute property of the client, only the Sellers (and not Purchaser or the Company) shall hold such property rights and (iii) the Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Company by reason of any attorney-client relationship between the Firm and the Company or otherwise. Notwithstanding the foregoing, in the event

CONFIDENTIAL 98 that a dispute arises between Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Sellers, on the other hand, Purchaser or its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of any document or communications protected by this Section 12.21 to such third party; provided, however, that neither Purchaser nor its Affiliates (including the Company) may waive such privilege after the Closing, without the prior written consent of the Sellers’ Representative on behalf of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing, in the event that Purchaser or its Affiliates (including the Company) is legally required by an order from a Governmental Body or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent permitted by applicable Legal Requirement and reasonably practicable, and advisable in the opinion of Purchaser’s counsel, then Purchaser shall promptly notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order (at the Sellers’ Representative’s sole cost and expense on behalf of the Indemnitors). For the avoidance of doubt, it is clarified that the Sellers’ Representative’s authority pursuant to Section 12.1 extends also to this Section 12.21 and, accordingly, the Sellers’ Representative is entitled to grant any waiver or consent of use with respect any information or document protected by this Section 12.21. [Signature pages follow]

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. ERMETIC LTD. By: Name: Title: SOLELY FOR PURPOSES OF SECTION 12.2, TENABLE, INC. By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. VULCAN CYBER LTD. By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. SHAREHOLDER REPRESENTATIVE SERVICES LLC By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Yaniv Bardayan

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Tal Morgenstern

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Roy Horev

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. YLV III, L.P. By: Name: Title: IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] TEN ELEVEN VENTURE FUND II, L.P. By: Name: Title: IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] DAWN CAPITAL IV SCSP By: DAWN CAPITAL IV CORPORATE GP SARL on behalf of DAWN CAPITAL IV GP SCSP on behalf of DAWN CAPITAL IV SCSP By: ___________________________________ Name: Title: IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] WIPRO LLC By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Glenn Chisholm IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] SKY INK LTD. By: Name: Title: IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] ISRAEL HIGH TECH INVESTMENT PARTNERSHIP (IHTIP) L.P. By: Name: Title: IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] Mickey Boodaei IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CONFIDENTIAL [Signature Page to Share Purchase Agreement] Rakesh Loonkar

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. ROSEMOUNT VENTURES LLC By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Idan Plotnik

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Shai Morag

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. MAOR SLP, SICAV-RAIF – FUND II By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Hive Limited as Trustee of the Honeycomb Trust By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. BERTRAND MEUNIER

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. YASMIN LUKATZ COMPANY LTD. By:______________________________ Name: ___________________________ Title: ____________________________

CONFIDENTIAL [Signature Page to Share Purchase Agreement] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above. Yaniv Bardayan, the Company’s CEO as the proxyholder for the following optionees who exercised company options under the company stock plan: Tal Stavi, Nick Vann, Andrea Dazols, Sean Ribisi, Daniel Katz, Michael Ron, Nevo Laron, Alireza Naqvi, Zachary Wayne Perdomo, Kelsey Trullo, Jeff Ginter, Katia Aviv, Darren Fox, Adrian Spittles, Jason Hammerschmidt, Noa Vishlitzky, Noam Slomianko, Ortal Keizman, Tal Shaked, Chen Aperman, Navot Yelin, Guy Boyarski, Dennis Litvak, Keren Gaiger, Yonatan Amitay, Asaf Reshef, Yahav Cohen, Roni Freudenthal, Diana Oks, Asaf Mizrachi, Ishai Shor, Yeela Eskenazi, Ilan Spector, Orani Amroussi, Yossi Glazer, David Gruberger, Dor Dali, Itay Kvitny, Carolina Alzate, Noam Mamman, Ofir Blumental By: ______________________________ Title: CEO and Director IBI CAPITAL COMPENSATION AND TRUSTS (2004) LTD. By: Name: Title:

CONFIDENTIAL [Signature Page to Share Purchase Agreement] EXHIBIT A CERTAIN DEFINITIONS For purposes of the Agreement (including this Exhibit A): “102 Plan” has the meaning set forth in Section 3.8(z). “280G Stockholder Approval” has the meaning set forth in Section 8.8. “Accounting Principles” means GAAP applied in a manner consistent with the accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements; provided, however, that in the event of any conflict between GAAP and such other methods, standards, policies, practices and methodologies, GAAP will govern. “Accounting Referee” has the meaning set forth in Section 1.7(b). “Accrued Tax Amount” means the aggregate dollar amount of all Taxes payable by the Acquired Companies with respect to all Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date (determined as if each Acquired Company used the accrual method of Tax accounting throughout such period and treating any advance payments, deferred revenues or other prepaid amounts received by the Company or arising with respect to the Company in any Pre-Closing Tax Period (and the portion of any Straddle Period ending on the Closing Date)), and any Taxes thereon as attributable to such period, regardless of when actually recognized for income Tax purposes; provided, that: (a) the Accrued Tax Amount shall be calculated in accordance with past practice of the Acquired Companies to the extent consistent with applicable Legal Requirements; (b) for purposes of calculating the amount of such Taxes, all Tax refunds, Tax credits, Tax receivables, advance Tax payments (e.g., Odfot) and estimated Tax payments shall be taken into account solely to the extent that such items are available to actually offset the Acquired Companies’ liabilities for particular Taxes in particular jurisdictions; (c) the Accrued Tax Amount shall not be less than zero in any jurisdiction; provided, however, that the Accrued Tax Amount shall not include any amount included in the Closing Indebtedness Amount or the Company Transaction Expense Amount and that actually resulted in a dollar-for-dollar reduction of the Adjusted Transaction Value. “Acquired Companies” means: (a) the Company; (b) Vulcan Cyber Inc.. “Acquired Company Data” means any data stored or Processed by or on behalf of any Acquired Company (including any Personal Data, Trade Secret, proprietary, regulated, or Confidential Information of any Acquired Company or any of its customers or resellers or any other Person) and any other information, data or compilation thereof used by, or necessary for the conduct of the business of, any Acquired Company or Company Product. “Acquired Company IP” means: (a) any Intellectual Property or Intellectual Property Right in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right in any field or territory; and (b) any other Intellectual Property or Intellectual Property Right used or held for use in the business of any of the Acquired Companies as currently conducted by the Acquired Companies to be conducted, including without limitation Acquired Company Data. “Acquired Company IP Contract” means any Company Contract that contains any assignment or license in respect of any Intellectual Property or Intellectual Property Right or that otherwise relates to any Acquired Company IP or any Intellectual Property developed by, with or for any of the Acquired Companies, including each EULA.

CONFIDENTIAL “Acquired Company Owned IP” means any Intellectual Property or Intellectual Property Right in which any of the Acquired Companies has (or purports to have) an ownership interest. “Acquired Company Privacy Policy” means each external or internal, past or present privacy policy, or other written public representation or statement of any Acquired Company, including any policy relating to: (a) the privacy of users of any: (i) Acquired Company Web Site; or (ii) users of, and/or any other natural person whose Personal Data is otherwise Processed in the provision or operation of, any Acquired Company Software and/or any Company Product; (b) the data protection, Processing, security, collection, storage, disclosure or transfer of any Personal Data; or (c) any Personal Data of any actual or prospective employee, contractor, consultant or other staff members. “Acquired Company Software” has the meaning set forth in Section 3.11(k). “Acquired Company System” means any information technology or computer system (including software, hardware, equipment, databases and telecommunications infrastructure) controlled by or on behalf of any Acquired Company relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information, in each case that is used for the conduct of the business of any of the Acquired Companies. “Acquired Company Web Site” means any public or private website owned, maintained or operated at any time by or on behalf of any of the Acquired Companies. “Acquisition Transaction” means any transaction or series of transactions involving: (a) the sale, license, sublicense or disposition of all or a material portion of any Acquired Company’s business or assets, including Intellectual Property and Intellectual Property Rights; (b) the grant, issuance, disposition or acquisition of: (i) any share capital, unit, membership interest or other equity security of, or Equity Interest in, any Acquired Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital, unit or other equity security of, or Equity Interest in, any Acquired Company other than pursuant to an Company Employee Plan in a transaction permitted under Section 6.2; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital, unit or other equity security of any Acquired Company; or (c) any merger, amalgamation, plan or scheme of arrangement, consolidation, business combination, reorganization or similar transaction involving any Acquired Company. “Adjusted Transaction Value” means (without duplication) an amount equal to: (a) the Transaction Value; plus (c) the Closing Cash Amount; plus (d) any Working Capital Surplus Amount; minus (e) any Working Capital Shortfall Amount; minus (f) the Company Transaction Expense Amount; minus (g) the Closing Indebtedness Amount; minus (h) the Accrued Tax Amount. “Adjustment Amount” has the meaning set forth in Section 1.7(a). “Adjustment Escrow Amount” means [*]. “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.” “Aggregate Exercise Price” means the sum of (a) the aggregate cash exercise prices of all Vested Options, plus (b) the aggregate cash exercise prices of all Unvested Options substituted for RSU pursuant to Section 1.2(b). plus (c) the aggregate cash exercise prices of all Outstanding Warrants.

CONFIDENTIAL “Aggregate Post-Preference Amount” means the Adjusted Transaction Value, minus the Aggregate Preference Amount. “Aggregate Series B Liquidation Preference Amount” means (A) the aggregate number of Series B Preferred Shares that are issued and outstanding as of immediately prior to the Closing multiplied by (B) the Series B Liquidation Preference Amount. “Aggregate Series B-1 Liquidation Preference Amount” means (A) the aggregate number of Series B-1 Preferred Shares that are issued and outstanding as of immediately prior to the Closing multiplied by (B) the Series B-1 Liquidation Preference Amount. “Aggregate Preference Amount” means the sum of (A) the Aggregate Series B Liquidation Preference Amount plus (B) the Aggregate Series B-1 Liquidation Preference Amount. “Agreed Amount” has the meaning set forth in Section 11.6(b). “Agreement” means the Share Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule). “AI Commitments” means the Acquired Companies’ obligations under (i) Company AI Policies; (ii) applicable contractual obligations relating to AI Technology to which the Acquired Companies are bound; and (iii) applicable law relating to AI Technology. “AI Data” means any data Processed or produced by or on behalf of any Acquired Company in connection with the development, training, improvement, marketing, provision, fine-tuning, deployment or use of Company AI Products, including any Training Data and data inputs and data outputs generated or produced by the Company AI Products. “AI Industry Standards” means industry standards applicable to validation, bias detection and correction, risk management and other quality control processes for AI Technology, including (i) the National Institute of Standards and Technology’s (NIST) Artificial Intelligence Risk Management Framework (AI RMF 1.0); (ii) the Institute of Electrical and Electronics Engineers’ (IEEE) 7000-2021 - IEEE Standard Model Process for Addressing Ethical Concerns During System Design; and (iii) the Association for Computing Machinery’s (ACM) Principles for Responsible Algorithmic Systems. “AI Technologies” means “Artificial Intelligence System” as defined under the EU Artificial Intelligence Act. “Announcement Communications” has the meaning set forth in Section 7.2. “Anti-Corruption Law” has the meaning set forth in Section 3.13(g)(i). “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly. “Award Amount” has the meaning set forth in Section 11.6(f). “Board” means the board of directors of the Company.

CONFIDENTIAL “Books and Records” has the meaning set forth in Section 3.21. “Burdensome Condition” has the meaning set forth in Section 7.1(d). “Business” means the business of the Acquired Companies as of the Closing Date, including capabilities such as vulnerability aggregation, vulnerability correlation, risk prioritization, and remediation orchestration for use cases including exposure management, vulnerability risk management, application security posture management and cloud vulnerability management. “Business Day” means any day other than: (a) a Saturday, Sunday or a U.S. federal or Israeli national holiday; or (b) a day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required to be closed. “CARES Act” means Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020 and as may be amended from time to time) and any similar or successor federal, state, local and non-U.S. law. “Cash” means all cash and cash equivalents of a Person, excluding any and all cash that is not freely usable, distributable or transferable (including because it is subject to restrictions, limitations, penalties or Taxes on use, distribution or transfer by applicable Legal Requirement or Contract) and other restricted balances (including bond guarantees, security deposits, collateral reserve accounts and amounts held in escrow, but excluding cash deposits to secure lease agreements, collateralized for hedging instruments, credit lines and credit cards, deposits provided to any employer of register). “Charter Document” means (a) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person, and (b) all bylaws of such Person, in the case of each of clause (a) and (b), as amended or supplemented as of the date of determination. “Claim Extension Period” has the meaning set forth in Section 11.1(a). “Claimed Amount” has the meaning set forth in Section 11.6(a). “Closing” has the meaning set forth in Section 2.1. “Closing Balance Sheet” has the meaning set forth in Section 1.6(b). “Closing Cash Amount” means the aggregate dollar amount of Cash held by the Acquired Companies as of immediately prior to the Closing, determined in accordance with the Accounting Principles. “Closing Consideration Spreadsheet” has the meaning set forth in Section 1.6(b). “Closing Consideration Spreadsheet Certificate” has the meaning set forth in Section 2.2(b). “Closing Date” has the meaning set forth in Section 2.1. “Closing Indebtedness Amount” means the sum of, without duplication: (a) the aggregate dollar amount of outstanding Company Indebtedness as of immediately prior to the Closing; plus (b) the sum of the aggregate dollar amount outstanding and payable pursuant to the Payoff Letters, determined in accordance with the Accounting Principles; provided, however, that the Closing Indebtedness Amount shall not include any amount included in the Company Transaction Expense Amount or the Accrued Tax Amount and, in each case, actually reflected on a dollar-for-dollar basis in the calculation of the Adjusted Transaction Value.

CONFIDENTIAL “Closing Statement” has the meaning set forth in Section 1.7(a). “Closing Working Capital Amount” means, without duplication, an amount equal to (a) the aggregate dollar amount of the consolidated current assets of the Acquired Companies (including accounts receivable and prepaid expenses), other than any asset that is included in the Closing Cash Amount and excluding any Tax asset or any category (if any) of current assets excluded from current assets in the sample calculation of the Closing Working Capital Amount set forth on Schedule 2, as of immediately prior to the Closing, if any, minus (b) the aggregate dollar amount of the consolidated current liabilities of the Acquired Companies, other than any liability that constitutes Company Indebtedness or a Company Transaction Expense and excluding any Tax liability or any category (if any) of current liabilities excluded from current liabilities in the sample calculation of the Closing Working Capital Amount set forth on Schedule 2, as of immediately prior to the Closing, if any, in the case of each of clauses (a) and (b), determined in accordance with the Accounting Principles. For the avoidance of doubt, the Closing Working Capital Amount shall (i) include all obligations related to deferred revenue and customer prepayments and (ii) exclude any assets or contra liabilities relating to Indebtedness (such as unamortized debt issuance costs), and any loans or other amounts receivable from the Sellers and any of their Affiliates. Schedule 2 sets forth, for illustrative purposes only, the calculation of the Closing Working Capital Amount as if the Closing had occurred on the illustrative date set forth therein. “Code” means the Internal Revenue Code of 1986, as amended. “Collective Claim” has the meaning set forth in Section 11.6(a). “Company” has the meaning set forth in the introductory paragraph of the Agreement. “Company AI Policies” means the Company’s written policies and procedures regarding AI Technology, whether applicable internally or published on Company’s websites or mobile applications or otherwise made available in writing by the Acquired Companies to any Person. “Company AI Products” means any Company Products currently or previously offered on a commercial basis by or on behalf of any Acquired Company that incorporate or make use of AI Technologies as a part of such Company Product. “Company Associate” means: (a) any current or former officer or other employee of any Acquired Company; or (b) any current or former individual independent contractor or director of any Acquired Company, in each case, including any such Person rendering services to any Acquired Company through a professional employer organization. “Company Associate Agreement” means each management, employment, severance, consulting, services, relocation, repatriation or expatriation agreement or other Contract between an Acquired Company and a Company Associate. “Company Charter” means that certain Amended and Restated Articles of Association of the Company, effective as of May 8, 2024. “Company Closing Certificate” has the meaning set forth in Section 2.2(g). “Company Contract” means any Contract: (a) to which any Acquired Company is or has been a party; (b) by which any Acquired Company or any of its assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest, including each Acquired Company IP Contract.

CONFIDENTIAL “Company Converted Shares” means, with respect to each Company SAFE issued and outstanding as of immediately prior to the Closing, the number of Series B-1 Preferred Shares equal to the Purchase Amount (as such term is defined under the terms of such Company SAFE) multiplied by two (2) and divided by the Series B-1 Liquidation Preference Amount. “Company Employee Plan” means any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, phantom equity awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, sponsored, contributed to, or required to be contributed to, by an Acquired Company or any ERISA Affiliate for the benefit of any Company Associate, or with respect to which any Acquired Company has or may have any Liability with respect to any Company Associate, and specifically includes any plan, program, practice, or Contract that is sponsored by a professional employer organization, co-employer organization or similar arrangement under which any Company Associate may be eligible to receive compensation or benefits. “Company Indebtedness” means any Indebtedness of any Acquired Company. “Company Option” means an option to purchase any number of Company Ordinary Shares from the Company. “Company Ordinary Shares” means the ordinary shares, nominal value NIS 0.01, of the Company. “Company Personal Property” means all of the machinery, equipment, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property owned, leased or used, or purported to be owned, leased or used, by any Acquired Company. “Company Preferred Shares” means the authorized preferred shares of the Company, consisting of the Series Seed Preferred Shares, Series A Preferred Shares, Series B Preferred Shares and Series B-1 Preferred Shares. “Company Prepared Return” has the meaning set forth in Section 7.3(a). “Company Product” means: any version, release, line, package or model of any Acquired Company owned: product, service or solution, including Software, that has been, designed, developed, distributed, made available, provided, performed, licensed or sold by or on behalf of any Acquired Company in any manner (including through a hosted service or similar arrangement), including Vulcan ExposureOS Platforms. “Company SAFE Holder” means each holder of a Company SAFE as of immediately prior to the Closing. “Company SAFEs” means, collectively, the simple agreements for future equity entered into by the Company and the investors thereto listed on Schedule 5. “Company Securities” means the Company Shares, Company Options, the Company SAFEs, the Outstanding Warrants, Company Converted Shares, and any other Equity Interests of the Company. “Company Shareholder” means any holder of Company Ordinary Shares.

CONFIDENTIAL “Company Shares” has the meaning set forth in the preamble. “Company Transaction Document” means each Transaction Document to which the Company is or will be a party or by which the Company is or will be bound, including the Agreement. “Company Transaction Expense” means (without duplication) any Expense, incurred prior to the Agreement Date or during the Pre-Closing Period (regardless of whether or not payable prior to, at or after Closing, but provided that such amounts are related to and are in connection with the Pre-Closing Period) by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with the negotiation and execution of this Agreement or the consummation of any of the Contemplated Transactions, including: (a) any Expense paid or payable by any Acquired Company to legal counsel or to any financial advisor, investment banker, consultant, broker, accountant or other Person that performed services for or provided advice to any Acquired Company or any Representative of any Acquired Company on its behalf, or who is otherwise entitled to any similar compensation or payment from any Acquired Company, in connection with any of the Contemplated Transactions, together with any VAT payable with respect thereto; (b) any Expense for which the Company is responsible under Section 12.5, including the Company’s portion of the fees and expenses referred to in the provisos thereto; (c) any Expense relating to the D&O Tail (including any premium payable for the D&O Tail prior to Closing); (d) any Expense payable by the Company that arises, or is expected to arise, or is triggered or becomes due or payable, as a result of, or in the contemplation of, the consummation (whether alone or in combination with any other event or circumstance) of any of the Contemplated Transactions, including any change-in- control payment (including cash payments in respect of Unvested Options), stay bonus, discretionary bonus, severance Expense or sum that may become payable pursuant to any “single trigger” severance arrangement, bonus or similar payment, including Ungranted Equity Award Payments and excluding for the avoidance of doubt (i) any such bonuses, payment or Expenses or other payments to any Employee, consultant or other service provider (x) that Purchaser does not make an offer to hire with compensation and benefits that are in accordance with this Agreement, or (y) any “double-trigger” amounts payable as a result of termination of employment following the Closing, (ii) any pension and severance obligations (and the employer’s portion of any payroll or employment Tax related thereto) that arise in connection with the termination of employees of the Acquired Companies by Purchaser or at Purchaser’s request; (e) any Expense incurred by or on behalf of any shareholder of any Acquired Company or Representative of any Acquired Company in connection with or relating to the Agreement or any of the Contemplated Transactions or the process resulting in such transactions that any Acquired Company is obligated to pay or reimburse before, at or after the Closing; (f) any Transaction Payroll Tax; (g) any Expense incurred to obtain any third party Consent under any Company Contract or from any Governmental Entity as a result of or in connection with any of the Contemplated Transactions; (h) any Expense incurred in connection with the data room established by the Company in connection with the Contemplated Transactions; (i) any payments required to be made pursuant to the termination or amendment of the agreements identified on Schedule 6.6(a) of the Agreement, if any, and (j) any Excluded Employee Liabilities. “Company Transaction Expense Amount” means the aggregate dollar amount of Company Transaction Expenses that remain unpaid immediately prior to the Closing (and including, for the avoidance of doubt, any Company Transaction Expenses that are paid by Purchaser on the Company’s behalf at Closing); provided, however, that the Company Transaction Expense Amount shall not include any amount included in the Closing Indebtedness Amount or the Accrued Tax Amount and that actually reflected on a dollar-for-dollar basis in the calculation of the Adjusted Transaction Value. “Company Warrant” means, collectively, the warrants to purchase Ordinary Shares entered into by the Company and the investors thereto listed on Schedule 6.

CONFIDENTIAL “Confidential Information” means: (a) all information that is owned, used or possessed by the Acquired Companies as of the Closing in connection with the Business, held in any form, and any related goodwill (“Company Confidential Information”) (b) all information that is owned, used or possessed by Purchaser or any of Purchaser’s Affiliates as of the Closing in connection with its business, held in any form, and any related goodwill and which the Sellers received from the Purchaser in connection with the Contemplated Transactions prior to the Closing; (c) all confidential or proprietary information concerning the Sellers furnished to the other parties or their Affiliates or Representatives in connection with the negotiation and execution of, and performance of the obligations arising under the Transaction Documents; and (d) the terms of this Agreement and the other Transaction Documents, and all information relating to the discussions and negotiations among Sellers, the Acquired Companies, Purchaser and their respective Representatives or otherwise concerning the Contemplated Transactions. “Confidentiality Agreement” means the Confidentiality Agreement by and between Purchaser and the Company dated as of April 6, 2022. “Consent” means any approval, consent, ratification, permission, waiver, Order or authorization (including any Permit). “Contemplated Transactions” means all transactions contemplated by the Agreement (including the Share Purchase) and all transactions contemplated by the agreements, plans and other documents entered into or delivered in connection with, or referred to in, the Agreement. “Contested Amount” has the meaning set forth in Section 11.6(b). “Continuation Period” has the meaning set forth in Section 7.5(d). “Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, which is in effect or purported to be in effect as of the applicable time of determination. “D&O Tail” has the meaning set forth in Section 6.10. “Damages” means any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or Expense of any nature, including any reasonably foreseeable losses or damages calculated based on lost profits or a multiple of earnings, but shall exclude any punitive damages or indirect damages that are not reasonably foreseeable, or other damages that are not reasonably foreseeable, other than to the extent such damages are actually awarded to a third party. “Disclosure Schedule” means the schedule (dated as of the Agreement Date) delivered to Purchaser on behalf of the Sellers and prepared in accordance with Section 12.19. “Dispute Period” has the meaning set forth in Section 11.6(b). “Disputed Item” has the meaning set forth in Section 1.7(b). “Domain Name” means any Internet domain name, web address, uniform resource locator registered in the name of the Company, social media handle, username or account identifier, and any goodwill associated with the foregoing. “Downwards Adjustment Amount” has the meaning set forth in Section 1.7(d)(i).

CONFIDENTIAL “Employment Agreement” has the meaning set forth in the recitals to the Agreement. “End Date” has the meaning set forth in Section 10.1(b). “Enforceability Exception” means the effect, if any, of: (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity. “Equity Interests” shall mean, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such share capital or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” has the meaning set forth in Section 3.16(e). “Escrow Agent” means IBI Trust Management. “Escrow Agreement” has the meaning set forth in Section 1.5(b). “Escrow Amount” means an amount equal to the sum of: (a) the Adjustment Escrow Amount; plus (b) the Indemnity Escrow Amount, plus (c) the Tax Indemnity Amount. “Escrow Fund” means, at any time, the aggregate funds and other assets then held in the escrow accounts established by depositing the Adjustment Escrow Amount and the Indemnity Escrow Amount, as applicable, with the Escrow Agent in accordance with the Escrow Agreement to: (i) secure potential payments owed to Purchaser with respect to any finally determined Downwards Adjustment Amount pursuant to Section 1.7(d)(i); and (ii) partially secure the indemnification obligations of the Indemnitors to the Indemnitees pursuant to Section 11. “Estimated Adjustment Amount” means an amount equal to: (a) the Closing Cash Amount, as set forth on the Closing Consideration Spreadsheet; plus (b) any Working Capital Surplus Amount, as set forth on the Closing Consideration Spreadsheet; minus (c) any Working Capital Shortfall Amount, as set forth on the Closing Consideration Spreadsheet; minus (d) the Closing Indebtedness Amount, as set forth on the Closing Consideration Spreadsheet; minus (e) the Company Transaction Expense Amount, as set forth on the Closing Consideration Spreadsheet; minus (f) the Accrued Tax Amount, as set forth on the Closing Consideration Spreadsheet. “Estimated Closing Balance Sheet” has the meaning set forth in Section 1.6(a). “Estimated Closing Consideration Spreadsheet” has the meaning set forth in Section 1.6(a). “Estimated Closing Statement” has the meaning set forth in Section 1.6(a). “EULA” has the meaning set forth in Section 3.11(e).

CONFIDENTIAL “Expense” means any fee, cost, expense, payment, expenditure or Liability. “Expense Fund” has the meaning set forth in Section 12.1(e). “Expense Fund Amount” has the meaning set forth in Section 12.1(e). “Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended. “Final Adjustment Amount” means an amount equal to: (a) the Closing Cash Amount; plus (b) any Working Capital Surplus Amount; minus (c) any Working Capital Shortfall Amount; minus (d) the Closing Indebtedness Amount; minus (e) the Company Transaction Expense Amount; minus (f) the Accrued Tax Amount, as set forth on the Closing Consideration Spreadsheet, in each case of the foregoing clauses (a) through (f), as finally determined in accordance with Section 1.7, as applicable. “Financial Statements” has the meaning set forth in Section 3.5(a). “FIRPTA Statement” means a statement delivered by the Company to Purchaser with respect to Vulcan Cyber, Inc. (in such form as may be reasonably requested by counsel to Purchaser) conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), together with the required notice to the IRS and written authorization for Purchaser to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing. “Foreign Export and Import Law” means any Legal Requirement of a non-U.S. Governmental Entity regulating exports, imports or re-exports to or from such foreign country or jurisdiction, including the export or re-export of any good, hardware, software, service or technical data, including without limitation the Israeli Defense Export Control Law, 2007, the Israeli Trading with the Enemy Ordinance, The Israeli Import-Export Order (Control of Dual Use Goods, Services and Technologies), 2006 and the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended. “Foreign Governmental Body” means any non-U.S. Governmental Entity, or any corporation or other Entity owned or controlled in whole or in part by any non-U.S. Governmental Entity or any sovereign wealth fund, excluding any Governmental Entity included in the government of the United States. “Foreign Official” means: (a) any officer or employee of a Foreign Governmental Body or any department, agency or instrumentality thereof (including a state-owned or state-controlled Entity); (b) any officer or employee of a public international organization; (c) any Person acting in an official capacity for or on behalf of any such Foreign Governmental Body or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) any party official or candidate of any party, excluding, in each case, any official of the government of the United States. “Foreign Plan” means each Company Associate Agreement and each Company Employee Plan subject to any law other than U.S. federal, state or local law. “Fully Diluted Share Number” means the sum of, without duplication: (a) the aggregate number of Company Ordinary Shares that are issued and outstanding as of immediately prior to the Closing; plus (b) the aggregate number of Company Ordinary Shares into which all Series A Preferred Shares and Series Seed Preferred Shares that are issued and outstanding as of immediately prior to the Closing are convertible immediately prior to the Closing; plus (c) the aggregate number of Company Ordinary Shares purchasable under or otherwise subject to Vested Options; plus (d) the number of shares purchasable under or otherwise subject to each Company Warrant which are exchanged for consideration pursuant to Section 1.3(a) hereunder.

CONFIDENTIAL “Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organizational Matters), 3.2 (Capital Structure), 3.3 (Authority and Due Execution), 3.4 (Non-Contravention and Consents), 3.8 (Taxes), 3.14 (Brokers’ and Finders’ Fees), 4.2 (Non-Contravention and Consents), 4.4 (Title and Ownership), and 4.6 (Brokers’ and Finders’ Fees). “GAAP” means United States generally accepted accounting principles, consistently applied. “Government Contract” means any: (a) prime contract, grant agreement, cooperative agreement or other type of Contract with a Governmental Entity; or (b) subcontract under any such Contract. “Government Official” means (i) any elected, appointed, or nominated official, officer, employee of a Governmental Entity (regardless of rank); (ii) any political party official or candidate for political office; or (iii) any person acting on behalf of a Governmental Entity, political party, or candidate for political office. “Governmental Entity” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) national, federal, state, provincial, local, municipal, non-U.S. or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions. “Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the IIA, the Israeli Investment Center, the State of Israel, the BIRD Foundation or other bi- national foundation, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity. “Grant Date” has the meaning set forth in Section 3.2(b). “Harassment Claim” has the meaning set forth in Section 3.16(r). “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. “IIA” means the Israeli Innovation Authority (formerly known as the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry. “Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to any deposit or advance of any kind (whether long-term or short-term, whether or not represented by a bond, debenture, note or other security or instrument, whether or not convertible into any other security or instrument); (b) all obligations of such Person under any conditional sale or other title retention agreement relating to property acquired by such Person (other than trade accounts payable that were incurred in the ordinary course of business); (c) all obligations of such Person in respect of the deferred purchase price of any property or service (other than current accounts payable that were incurred in the ordinary course of business and are less than thirty (30) days past due, excluding, for the avoidance of doubt, deferred revenues); (d) all obligations of such Person to pay rent or other amounts under a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAA©(e) all outstanding reimbursement

CONFIDENTIAL obligations of such Person with respect to any letter of credit, bankers’ acceptance or similar facility issued for the account of such Person; (f) the estimated fair value as of the Closing Date of all obligations of such Person under any agreement with respect to any swap, forward, future or derivative transaction or any option or similar agreement involving, or settled by reference to, any rate, currency, commodity, price of any equity or debt security or instrument or any economic, financial or pricing index or measure of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; (g) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien imposed by the Company on any property or other asset owned by an Acquired Company, whether or not the Indebtedness secured thereby has been assumed by an Acquired Company; (h) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, any Indebtedness of another Person; and (h) all accrued interest, premiums, penalties, fees, Expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of any of the Contemplated Transactions or any transaction in connection with any lender or securityholder Consent, in each case excluding any amounts classified as a Company Transaction Expense or included in the Closing Working Capital Amount. “Indemnitee” means each of the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including, following the Closing, the Acquired Companies); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above; provided, however, that the Indemnitors shall not be deemed to be “Indemnitees.” “Indemnitors” means Sellers, each holder of an outstanding Vested Option (but only in respect of their Vested Options and not in respect of their Unvested Options) and each holder of an Outstanding Warrant. “Indemnity Escrow Amount” means an amount in cash equal to [*]. “Individual Claim” has the meaning set forth in Section 11.6(a). “Individual Covenant” means (for clarity any such covenant or obligation that applies to both the Company and Sellers, shall be referred to herein as an Individual Covenant of a specific Seller, only to the extent that such Seller, itself, breached such covenant or obligation): (a) any covenant or obligation set forth in Section 1.1, Section 1.9, Section 6.1, Section 6.3, Section 6.4, Section 6.6(b), Section 6.7, Section 6.11, Section 6.12, Section 6.14, Section 7.1, Section 7.2, Sections 7.3(e) and (f), Section 11.2 (solely with respect to the obligations of a Seller as an Indemnitor), Section 11.6, Section 12.1, Section 12.2, Section 12.5, Section 12.10; and (b) to the extent relating to a claim against a specific Seller under Section 11.2(b) or a specific Seller’s obligations as an Indemnitor under Section 11.2(a), any other covenant or obligation set forth in Section 11. “Information Privacy and Security Laws” means to the extent applicable (A) each Legal Requirement concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Data, including but not limited to (i) the EU General Data Protection Regulation 2016/679 and EU Member State laws and regulations implementing the same (the “GDPR”), the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, including the recommendations and deliberations of the relevant privacy commissioners and other privacy, Personal Data protection, and data protection authorities, Canada’s Personal Data Protection and Electronic Documents Act (“PIPEDA”), the California Consumer Privacy Act of 2018 (as amended) and any regulations promulgated thereunder (“CCPA”), Israel’s Protection of Privacy Law, 5741 – 1981 and the rules and regulations promulgated thereunder, the Virginia

CONFIDENTIAL Consumer Data Privacy Act (“VCPDA”); (ii) Legal Requirements applicable to direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); and (iii) state consumer protection laws, Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology for Economic and Clinical Health Act, and the rules and regulations promulgated thereunder (“HIPAA”), the Payment Card Industry Data Security Standard (“PCI-DSS”) and programs, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, Controlling the Assault of Non- Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A), or (C) Legal Requirement concerning any requirement for website and mobile application privacy policies and practices, behavioral advertising, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing). “Initial Release Amount” has the meaning set forth in Section 11.6(g). “Innovation Law” means the Israeli Research, Development and Technological Innovation in Industry Law, 5744-1984 and the regulations, tracks, rules and procedures promulgated thereunder. “Insider Receivable” has the meaning set forth in Section 3.5(d). “Insolvency Related Procedure” means, with respect to any Person, the occurrence of any of the following: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or such similar officer appointed over or for any part of its assets of such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of such Person’s creditors; (d) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering a bankruptcy petition filed against such Person in any bankruptcy proceeding; (e) the expiration of sixty (60) days following the entry of an Order, judgment or decree by any court of competent jurisdiction adjudicating such Person bankrupt or appointing a trustee of such Person’s assets; or (f) any comparable action or procedure in any jurisdiction, including entering into any arrangement with its creditors in relation to unpaid debt, cessation of business or appointment of a liquidator. “Intellectual Property” means all forms of technology, Software, content, or other tangible embodiments of Intellectual Property Rights, including: algorithms, application programming interfaces, databases and data collections diagrams, discoveries, inventions (whether or not patentable), know-how, logos, methods, network configurations and architectures, processes, platforms, proprietary information, protocols, schematics, specifications, Software code (in any form including source code and executable or object code), technical information, user interfaces, techniques, Domain Names, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including, for the avoidance of doubt, all tangible embodiments of the foregoing such as manuals, prototypes, studies and summaries). “Intellectual Property Rights” means all intellectual property rights, which may exist or be created under the laws of any jurisdiction in the world, in each case whether registered or unregistered, including: (a) rights associated with works of authorship, including exploitation rights, copyrights, and moral rights; (b) Trademark rights and similar rights; (c) Trade Secret rights and similar rights; (d) Patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights of any kind in or with respect to Intellectual Property; (g) rights in or relating to registrations, renewals, extensions,

CONFIDENTIAL combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above. “Interim Option Tax Ruling” has the meaning set forth in Section 7.6(b) of the Agreement. “Israeli Option Tax Pre-Ruling” has the meaning set forth in Section 7.6(a) of the Agreement. “Israeli Tax Rulings” has the meaning set forth in Section 7.6(b) of the Agreement. “ITA” means the Israel Tax Authority. “Joinder Agreement” means a joinder agreement delivered in a form acceptable to Purchaser. “Key Employee” has the meaning set forth in the recitals to the Agreement. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, provided that the Knowledge Employees shall be deemed to have “Knowledge” of a particular fact or matter that such Knowledge Employee could reasonably be expected to have known of by virtue of conducting a due inquiry. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Knowledge Employee is deemed to have Knowledge of such fact or other matter. A Seller that is an Entity shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of such Seller is actually aware of such fact or other matter. “Knowledge Employees” means Yaniv Bardayan, Tal Morgenstern, Roy Horev, Anat Shimoni. “Latest Balance Sheet” has the meaning set forth in Section 3.5(a). “Leased Real Property” has the meaning set forth in Section 3.9(a). “Legal Proceeding” means any action, suit, litigation, arbitration, claim, assessment, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel. “Legal Requirement” means any national, federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, Order, rule, guideline, settlement, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Entity. “Liability” means any debt, obligation, liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, conditional, joint, several or secondary liability), regardless of whether such debt, obligation, liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable. “Lien” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, security interest, encumbrance, possessory interest, conditional sale or other title retention arrangement, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

CONFIDENTIAL A document or other item of information shall be deemed to have been “Made Available to Purchaser” only if such document or other item of information was, at all times during the period from the day that is forty-eight (48) hours prior to the Agreement Date through the Agreement Date, included in the virtual data room in connection with the Contemplated Transactions. “Major Customers” has the meaning set forth in Section 3.24(a). “Major Resellers” has the meaning set forth in Section 3.24(b). “Major Suppliers” has the meaning set forth in Section 3.24(c). “Malicious Code” has the meaning set forth in Section 3.11(k). “Material Adverse Effect” means any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect (each, an “Effect”) that, either alone or in combination with any other Effect, (a) is, or would reasonably be expected to be or to become, materially adverse to (on a short- term or sustained basis) the business, liabilities, operations, condition (financial or otherwise), assets (whether tangible or intangible), or capitalization, of the Acquired Companies, taken as a whole; or (b) would reasonably be expected to prevent or adversely impair or delay the performance by the Company of its obligations hereunder or prevent or adversely impair or delay the consummation of the transactions contemplated by this Agreement, including the Share Purchase; provided, that, with respect to clause (a) (and only clause (a)) of this definition of “Material Adverse Effect” none of the following, or any Effect to the extent resulting or arising from the following, shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect: (i) the execution and delivery of this Agreement or the announcement or pendency of the transactions hereby, including any impact on revenues or on the Company’s relationship with their suppliers, customers or prospective customers attributable thereto (provided that this clause (i) shall not apply to any representation or warranty explicitly referring to the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which the Acquired Companies participate, or general economic conditions or financial markets (including prevailing interest rates, exchange rates and stock market levels); (iii) any act of God (including any earthquake, fire, storm or flood), any act of terrorism, war or other armed hostilities, any regional, national or international calamity, or any pandemic; (iv) any changes after the Agreement Date in any applicable Legal Requirement or GAAP (or other applicable accounting standards) or in the official interpretation of any of the foregoing by any Governmental Entity; (v) any action or failure to take action which action or failure to act is requested in writing by Purchaser or expressly required by this Agreement; (vi) any changes in general Israeli, United States or global political or economic conditions; (vii) the impact of any action taken by any of the Acquired Companies at the written request of Purchaser; and (viii) any Effect resulting from the failure by the Acquired Companies to meet internal or third party projections, predictions, guidance, estimates or forecasts (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); provided that with respect to the exceptions set forth in clauses (ii), (iii), (iv) and (vi), in the event that such Effect has had, or could reasonably be expected to have, a material and adverse disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies operating in the industry or industries in which the Acquired Companies operate, then such incremental disproportionate effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or could reasonably be expected to occur. “Material Contract” means: (a) each Contract listed or required to be listed in (or expressly exempted from the disclosure requirements for) Section 3.11(b), Section 3.11(c), Section 3.11(e), Section 3.11(f), or Section 3.11(n) of the Disclosure Schedule; and (b) each of the following:

CONFIDENTIAL (a) Company Contract with any Person relating to the supply of any products or services to any of the Acquired Companies and, together with all other Company Contracts involving such Person or any of such Person’s Affiliates, providing for payments by any one or more Acquired Companies, individually or in the aggregate, in excess of $75,000 in any fiscal year; (b) each Company Contract with any Person that contemplates or involves the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value in excess of $75,000 individually, or $150,000 in the aggregate when taken together with all other Company Contracts involving such Person or any of such Person’s Affiliates; (c) each Company Contract or other right pursuant to which any Acquired Company uses or possesses any material Company Personal Property (other than Company Personal Property owned by any of the Acquired Companies); (d) any Company Contract with any shareholder, director, officer or management- level employee of any Acquired Company, or any member of such Peron’s immediate family or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to, but excluding any Contract that terminates or expires in its entirety as of the Closing without liability on the part of any Acquired Company; (e) each Company Contract (A) imposing, or reasonably having the effect of imposing, any prohibition, materially impairment, or restriction on any Acquired Company, or, after the Closing, Purchaser or any Affiliate of Purchaser: (i) to engage, participate or compete in any line of business, market or geographic area; (ii) to engage in any aspect of the Business; (iii) to develop or distribute any Intellectual Property or Company Product; (iv) to make use of any Acquired Company IP; (v) to acquire any product or other asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person, or transact business with any other Person, or (B) containing (i) any “most favored nation” or “most favored customer” or similar provision, (ii) right of first refusal or negotiation; (iii) a non-solicitation or restriction from hiring any prospective employee, consultant, contractor, customer or supplier; or (iv) any exclusive right(s) to a reseller; (f) each Company Contract with a Major Customer, Major Supplier and Major Reseller, listed in Section 3.24(a). (g) each Company Contract granting any exclusive right, right of first refusal or right of negotiation to license, market, distribute, sell or deliver any Company Product; (h) each Company Contract that obligates any Acquired Company to pay any royalties or revenue shares; (i) each Company Contract creating or involving any agency relationship arrangement or franchise relationship; (j) each Company Contract relating to any joint venture, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement; (k) each Company Contract relating to any transaction in which any Acquired Company (or any Subsidiary of an Acquired Company) merged or was consolidated with any other Person, acquired any securities or assets of another Person (other than purchases from vendors and suppliers in the Ordinary Course of Business) or otherwise acquired the rights to any Company Product or any Acquired Company IP;

CONFIDENTIAL (l) each Company Contract (including each Acquired Company IP Contract) relating to the acquisition, transfer, development or shared ownership of any Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies); (m) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of its Subsidiaries; (n) (A) any form of employment, contractor or consulting Contract with any current Company Associate and any individual agreements that materially deviate from the form, (B) any employment agreement or offer letter that is not terminable by the Company or any of its Subsidiaries, as applicable, with either the payment of any severance obligation or an advance notice of more than 30 days; (o) each Company Contract between any Acquired Company and any Company Associate or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, pursuant to which: (i) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of any of the Contemplated Transactions (whether alone or upon the occurrence or existence of any additional or subsequent event or circumstance); (ii) any Acquired Company is or may become obligated to make any severance, termination, retention, gross-up or similar payment to any Company Associate; or (iii) any Acquired Company is or may become obligated to make any bonus, incentive compensation, severance benefit, change in control benefit, long-term incentive plan, retention, pension, profit-sharing, retirement, other form of deferred compensation plan with any Company Associate or similar payment to any Company Associate; all - other than if required pursuant to applicable law and/or in respect of ordinary course salary or wages; (p) each Company Contract with any labor union or association, works council or similar body representing or purporting to represent any employee of any Acquired Company; (q) each Company Contract providing for or otherwise contemplating: (i) the sale or other disposition of any of the assets of any Acquired Company, other than in the Ordinary Course of Business; or (ii) the grant to any Person of any right to purchase any of the assets of any Acquired Company other than in the Ordinary Course of Business; (r) any lease of any real property or personal property; (s) any Company Contract relating to capital expenditures and involving future payments in any amount in excess of $50,000 individually or $100,000 in the aggregate, in each case in any fiscal year; (t) any outstanding purchase order or Company Contract for the purchase of tangible items of equipment or related services in any amount in excess of $50,000 individually or $100,000 in the aggregate, in each case in any fiscal year; (u) each outstanding power of attorney executed by or on behalf of any Acquired Company, other than customary power of attorneys to legal and accounting consultants in the Ordinary Course of Business; (v) each Company Contract that provides for indemnification of any Person by any Acquired Company, including any current, former or future officer, director, employee or agent of any

CONFIDENTIAL Acquired Company or warranty (other than agreements with customers and resellers entered into in the Ordinary Course of Business); (w) each Company Contract involving any loan, guaranty, pledge, mortgage, indenture, performance or completion bond or surety arrangement provided by any Acquired Company or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing a Lien on any of the assets of any Acquired Company; (x) each Government Contract or bid of any Acquired Company that, if awarded, would result in a Government Contract or any Contract concerning or related to Governmental Grants from the IIA or any other Governmental Entity; (y) each Company Contract regarding the acquisition, issuance or transfer of any securities or affecting or dealing with any securities of any Acquired Company (other than issuance of Company Options in accordance with the Company’s standard form), including any restricted share agreement or escrow agreement and any underwriting or other agreement relating to any actual or potential offering of securities; (z) each Company Contract providing for payment to the counterparty based on any Acquired Company’s revenues or profits; (aa) each Company Contract pursuant to which any management, monitoring, transaction, advisory or similar fee is, or at or prior to the Closing will become, payable to any securityholder of the Company or any of Affiliate of any securityholder of the Company; and (bb) any Company Contract granting any license or other rights to or from the Company or any of its Subsidiaries with respect to Acquired Company Data, other than nonexclusive grants to service providers to use such Acquired Company Data in connection with the provision of services to the Company or any of its Subsidiaries. “Notice of Claim” has the meaning set forth in Section 11.6(a). “Objection Notice” has the meaning set forth in Section 1.7(b). “Objection Period” has the meaning set forth in Section 1.7(b). “Open Source Code” means any software that is distributed or made available by any third party under “open source” or “free software” terms, including any software distributed or made available under any version of the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license, Creative Commons licenses or similar terms. “Option Release Individual” has the meaning set forth in Section 3.2(j). “Order” means any order, writ, injunction, judgment, edict, decree, ruling or award of any arbitrator or any court or other Governmental Entity. “Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time. “Ordinary Course of Business” means, with respect to any Acquired Company, the ordinary course of business substantially consistent with such Acquired Company’s past practice. “Original Vesting Schedule” means for any Unvested Option, the vesting schedule that applies to

CONFIDENTIAL such award immediately prior to the Closing. “Outstanding Warrant” has the meaning set forth in Section 1.3(a). “Parent” means Tenable Holdings, Inc., a Delaware corporation and ultimate parent company of Purchaser. “Parent Closing Stock Price” means the sale price per share of Parent Common Stock on The Nasdaq Global Select Market at the close of trading on the trading day immediately preceding the Closing Date, as calculated by Bloomberg L.P. “Parent Common Stock” means shares of Parent’s common stock, par value $0.01 per share. “Parent Equity Plan” means Parent’s 2018 Equity Incentive Plan, as amended. “Parent RSU” means a restricted stock unit relating to one share of Parent Common Stock. “Patent” means any patent (including any utility, utility model, design patent or certificate of invention), patent application (including any addition, provisional, national, regional or international application, as well as any original, continuation, continuation-in-part, divisional, continued prosecution application, reissue, review or re-examination application), patent or invention disclosure, registration, application for registration or any term extension or other governmental action which provides any right beyond the original expiration date of any of the foregoing. “Payee” has the meaning set forth in Section 1.8(c)(i). “Paying Agent” means IBI Trust Management. “Paying Agent Agreement” means that certain paying agent agreement in customary form and substance and reasonably satisfactory to Purchaser by and among Purchaser, the Sellers’ Representative and the Paying Agent, in substantially the form of Exhibit E, which remains subject to review and comments by the Company, the Sellers and the Sellers’ Representative prior to Closing. “Paying Agent Undertaking” has the meaning set forth in Section 1.8(c). “Payoff Letter” has the meaning set forth in Section 6.9. “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as it may be revised from time to time. “Permit” means: (a) any permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, Order, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) any right under any Contract with any Governmental Entity. “Permitted Lien” means: (a) any statutory lien to secure non-delinquent obligations to landlords, lessors or renters under leases or rental agreements; (b) any deposit or pledge made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (c) any statutory lien in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and any other like lien; and (d) any easement, right of way or other matter on record, utility company right or other similar encumbrance affecting real property, which does not individually or in the aggregate with all other easements, rights of way or other matters on record, utility company rights or other similar encumbrances (i) interfere with the use of such real property for its

CONFIDENTIAL intended purposes in the ordinary course of the business at such location or (ii) materially impair the value of such real property. “Person” means any natural person, Entity or Governmental Entity. “Personal Data” means: (a) any information that relates to, is linked to, or is capable of being linked to, an individual natural person; (b) any information that is defined as “personally identifiable information,” “personal information,” “personal data,” or other similar terms by the Privacy Requirements, or (c) any personal information that is covered by PCI DSS. “Post-Preference Per Share Amount” means the amount obtained by dividing the Aggregate Post- Preference Amount by the Fully Diluted Share Number. “Pre-Closing Period” has the meaning set forth in Section 6.1(a). “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date. “Privacy Requirements” has the meaning set forth in Section 3.11(p)(i). “Pro Rata Share” means, with respect to any Indemnitor, the fraction (a) having a numerator equal to the aggregate amount of consideration that such Indemnitor is entitled to receive pursuant to Sections 1.2(a), 1.3 and 1.4 and (b) having a denominator equal to the aggregate amount of consideration that all Indemnitors are entitled to receive pursuant to Sections 1.2(a), 1.3 and Section 1.4 as set forth in the Closing Consideration Spreadsheet. “Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Personal Data, whether or not by automatic means, such as receipt, collection, monitoring, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, erasure, destruction, privacy or security or any other operation that is considered “processing” or similar term under Privacy Requirements. “Purchaser” has the meaning set forth in the introductory paragraph of the Agreement. “Purchaser Cure Period” has the meaning set forth in Section 10.1(f). “Purchaser Plan” has the meaning set forth in Section 7.5(e). “Quarterly Date” means (i) for any RSU subject to an Unvested RSU Award that would have vested during the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date occurs if the corresponding Unvested Option’s Original Vesting Schedule had applied, a date determined at the Parent’s sole discretion within such period, and (ii) for any RSU subject to an Unvested RSU Award that is not described in clause (i), a date determined at the Parent’s sole discretion within the same calendar quarter in which the corresponding Unvested Option would otherwise have vested pursuant to the Unvested Option’s Original Vesting Schedule. “Real Property Lease” has the meaning set forth in Section 3.9(a). “Registered IP” means any Intellectual Property Right that is registered, filed, issued or granted under the authority of, with or by, any Governmental Entity (or other registrar in the case of Domain Names), including any Patent, registered copyright, registered Trademark, registered design, Domain Name and any application for any of the foregoing.

CONFIDENTIAL “Related Party” means: (a) any shareholder of the Company; (b) any Company Associate; (c) any member of the immediate family of any shareholder of the Company or Company Associate; (d) any Affiliate of any Person referred to in clause (a), (b) or (c) of this sentence; or (e) any trust or other Entity (other than any Acquired Company) in which any one of the Persons referred to in clauses (a), (b), (c) or (d) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, financial or Equity Interest. “Release Date” has the meaning set forth in Section 11.6(g). “Releases” has the meaning set forth in Section 2.2(f). “Representatives” means officers, directors, managers, employees, agents, attorneys, accountants, advisors and other representatives. The term “Representatives” shall be deemed to include current and future “Representatives.” “Response Notice” has the meaning set forth in Section 11.6(b). “Response Period” has the meaning set forth in Section 1.7(b). “Restricted Stock Unit Award” means “Restricted Stock Unit Award” as defined in Parent’s 2018 Equity Incentive Plan. “Sale Shares” has the meaning set forth in the recitals to the Agreement. “Sanctioned Countries” has the meaning set forth in Section 3.13(d). “Scraped Data” means data that was collected or generated using web scraping, web crawling or web harvesting software, or any software, service, tool or technology that turns unstructured data found on the internet into machine readable, structured data. “Section 102” means Section 102 of the Ordinance and the regulations and rules promulgated thereunder. “Section 102 Option” means a Company Option granted under Section 102(b)(2) of the Ordinance. “Section 102 Securities” means Section 102 Options and Section 102 Shares. “Section 102 Shares” means Company Shares issued pursuant to the exercise of Section 102 Options and held by the Section 102 Trustee pursuant to the Ordinance. “Section 102 Trustee” means, IBI Capital Compensation and Trusts (2004) Ltd., the trustee appointed by the Company in accordance with the provisions of Section 102(b) of the Ordinance and the rules and regulations promulgated in connection therewith, as amended. “Section 280G” has the meaning set forth in Section 7.4. “Section 280G Payments” has the meaning set forth in Section 7.4. “Section 3(i) Company Option” means a Company Option granted under Section 3(i) of the Ordinance. “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CONFIDENTIAL “Security Incident” means (i) any actual or reasonably suspected unauthorized, unlawful, or accidental loss of, damage to, access to, acquisition of, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Acquired Company Data, or (ii) any damage to, or unauthorized, unlawful, or accidental access to, or use of, any Acquired Company Systems. “Securityholders’ Agreements” means the following agreements: (I) Management Rights Letter by and between the Company and YLV III L.P., dated March 8, 2018; (II) Management Rights Letter by and between the Company and Dawn Capital IV SCSP, dated February 26, 2021; (III) Management Rights Letter by and between the Company and Ten Eleven Venture Fund II, L.P., dated June 18, 2019; (IV) Observer and Information Rights Letter by and between the Company and Wipro LLC, dated February 26, 2021; (V) Amended and Restated IRA, dated December 20, 2022. “Seller Cure Period” has the meaning set forth in Section 10.1(e). “Sellers” has the meaning set forth in the introductory paragraph of the Agreement. “Sellers’ Representative” has the meaning set forth in the introductory paragraph of the Agreement. “Sensitive Data” means any and all Personal Data that is: information or data that is proprietary, sensitive, regulated, and/or confidential (including confidential information) Processed by or on behalf of any of the Acquired Companies. “Series A Preferred Shares” means Series A preferred shares of the Company, nominal value NIS 0.01 per share. “Series B Liquidation Preference Amount” means, with respect to each Series B Preferred Share, an amount equal to (a) $4.34000, minus (b) any amounts previously paid in respect of such Series B Preferred Share in accordance with Article 10.2 of the Company Charter. “Series B-1 Liquidation Preference Amount” means, with respect to each Series B-1 Preferred Share, an amount equal to (a) the Post-Preference Per Share Amount, minus (b) any amounts previously paid in respect of such Series B Preferred Share in accordance with Article 10.2 of the Company Charter. “Series B Preferred Shares” means Series B preferred shares of the Company, nominal value NIS 0.01 per share. “Series B-1 Preferred Shares” means Series B-1 preferred shares of the Company, nominal value NIS 0.01 per share. “Series Seed Preferred Shares” means shares of Series Seed preferred shares of the Company, nominal value NIS 0.01 per share. “Share Purchase” has the meaning assigned to such term in the recitals to the Agreement. “Software” means computer software, firmware, data files, source and object codes, tools, user interfaces, application programming interfaces (APIs), manuals and other specifications and documentation. “Specified Holders” has the meaning set forth in Section 1.8(c)(i). “Specified Representations” means the representations and warranties set forth in (a) Section 3.11. (Intellectual Property and Related Matters), not including Section 3.11(o) (AI Systems), and Section 3.11(q) (Systems and Data; Security), and (b) Section 3.13(g) (Anti-Corruption and Anti-Bribery).

CONFIDENTIAL “Standard Form Acquired Company IP Contracts” has the meaning set forth in Section 3.11(f). “Stipulated Amount” has the meaning set forth in Section 11.6(e). “Stock Plan” means any equity or equity-based incentive plan or arrangement of the Company, including the Company’s 2018 Share Option Plan, in each case, as amended, supplemented or modified from time to time in accordance with the Agreement. “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date. “Subsequent Release Amount” has the meaning set forth in Section 11.6(h)(i). An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or ownership interests in such Entity. “Tax” means: (a) any tax, assessment, fee or other governmental charge, including any Israeli or other non-U.S., national, U.S. federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, environmental tax, profits tax, severance tax, personal property tax, real property tax, sales tax, license tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, share capital tax, franchise tax, custom duties, registration duties, occupation tax, payroll tax, employment tax, social security (or similar) tax, social security (Bituach Leumi), national healthcare (Bituach Briyut) contributions, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax or other tax of any kind whatsoever, together with any interest, fines, penalties or additions thereto imposed by any Taxing Authority; (b) any liability for the payment of such amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group for any taxable period; (c) any interest, fine, linkage differentials, penalty or addition to tax imposed by a Governmental Entity in connection with any item described in the immediately preceding clause (a) or clause (b); and (d) any Liability in respect of any item described in clauses (a), (b) or (c) above, regardless of whether such Liability arises by reason of a Contract, assumption, operation of a Legal Requirement, imposition of transferee or successor liability or otherwise and, in the case of each of clauses (a), (b), (c) and (d) regardless of whether any item described therein is disputed or not. “Tax Indemnity Amount” has the meaning set forth in Section 11.10(a). “Tax Indemnity Claim” has the meaning set forth in Section 11.10(a). “Tax Items” has the meaning set forth in Section 3.8(a). “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, transfer pricing studies, transfer pricing documentation, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

CONFIDENTIAL “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection and administration of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting or administering, social security or similar charges or premiums. “Threshold Amount” has the meaning set forth in Section 11.3(a). “Trade Secret” means any trade secret or confidential information, including any source code, documentation, know how, process, technology, formula, customer list, business or marketing plan, invention (whether or not patentable) and marketing information. “Trademark” means any trademark, service mark, trade name, trade dress, certification mark, distinguishing guise, logo, corporate name, right in business or get-up or other source or business identifier (in each case whether or not registered) and any registration, application, renewal or extension of any of the foregoing and any goodwill associated with any of the foregoing. “Training Data” means any data used to train, validate, test or otherwise improve an algorithm or model used in an AI Technology. “Transaction Payroll Tax” means the employer portion of any payroll or employment Tax relating directly or indirectly to or resulting directly or indirectly from: (a) the payment (in whole or in part) of any consideration payable pursuant to Section 1; or (b) any compensatory payment to a current or former employee of an Acquired Company that is contingent upon or payable as a result of the Closing or any of the Contemplated Transactions, including any change-in-control payment, transaction bonus or similar payment, including Ungranted Equity Award Payments but, excluding for the avoidance of doubt (i) any such bonuses, payments or Expenses incurred under the Employment Agreements and (ii) any severance obligations that arise in connection with the termination of employees of the Acquired Companies by (or at the direction of) Purchaser, Parent or any of their Affiliates. “Transaction Documents” means, collectively, the Agreement, the Restrictive Covenant Agreements, the Warrant Cancellation Agreement, the Releases, the Escrow Agreement, the Paying Agent Agreement, the Optionholder Acknowledgement Agreements, the Ungranted Equity Award Acknowledgement, the Closing Consideration Spreadsheet, the resignations described in Section 6.10, the Closing Consideration Spreadsheet Certificate, the Company Closing Certificate and each other agreement, certificate or document referred to in the Agreement or to be executed or delivered in connection with any of the Contemplated Transactions and explicitly referenced herein. “Transaction Value” means an amount equal to $150,000,000. “Transfer Taxes” has the meaning set forth in Section 7.3(f). “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code. “U.S. Export and Import Law” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Control Reform Act, the Export Administration Regulations (EAR) (15 CFR Parts 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Legal Requirements administered by Customs and Border Protection (19 CFR Parts 1-199), export control laws implemented by the Department of Energy and Nuclear Regulatory Commission, United States anti-boycott regulations administered by the Office of Anti-boycott Controls of the United States Department of Commerce and the Internal Revenue Service, all laws and regulations related to

CONFIDENTIAL import and customs requirements, or any other United States Legal Requirement regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, hardware, software, services or technical data from the United States. “Underwater Option” means any Company Option, whether or not vested, that has an exercise price payable in respect of a Company Ordinary Share subject to such Company Option that equals or exceeds the Post-Preference Per Share Amount. “Ungranted Equity Award” has the meaning set forth in Section 3.2(h). “Ungranted Equity Award Acknowledgement” has the meaning set forth in Section 2.2(q). “Ungranted Equity Award Payment” means the cash amounts to be paid by the company with respect to Ungranted Equity Awards at or prior to Closing, as set forth on Section 3.2(h) of the Disclosure Schedule. “Unresolved Collective Claim” means, at any time, any Collective Claim that has been asserted by any Indemnitee against the Indemnitors, but that has not been fully and finally resolved in accordance with Section 11.6 of the Agreement, prior to such time. To the extent any amounts are finally owned to an Indemnitee under Section 11.6, any such claim shall be deemed for all purposes of the Agreement to remain unresolved until all amounts owing to such Indemnitee with respect to such claim, as determined pursuant to Section 11.6 of the Agreement, are paid in full. “Unresolved Collective Claim Retained Amount” has the meaning set forth in Section 11.6(g). “Unresolved Dispute” has the meaning set forth in Section 11.6(f). “Unresolved Individual Claim” means, at any time, any Individual Claim that has been asserted by any Indemnitee against any Indemnitor, but that has not been fully and finally resolved in accordance with Section 11.6 of the Agreement, prior to such time. To the extent any amounts are finally owned to an Indemnitee under Section 11.6, any such claim shall be deemed for all purposes of the Agreement to remain unresolved until all amounts owing to such Indemnitee with respect to such claim, as determined pursuant to Section 11.6 of the Agreement, are paid in full. “Unresolved Individual Claim Retained Amount” has the meaning set forth in Section 11.6(g). “Unvested Option” has the meaning set forth in Section 1.2(a). “Unvested RSU Award” has the meaning set forth in Section 1.2(a). “Upwards Adjustment Amount” has the meaning set forth in Section 1.7(d)(ii). “Valid Certificate” has the meaning set forth in Section 1.8(c)(i). “Vested Option” has the meaning set forth in Section 1.2(a). “WARN” has the meaning set forth in Section 3.16(m). “Warrant Cancellation Agreement” has the meaning set forth in Section 1.3(a). “Withholding Agent” has the meaning set forth in Section 1.8(a). “Withholding Drop Date” has the meaning set forth in Section 1.8(c)(i).

CONFIDENTIAL “Working Capital Shortfall Amount” means the positive amount, if any, by which the Working Capital Target Amount exceeds the Closing Working Capital Amount. “Working Capital Surplus Amount” means the positive amount, if any, by which the Closing Working Capital Amount exceeds the Working Capital Target Amount. “Working Capital Target Amount” means negative [*].